Exhibit 2.1
EXECUTION COPY

STOCK PURCHASE AGREEMENT
AMONG
BRIGHT HEALTH COMPANY OF CALIFORNIA, INC.,
UNIVERSAL CARE, INC.,
CENTRAL HEALTH PLAN OF CALIFORNIA, INC.,
BRIGHT HEALTH GROUP, INC.
AND
MOLINA HEALTHCARE, INC.
Dated as of June 29, 2023

TABLE OF CONTENTS
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EXHIBITS
Exhibit A    Consumer Care Terms
Exhibit B    Form of Escrow Agreement
Exhibit C    IP Assignment and License Term Sheet
Exhibit D    Reference Tangible Net Equity Schedule
Exhibit E    Form of R&W Insurance Policy
Exhibit F    Form of Business Associate Agreement (Purchaser is the Covered Entity)
Exhibit G    Form of Business Associate Agreement (Purchaser is the Business Associate)

Seller Disclosure Schedule
Purchaser Disclosure Schedule

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STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT is made as of June 29, 2023, by and among Universal Care, Inc. d/b/a Brand New Day, a California corporation (“BND”), Central Health Plan of California, Inc., a California corporation (“CHP” and, together with BND, the “Companies” and each, a “Company”), Bright Health Company of California, Inc., a California corporation (“Seller”), Bright Health Group, Inc., a Delaware corporation (“Seller Parent”) and Molina Healthcare, Inc., a Delaware corporation (“Purchaser”). The Companies, Seller and Purchaser are each sometimes referred to in this Agreement as a “Party,” and collectively as the “Parties.” Certain capitalized terms used in this Agreement have the meanings set forth in Article I.
RECITALS
A.    Seller owns all of the issued and outstanding shares of common stock of each of the Companies (the shares of common stock of BND, the “BND Shares”, the shares of common stock of CHP, the “CHP Shares”, and the BND Shares and CHP Shares together, the “Shares”).
B.    Each of BND and CHP is licensed in the State of California by the California Department of Managed Health Care (“DMHC”) as a health care service plan under the Knox-Keene Act and, under such license, each conducts its Business.
C.    Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all of the Shares, upon the terms and subject to the conditions contained in this Agreement.
NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements contained in this Agreement, and incorporating the recitals set forth above, the Parties agree as follows:

ARTICLE I

DEFINITIONS
Section 1.1    Definitions. The following terms shall have the following meanings for purposes of this Agreement:
“Accounting Firm” has the meaning set forth in Section 3.3(c).
“Accounting Principles” has the meaning set forth in Section 3.2.
“Adjustment Escrow Amount” means Seventy Five Million Dollars ($75,000,000).
“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is under common control with, or is controlled by such specified Person. The term “control” (including its correlative meanings “under common control with” and “controlled by”) as used in the preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities or partnership or other interests, by contract, or otherwise.

“Agreement” means this Stock Purchase Agreement, including all Exhibits and Schedules hereto, the Seller Disclosure Schedule and Purchaser Disclosure Schedule (in each case as may be supplemented in accordance with the terms hereof).
“Allocation Objection Notice” has the meaning set forth in Section 9.1(m).
“Anaheim Lease” means that certain Standard Form Office Lease, dated October 20, 2022, by and between CSHV Stadium Towers, LLC and Bright Health Management, Inc. for the premises located at Stadium Tower, 2400 East Katella Avenue, Anaheim, CA 92806.
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd 1 et seq.), the Corruption of Foreign Public Officials Act (Canada), the U.K. Bribery Act 2010, or any other applicable anti-corruption law of a similar nature
“Antitrust Laws” means any applicable federal or state antitrust, competition, or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition, including the HSR Act, the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended, and other similar laws regulating antitrust, competition or restraint of trade.
“Automatic Termination” has the meaning set forth in Section 11.1.
“Benefit Plan” means (a) an “employee benefit plan” within the meaning of Section 3(3) of ERISA, (b) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan, or (c) any other employment, consulting, severance, retention, deferred-compensation, retirement, welfare-benefit, bonus, incentive, change in control, vacation, fringe benefit, insurance or hospitalization program, flexible benefit plan, cafeteria plan or dependent care plan for any current or former employee, director, consultant or agent, whether pursuant to a plan, policy, program, Contract, or arrangement; in each case which covers any Employee and is sponsored, maintained or contributed to by Seller Parent or any of its Subsidiaries, excluding any plan that is sponsored, maintained or administered by any Governmental Authority and any Multiemployer Plan.
“BND” has the meaning set forth in preamble to this Agreement.
“BND Shares” has the meaning set forth in recitals to this Agreement.
“Bonus Pool” has the meaning set forth in Section 8.6.
“Business” means, with respect to each of BND and CHP, the following: (a) CHP operates a California managed care services business pursuant to its license as a Knox-Keene Plan, consisting of: (i) Medicare Advantage prescription drug health plan(s) operated by CHP pursuant to a contract with CMS (H5649); (ii) eleven (11) Medicare Advantage Plans, including one (1) C-SNP and two (2) D-SNPs, two (2) of which are look-alike plans (as defined by CMS)); and (iii) two (2) care coordination agreements with DHCS to provide or arrange for the provision of Medi-Cal covered services to Medi-Cal Program enrollees qualified for a special needs plan; and (b) BND operates a California managed care services business pursuant to its license as a Knox-Keene

Plan, consisting of: (i) Medicare Advantage prescription drug health plan(s) operated by BND pursuant to a contract with CMS (H0838); (ii) nineteen (19) Medicare Advantage Plans, including seven (7) C-SNPs, one (1) D-SNP and four (4) I-SNPs; and (iii) a care coordination agreement with DHCS to provide or arrange for the provision of Medi-Cal covered services to Medi-Cal Program enrollees qualified for a special needs plan, and, collectively, the “Business of the Companies”.
“Business Associate Agreements” has the meaning set forth in Section 7.9.
“Business Day” means any day of the year other than (a) any Saturday or Sunday or (b) any other day on which banks located in New York are authorized or required to be closed for business.
“C-SNP” has the meaning set forth in the definition of “SNP”.
“Cap” has the meaning set forth in Section 12.4(b).
“CARES Act” means the Coronavirus, Aid, Relief and Economic Security Act (H.R. 748) (together with all amendments thereto and the statutes, rules and regulations promulgated thereunder and any successor to such statutes, rules or regulations, as in effect on the date hereof).
“Cash” means, as of a given time, without duplication, an amount equal to the aggregate amount of all cash, cash equivalents and marketable securities of the Companies, including credit card receivables, net of any checks written (but not yet cashed) by any of the Companies and any restricted cash and cash equivalents that are not freely distributable at Closing, in each case, calculated in accordance with the Accounting Principles.
“Change in Health Care Law” means any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, or change of any applicable federal or California Law relating to Medicare or otherwise relating to the health care, health insurance or managed care industry that prevents or materially impedes the operation of the Business as it is conducted as of the date hereof.
“CHP” has the meaning set forth in the preamble to this Agreement.
“CHP Shares” has the meaning set forth in the recitals to this Agreement.
“Claim Notice” has the meaning set forth in Section 12.5.
“Claims Made Policies” has the meaning set forth in Section 9.6(b).
“Closing” has the meaning set forth in Section 2.2.
“Closing Date” has the meaning set forth in Section 2.2.
“Closing Date Enrollment File” has the meaning set forth in Section 3.1(b).

“Closing Date Indebtedness” means the aggregate amount of Indebtedness of the Companies immediately prior to the Closing.
“Closing Date Tangible Net Equity” means an amount equal to the aggregate Tangible Net Equity of the Companies as of immediately prior to the Closing (and for the avoidance of doubt after giving effect to the contribution of Required Shared Assets). Closing Date Tangible Net Equity shall be calculated in accordance with the definition of “Tangible Net Equity” and using the same form and format as set forth in the Reference Tangible Net Equity Schedule.
“CMS” means the Centers for Medicare and Medicaid Services.
“CMS Master Beneficiary Summary File” means the complete member level report of all Enrollees within the calendar year of 2024 or later under review.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Companies” has the meaning set forth in the preamble to this Agreement.
“Company Benefit Plan” means any Benefit Plan that is sponsored, maintained or contributed to by a Company or in which a Company has any current or future liabilities and which is not a Seller Benefit Plan.
“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by each Company.
“Company IT Systems” has the meaning set forth in Section 5.11(b).
“Company Real Property” has the meaning set forth in Section 5.9(b).
“Company Records” means all documents and books and records (whether in written or electronic form) of the Companies solely to the extent used by such Company in connection with the Business, including all (a) work papers, (b) documents, (c) minutes, (d) reports, (e) summaries, (f) spreadsheets, (g) charts, (h) documents that form the basis for any of clauses (a) – (g), (i) business analyses, (j) financial analyses, (k) statistical analyses, (l) documents that form the basis for any of clauses (i) – (k), (m) memoranda, (n) correspondence or communications, including any and all documents or correspondence between a Company, on the one hand, and DMHC and/or DHCS, on the other hand, (o) correspondence or communications, including any and all documents or correspondence between a Company, on the one hand, and CMS, (p) correspondence or communications, including any and all documents or correspondence submitted by a Company to any other Governmental Authority or submitted by or to a Company by any other Governmental Authority, (q) protocols, (r) plans, (s) policies, (t) templates, (u) processes, (v) provider credentialing information, (w) customer lists, (x) enrollee lists, (y) payor lists, (z) provider lists and (aa) supplier lists, but expressly excluding any attorney-client privileged communications belonging to Seller or its Affiliates, other documents, communications, records and information belonging to Seller and its Affiliates unrelated to the Business of the Companies and/or concerning the negotiation and consummation of the transactions contemplated by this Agreement and/or the Related Agreements.

“Company’s Knowledge” or any similar expression with regard to the knowledge of such Company means the actual knowledge of Shawn Dewers, Felicia Wu and, solely with respect to the use of such term or similar expression in Section 5.15 or Section 5.16, Stacy Conti, in each case after reasonable due inquiry.
“Company Software” has the meaning set forth in Section 5.10(g).
“Competing Transaction” has the meaning set forth in Section 7.5.
“Confidentiality Agreement” means the Non-Disclosure Agreement, dated as of March 31, 2023, between Molina Healthcare, Inc. and Seller Parent.
“Consent” means a consent, authorization, waiver, permit, grant, agreement, certificate, exemption, order, declaration, estoppel or approval of, or a filing, notification, or registration with, a Person.
“Consumer Care Terms” means the terms set forth on Exhibit A attached hereto.
“Consumer Care Term Sheet” means the term sheet setting forth the key terms for a commercial agreement for the benefit of Seller Parent on the Consumer Care Terms agreed upon attached hereto as Exhibit A (such agreement, collectively the “Consumer Care Agreement”).
“Continuing Employee” has the meaning set forth in Section 8.1.
“Contract” means any contract, agreement, lease, sublease, license, sublicense, indenture, mortgage, note, promissory note, bond, guaranty, or other arrangement, whether written or oral.
“Court” means any court, arbitrator or tribunal of the United States, any domestic state, or any foreign country, and any political subdivision thereof.
“Covered Persons” has the meaning set forth in Section 9.6.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, action, directive, guidelines, executive order, executive memo or recommendations (together with all guidance, rules and regulations related thereto) by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (CARES), the Consolidated Appropriations Act, 2021, the American Rescue Plan Act of 2021, Section 13(3) of the Federal Reserve Act, the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing Covid 19 Disaster, dated August 8, 2020, and IRS Notice 2020 65, the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability Protection, and Schools Act.
“Cure Option” has the meaning set forth in Section 7.3(g).

“Cure Period” has the meaning set forth in Section 7.3(g).
“Current Premium” has the meaning set forth in Section 9.6(b).
“Cut-Off Date” means the later of (i) one hundred eighty (180) calendar days following the Closing Date, and (ii) the date on which the Companies receive the CMS Master Beneficiary Summary File.
“D-SNP” has the meaning set forth in the definition of “SNP”.
“Deductible” has the meaning set forth in Section 12.4(a).
“DHCS” means the California Department of Health Care Services.
“DMHC” has the meaning set forth in the recitals to this Agreement.
“Dollars” or numbers preceded by the symbol “$” mean amounts in United States Dollars.
“Effective Time” has the meaning set forth in Section 2.2.
“Employee List” has the meaning set forth in Section 5.16(a).
“Employees” means, collectively, the employees of Bright Health Management, Inc. and its Subsidiaries (including the Companies) who are primarily engaged in the support of the Business of the Companies (i.e., who spend at least 80% of working time supporting the Business of the Companies), or are dedicated to support the Business of the Companies (i.e., who spend 100% of working time supporting the Business of the Companies), whether employed by a Company as of the date of this Agreement or included in the group of employees who will be transferred to a Company prior to the Closing as contemplated by Article VIII.
“Enforceability Limitations” means limitations on enforcement and other remedies imposed by or arising under or in connection with applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other similar Laws relating to or affecting creditors’ rights generally from time to time in effect or general principles of equity (including concepts of materiality, reasonableness, good faith, and fair dealing with respect to those jurisdictions that recognize such concepts).
“Enrollees” means all of the members enrolled under the Payor Contracts related to the Business of the Companies.
“Environmental Law” means any Law currently in effect relating to pollution or protection of the environment.
“Environmental Permit” means any Permit required by or issued pursuant to any Environmental Law.
“Equity Interests” means, with respect to any Person, (a) shares of common or preferred stock (or any series thereof), capital stock, limited liability company membership interests,

partnership interests, or other equity interests (however designated) of an entity, as applicable, (b) any options, warrants, or other securities exercisable for or convertible (directly or indirectly) into any of the securities described in clause (a), and (c) any stock appreciation, phantom stock, profit participation or other similar rights, in each case, however described and whether voting or non-voting.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, that together with such Person would be deemed to be a member of the same “controlled group” with such Person within the meaning of Section 4001(a)(14) of ERISA or Section 414 of the Code.
“ERISA Health Plan” has the meaning set forth in Section 5.15(d).
“Escrow Agent” means Citibank National Association.
“Escrow Agreement” means the Escrow Agreement in substantially the form attached as Exhibit B.
“Escrow Fund” has the meaning set forth in Section 2.3(a)(ii).
“Estimated Closing Statement” has the meaning set forth in Section 3.2.
“Estimated Purchase Price” has the meaning set forth in Section 3.2.
“Excepted Transaction” has the meaning set forth in Section 7.5.
“Final Determination” means a “determination” described in Section 1313(a) of the Code (or similar provisions of state, local or non-U.S. Tax Law).
“Final Purchase Price” has the meaning set forth in Section 3.3(b) or Section 3.3(c), as applicable.
“Financial Statements” has the meaning set forth in Section 5.4(a).
“Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Authorization of Seller), Section 4.2 (Ownership of Shares), Section 4.5 (Brokers), Section 5.1 (Organization and Authorization of the Companies), Section 5.2(a) and (b) (Capitalization of the Companies), Section 5.29 (Brokers), Section 6.1 (Organization and Authorization of Purchaser), Section 6.4 (Availability of Funds) and Section 6.9 (Brokers).
“GAAP” means United States generally accepted accounting principles.
“Governmental Authority” means any federal, state, provincial, local, foreign, or supra national government or other political subdivision thereof or any entity, body, authority, agency,

commission, court, tribunal, or judicial body exercising executive, legislative, judicial, regulatory, arbitral, or administrative Law functions, including quasi-governmental entities established to perform such functions.
“Grievance” has the meaning set forth in Section 5.25.
“Grievance/CTM Summary” has the meaning set forth in Section 7.10.
“HCERA” has the meaning set forth in Section 5.15(d).
“Healthcare Laws” means all Laws relating to the operations, activities or services of such Business and Orders pursuant to such Laws applicable to such Company or any assets owned or used by it, including (a) all federal and state fraud and abuse Laws, including, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the civil federal False Claims Act (31 U.S.C. §§ 3729 et seq.), the Civil Monetary Penalties Statute (42 U.S.C. § 1320a-7a); (b) TRICARE; (c) HIPAA; (d) Medicare; (e) federal and state Medicaid Laws, as applicable; (f) PPACA; (g) HCERA; (h) quality, safety and accreditation requirements of all applicable state Laws or of Governmental Authorities; (i) the Knox-Keene Act; (j) all Laws, pursuant to which healthcare Permits are issued; and (k) any and all other applicable health care Laws, mandatory manual provisions, mandatory policies and mandatory supplier standards, including Laws relating to the licensure, certification, qualification or authority to transact business in connection with the provision of such Company’s Medicare Advantage Plans licensed as a healthcare service plan by DMHC, Laws that regulate managed care, third-party payers and persons bearing the financial risk for the provision or arrangement of healthcare services and Laws relating to such Company’s participation in the Medicare Advantage Program as defined in 42 CFR 422, Subpart C and the offering of SNPs, and each of (a) through (k) as may be amended from time to time.
“Healthcare Reform Laws” has the meaning set forth in Section 5.15(d).
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health Act, and the regulations implementing both Laws, including those at 45 C.F.R. Parts 160, 162 and 164.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“I-SNP” has the meaning set forth in the definition of “SNP”.
“Identified Participants” has the meaning set forth in Section 8.6.
“Inactive Employee” means an Employee who, as of immediately prior to the time of the Closing, is on a leave of absence as a result of (i) disability or salary continuation under the terms of a Seller Benefit Plan or Company Benefit Plan, (ii) workers’ compensation leave or (iii) military service.
“Indebtedness” means, with respect to any Person as of any date and time, without duplication (a) all indebtedness of such Person for borrowed money (including overdrafts as of such time), loans, or advances, whether current, short-term or long-term, secured or unsecured, (b) all indebtedness or amounts owing for the deferred purchase price of properties, assets or securities (including all earn-outs, seller notes, post-closing true-up, “hold back” and similar obligations to the extent payable on their terms) or other amounts payable with respect to the acquisition of any properties, business, assets or securities (whether contingent or otherwise), (c) all obligations evidenced by notes, bonds, debentures, or other similar instruments or debt securities, (d) all indebtedness created or arising under any conditional sale or other title retention agreement, (e) all obligations under capital or finance leases classified as such on the Financial Statements or in accordance with GAAP (except for obligations under leases of the type classified as “operating leases” in the latest Financial Statements), (f) all reimbursement, payment, or similar obligations, contingent or otherwise, under any banker’s acceptance, letter of credit, bank guarantees or similar facility, to the extent drawn, (g) all obligations under surety bonds and performance bonds, (h) all obligations under any interest rate, currency, or other derivative, hedging, swap, forward contract or similar instrument or arrangement, (i) the outstanding amount of any severance obligations or Liabilities payable in respect of terminations of employment that occurred on or prior to the Closing, accrued bonus amounts, retention payments or other incentive payments accrued prior to the Closing Date (regardless of when such amounts are scheduled to be paid), and all accrued and unused paid time off applicable to Employees, (j) the employer portion of applicable payroll taxes payable by each Company in connection with the amounts set forth in the foregoing subclause (i), (k) any payroll Taxes deferred pursuant to the CARES Act that remain unpaid as of the Closing, (l) any declared and unpaid dividends or distributions owed to Seller or any of its Affiliates, (m) any obligation secured by any Lien on any property of each Company, (n) any Unpaid Pre-Closing Taxes and (o) all Liabilities of any other Person described in clauses (a) through (n) above that such Person has, directly or indirectly, guaranteed or assumed, or that is otherwise its legal obligation. The amount of such Person’s Indebtedness shall include the aggregate principal amount thereof, all accrued and unpaid interest thereon, and any premiums (including make-whole premiums), brokerage costs or penalties, including any prepayment penalties and reimbursements relating thereto.
“Indemnifiable Taxes” means, without duplication, any Taxes (i) of, imposed on or payable by a Company for any Pre-Closing Tax Period (determined, in the case of a Straddle Period, in accordance with Section 9.1(e) and (f)); (ii) of Seller or any other Person (other than the Companies) for which a Company is liable, including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state or local Law, as a result of being a member of an affiliated, consolidated, joint, unitary, combined or similar group for purposes of filing income Tax Returns at any time prior to the Closing; (iii) of Seller or any other Person (other than the Companies) for which a Company is liable as a successor or transferee to the extent arising from a transaction or event occurring prior to the Closing; (iv) attributable to the Section 338(h)(10) Election as made in accordance with Section 9.1(l) and (m); or (v) that are Transfer Taxes allocable to Seller pursuant to Section 9.1(j).
“Indemnified Person” means the Person or Persons entitled to indemnification under ARTICLE XII.
“Indemnifying Person” means the Person or Persons obligated to provide indemnification under ARTICLE XII.

“Indemnity Escrow Account” means the account established by the Escrow Agent pursuant to the Escrow Agreement to hold the Indemnity Escrow Amount.
“Indemnity Escrow Amount” means Ten Million Dollars ($10,000,000).
“Ineligible Person” means any Person that (i) is currently excluded, debarred, suspended, or otherwise ineligible to participate in any Federal Health Care Program or in federal procurement or non-procurement programs or (ii) to Seller’s Knowledge, has been convicted of a criminal offense that falls within the ambit of 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended, or otherwise declared ineligible.
“Information Privacy and Security Laws” means all applicable Laws concerning the privacy or security of Personal Information and binding guidance issued by any Governmental Authority thereunder, including HIPAA, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Telephone Consumer Protection Act, Section 5 of the Federal Trade Commission Act as it applies to the receipt, access, use, disclosure, and security of Personal Information, the CAN-SPAM Act, Children’s Online Privacy Protection Act, PCI DSS, Part 500 of Title 23 of the New York Codes, Rules and Regulations, Article 27-F of the New York Public Health Law, state data breach notification Laws, state data security Laws, state social security number protection Laws, state consumer protection Laws, any Health Care Laws pertaining to privacy or data security and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, or any outbound communications (including e-mail marketing, telemarketing and text messaging), tracking and marketing.
“Initial Closing Statement” has the meaning set forth in Section 3.3(a).
“Insurance Policies” has the meaning set forth in Section 5.28.
“Intellectual Property” means all intellectual property, intangible property and proprietary rights, title, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world, including (a) patents and pending patent applications, including provisionals, continuations, divisionals, continuations-in-part, reissues, or reexaminations thereof, (b) trademarks, service marks, trade names, corporate names, service names, logos, trade dress, and other indicia of source or origin, together with the goodwill exclusively associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively “Trademarks”), (c) internet domain names, website content, social media handles, tags, hashtags, social media accounts, or any other online indicia of source, (d) copyrights and works of authorship in any medium of expression, whether or not published, all registrations and applications for registration of such copyrights and all issuances, extensions and renewals of such registrations and applications, (e) Know-How, (f) Software, and (g) all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present and future infringement and any other rights relating to any of the foregoing.
“Interim Balance Sheet” has the meaning set forth in Section 5.4(a).
“IP Assignment and License Term Sheet” means the term sheet setting forth the key terms for an (a) intellectual property assignment agreement for the benefit of Purchaser and (b)

intellectual property license agreement for the benefit of Seller, attached hereto as Exhibit C (such assignment and license agreements, collectively the “IP Assignment and License Agreement”).
“IP License” has the meaning set forth in Section 5.12(u).
“IRS” means the U.S. Internal Revenue Service.
“Key Providers” has the meaning set forth in Section 5.13(a).
“Know-How” means trade secrets, inventions, discoveries, formulae, practices, processes, procedures, ideas, specifications, engineering data, databases, and data collections.
“Knox-Keene Act” means the Knox-Keene Health Care Service Plan Act of 1975 and all regulations promulgated thereunder.
“Knox-Keene Plan” means a health care service plan subject to the requirements of the Knox-Keene Act and regulated by DMHC.
“Law” means any law, statute, regulation, ordinance, rule, code, requirement, or rule of law (including common law) enacted, promulgated, issued, released, or imposed by any Governmental Authority.
“Liability” means any debt, liability, commitment, or obligation of any nature, whether pecuniary or not, asserted or unasserted, accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, incurred or consequential, known or unknown, fixed or otherwise, and whether due or to become due.
“Lien” means any lien, mortgage, pledge, security interest, deed of trust, hypothecation, imperfection or defect of title, encroachment or other survey defect, lease, license, easement, right-of-way, purchase option, right of first refusal, covenant, condition, restriction, adverse claim, or other encumbrance of any kind.
“Look-Back Date” means January 1, 2020.
“Losses” means any and all losses, liabilities, claims, damages, costs, expenses (including reasonable attorneys’, consultants’, experts’, and other professional advisors’ fees and expenses), penalties, judgment amounts, interest, amounts paid in settlement, Taxes, Liabilities, and other charges, but excluding consequential, punitive, special, incidental, contingent and indirect damages, including business interruption, loss of future revenue, diminution in value, profits or income or loss of business, except to the extent such damages are actually awarded in a final, non-appealable order in connection with any Third Party Claim; provided that, notwithstanding the foregoing exclusion and solely for purposes of the definition of “Purchaser Burdensome Condition” under this Agreement, “Losses” shall mean (a) the net present value, calculated using a discount rate equal to eight percent (8%), of the loss of profits resulting from the imposition of such Burdensome Condition (which calculation of lost profits shall take into account the loss of revenue resulting from the imposition of such Burdensome Condition) and (b) any other losses, liabilities, claims, damages, costs, expenses (including reasonable attorneys’, consultants’, experts’, and other professional advisors’ fees and expenses), penalties, judgment amounts, interest, amounts paid in settlement, Taxes, Liabilities, and other charges (but excluding consequential, punitive, special, incidental, contingent and indirect damages, in each case other than as described in (y) below), that are (x) a direct result of such Burdensome Condition or (y) a reasonably foreseeable result of such Burdensome Condition (even if only an indirect or consequential result thereof), including as a result of any restrictions on the withdrawal of Cash from, or the use of Cash by, the Company and its Subsidiaries.
“Material Adverse Effect” means any event, change, occurrence, circumstance, condition, effect or combination of the foregoing that, individually or in the aggregate with any other events, changes, occurrences, circumstances, conditions, effects or combinations of the foregoing, has had or would reasonably be expected to have a material adverse effect on the Business of the Companies or the assets, Liabilities, financial condition or results of operations of the Companies, in each case, taken as a whole, excluding any event, change, occurrence, circumstance, condition, effect or combination of the foregoing to the extent resulting from: (a) effects generally affecting the industries or segments thereof in which the Companies operate, including any changes to reimbursement rates or in the methods or procedures for determining such rates and any changes to eligibility requirements or any other programmatic changes by any Governmental Authority (other than any Change in Health Care Law); (b) general business, economic, or political conditions (or changes therein), including those arising from or related to stoppages or shutdowns by any Governmental Authority, epidemics or pandemics (including COVID-19, and other than any Change in Health Care Law); (c) any outbreak or escalation of hostilities or acts of war, sabotage, terrorist attack, or any other act of terrorism, including cyberterrorism; (d) any hurricane, earthquake, flood or other natural disasters or acts of God; (e) any failure by a Company to meet any (x) public projections, forecasts or estimates or (y) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (provided, however, that any effect, event, change, occurrence or circumstance that caused or contributed to such failure shall not be excluded under this clause (e)); (f) any change in the credit rating of the Companies (provided, however, that any effect, event, change, occurrence or circumstance that caused or contributed to such change in such credit rating shall not be excluded under this clause (f)); (g) changes in Law or legally binding interpretation thereof or GAAP or legally binding interpretation thereof (other than any Change in Health Care Law); (h) events attributable to the negotiation, execution, announcement or pendency of this Agreement, any Related Agreement or the consummation of the transactions contemplated hereby or thereby (including compliance with the covenants or any action required to be taken by a Company hereunder or taken at the request of Purchaser); and (i) any action required by the express terms of this Agreement or any Related Agreement; provided, however, that any event, change, occurrence, circumstance, condition, effect or combination of the foregoing to the extent resulting from the matters referred to in clauses (a), (b), (c), (d) and (g) above shall be excluded only to the extent such matters do not materially and disproportionately impact the Companies and the Business of the Companies, in each case, taken as a whole, relative to other Persons operating in the same industry in the geographic market in which the Business of the Companies operates.
“Material Contracts” has the meaning set forth in Section 5.12.
“Medi-Cal Program” or “Medi-Cal” means the Medicaid program established and governed by the applicable provisions of Title XIX of the Social Security Act, the regulations promulgated thereunder and the State of California’s applicable Laws implementing the Medicaid program known as the California Medical Assistance Program (Medi-Cal), all as such Laws may be amended and any substitute or successor provisions thereto.
“Medicare Advantage Plans” means one or more Medicare Advantage coordinated care plans (i.e., without prescription drug coverage), and Medicare Advantage prescription drug plans offered under a policy, contract or plan authorized under the Medicare Advantage program and approved by CMS.
“Medicare Program” means the Medicare program established under and governed by the applicable provisions of Title XVIII of the Social Security Act, including, but not limited to, the Medicare Advantage Program and Medicare cost plans, PACE plans and SNPs, and the regulations promulgated thereunder, all as such Laws may be amended and any substitute or successor provisions thereto.
“Minimum Network Requirements” means the provider network requirements established by CMS in 42 CFR Part 422.116.
“Minimum Tangible Net Equity” means, (i) with respect to BND, the amount of Tangible Net Equity that is required by DMHC to be maintained as of immediately following the Closing, which amount currently equals two hundred percent (200%) of the Tangible Net Equity required by DMHC to be maintained under the Knox-Keene Act, but may be modified from time to time, plus (ii) with respect to CHP, the amount of Tangible Net Equity that is required by DMHC to be maintained as of immediately following the Closing, which amount currently equals one hundred fifty percent (150%) of the Tangible Net Equity required by DMHC to be maintained under the Knox-Keene Act, but may be modified from time to time, in each case, as calculated in accordance with the Accounting Principles using the same form and format as set forth in the Reference Tangible Net Equity Schedule.
“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.
“Negative Adjustment Amount” has the meaning set forth in Section 3.3(e).
“Notice of Acceptance” has the meaning set forth in Section 3.3(b)(i).
“Notice of Disagreement” has the meaning set forth in Section 3.3(b)(ii).
“Notice of Material Modification” means any health care service plan regulatory filings, including any amendments thereto, required to be filed by each Company pursuant to the Knox-Keene Act to obtain approval from DMHC for a change in ownership or control relating to such Company resulting from the sale of the Shares.
“OIG” has the meaning set forth in Section 5.20(c).
“Order” means any order, writ, judgment, decree, injunction, stipulation, ruling, settlement, determination, corporate integrity agreement, award or consent order of or with any Governmental Authority.

“Organizational Documents” means the certificate or articles of incorporation, certificate of formation, bylaws, limited liability company agreement, or other governing documents of an entity, as applicable, in each case as amended.
“Outside Date” has the meaning set forth in Section 11.1(b).
“Party” and “Parties” have the meanings set forth in the preamble to this Agreement.
“Part D Summary Rating” means a global rating that summarizes a prescription drug plan quality and performance on Part D measures (42 C.F.R. §422.162).
“Payors” means any Knox-Keene Plan or other third-party payor, including commercial payors, the Medicare Program, the Medi-Cal Program, and all other federal or state governmental healthcare programs and their agents.
“Payor Contracts” means all Contracts between a Company and any Payor and any renewal or replacement of the foregoing Contracts.
“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as may be revised from time to time.
“Pending Claims” has the meaning set forth in Section 2.3(b).
“Permit” means any permit, license (including any Regulated Business license), approval, registration, qualification, franchise, certificate, concession, exemption, order or other authorization required to be issued or granted by any Governmental Authority.
“Permitted Liens” means: (a) Liens for or in respect of Taxes or other governmental charges (i) that are not yet due and payable or (ii) the validity or amount of which is being contested in good faith by appropriate Proceedings and for which an appropriate reserve has been established in accordance with GAAP; (b) workers’, mechanics’, materialmen’s, repairmen’s, suppliers’, carriers’, tenants’, or similar Liens arising in the ordinary course of business or by operation of Law with respect to obligations that are not yet due and payable and for which an appropriate reserve has been established in accordance with GAAP; (c) all covenants, conditions, restrictions (including any zoning, entitlement, conservation, restriction, and other land use and environmental regulations by Governmental Authorities), easements, charges, rights-of-way, and other Liens that, individually or in the aggregate, do not materially impair the use of the real property affected thereby; (d) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (e) statutory Liens of lessors, Liens in favor of the lessors under any Real Property Leases and Liens encumbering the interests of the lessors in such real property; (f) any Liens specifically reflected in the Financial Statements; (g) non-exclusive licenses of Intellectual Property; (h) all other Liens on tangible or intangible personal property that, individually or in the aggregate, do not materially impair the value of the property subject to such Liens or the use of such property in such Business; and (i) with respect to the Shares, restrictions on transfer imposed under applicable Laws.

“Person” means any individual, corporation, limited liability company, partnership, limited partnership, joint venture, firm, unincorporated organization, trust, Governmental Authority, or other legal entity.
“Personal Information” means any information that (i) identifies a natural person including information that alone or in combination with other information held by a Company can reasonably be used to identify, contact or precisely locate a natural person or can be linked to a natural person; (ii) any information that is governed, regulated or defined as “personal information,” “personal data,” “personally identifiable information” or a similar term by one or more Information Privacy and Security Laws, including Protected Health Information as defined by HIPAA; or (iii) cardholder data covered by the PCI DSS.
“Phase-Out Period” has the meaning set forth in Section 9.4.
“Plan” means an organization that is licensed and contracted to provide healthcare services to subscribers.
“Plan-to-Plan Contract” means any Contract by and between a Company and a Plan pursuant to which such Company provides or arranges for the provision of specified healthcare services to the Plan’s subscribers.
“Positive Adjustment Amount” has the meaning set forth in Section 3.3(d).
“Post-Closing Audit” has the meaning set forth in Section 7.11(a).
“PPACA” has the meaning set forth in Section 5.15(d).
“Pre-Closing Tax Period” means any taxable period that ends on or prior to the Closing Date and with respect to any Straddle Period, the portion of such Straddle Period ending on the Closing Date.
“Proceeding” means any claim, action, cause of action, suit (whether in contract or tort or otherwise), arbitration, alternative dispute resolution, opposition, interference, charge, complaint, demand, notice, proceeding (whether public or private), audit, hearing, examination, or other litigation (whether civil, criminal, administrative, regulatory investigative, informal or otherwise) by or before any Governmental Authority or arbitrator.
“Programs” means (a) Medicare, (b) Medicaid and (c) any other state or “federal health care program”, as defined in 42 U.S.C. § 1320a-7b(f).
“Prohibited Transaction” has the meaning set forth in Section 7.5.
“Proposed Adjustments” has the meaning set forth in Section 3.3(b)(ii).
“Providers” means any or all of physician or medical groups, independent practice associations, community clinics, specialist physicians, dentists, optometrists, opticians, audiologists, radiologists or radiology centers, laboratories, mental health professionals, chiropractors, physical therapists, hospitals, skilled nursing facilities, extended care facilities, other health care or services professionals or facilities, home health agencies, alcoholism or drug abuse centers and any other specialty, ancillary or allied medical, health or wellness professional or facility, who or which, in the case of any of the foregoing are duly licensed, certified or otherwise qualified, as well as any vendor required to be part of the applicable Company’s network under any Payor Contract.
“Provider Contract” means any Contract between a Company on the one hand, and any Provider, on the other hand.
“Provider Network” means all Providers that are contracted directly or indirectly with a Company for the Business.
“Purchase Price” has the meaning set forth in Section 3.1.
“Purchase Price Allocation Schedule” has the meaning set forth in Section 9.1(m).
“Purchaser” has the meaning set forth in the preamble to this Agreement.
“Purchaser Burdensome Condition” has the meaning set forth in Section 7.3(f).
“Purchaser Disclosure Schedule” means that certain document identified as the Purchaser Disclosure Schedule delivered by Purchaser to the Companies and Seller in connection with this Agreement.
“Purchaser Indemnified Party” has the meaning set forth in Section 12.2(a).
“Purchaser’s Knowledge” or any similar expression with regard to the knowledge of Purchaser means the actual knowledge of Mark Keim after reasonable due inquiry.
“Purchaser Related Parties” has the meaning set forth in Section 11.3(e).
“Real Property Lease” has the meaning set forth in Section 5.9(b).
“Reference Tangible Net Equity Schedule” means the schedule set forth in Exhibit D to this Agreement which sets forth the form and format of the Minimum Tangible Net Equity and Closing Date Tangible Net Equity calculations for each of BND and CHP.
“Registered Intellectual Property” has the meaning set forth in Section 5.10(a).
“Regulated Business” means an entity required to be certified, registered or licensed, as applicable, as an insurance company, health care service plan, health care service contractor, health care services organization, third party administrator of benefits (including any independent adjuster), preferred provider program administrator, preferred provider network, organized delivery system, utilization review organization, utilization review agent, utilization review company, private review agent, independent review organization, provider of telephone medical advice, or other entity required to be certified, registered or licensed, as applicable, under the Healthcare Laws.

“Related Agreement” means any Contract that is to be entered into at the Closing or otherwise pursuant to this Agreement on or prior to the Closing Date, including the Escrow Agreement, the Transition Services Agreement, the Consumer Care Terms and the Business Associate Agreements. The Related Agreements executed by a specified Person shall be referred to as “such Person’s Related Agreements,” “its Related Agreements,” or other similar expression.
“Release Date” has the meaning set forth in Section 2.3(b).
“Representatives” means with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, managers, employees, agents, attorneys, consultants, representatives, insurance providers, and advisors.
“Required Shared Assets” has the meaning set forth in Section 7.14(a).
“Restricted Business” means operating any Medicare Advantage Plans as defined as “Medicare+Choice” plans pursuant to 42 U.S.C. § 1395w-28(b)(1), including Specialized MA plans as defined at 42 U.S.C. § 139w-28(b)(6), but excluding the businesses of Seller and Affiliates of Seller operating under a restricted license pursuant to the Knox-Keene Health Care Service Plan Act of 1975, California Health & Safety Code § 1340 et seq., as amended in 2019. “Restricted Business” shall not include any business of, or services provided by, Seller, Seller Parent or any of its Subsidiaries in the Territory immediately after Closing, other than the operation of any such Medicare Advantage Plans.
“Restricted Period” means the three (3)-year period commencing on the Closing Date.
“Retention Awards” has the meaning set forth in Section 8.6.
“Reverse Termination Fee” has the meaning set forth in Section 11.3(a).
“Sanctions” has the meaning set forth in Section 4.7.
“Section 338 Allocation Forms” means an Internal Revenue Service Form 8883, any schedules or attachments thereto and similar or corresponding forms or documents required to be filed under relevant state or local Tax Laws.
“Section 338(h)(10) Election” has the meaning set forth in Section 9.1(l).
“Section 338 Forms” means an Internal Revenue Service Form 8023, and any corresponding forms, schedules or attachments required to be filed under the Tax Laws of the relevant states; provided, for the avoidance of doubt, that Section 338 Forms shall not include Section 338 Allocation Forms.
“Securities Act” means the Securities Act of 1933.
“Seller” has the meaning set forth in the preamble to this Agreement.
“Seller and Company Related Parties” has the meaning set forth in Section 11.3(e).

“Seller Benefit Plan” means any Benefit Plan that is sponsored, maintained or contributed to by Seller Parent, Seller or any of its Subsidiaries (other than the Companies).
“Seller Burdensome Condition” has the meaning set forth in Section 7.3(f).
“Seller Consolidated Group” means any affiliated, consolidated, joint, unitary, combined or similar group for purposes of filing Tax Returns that includes Seller or any of its Affiliates (other than such a group consisting solely of the Companies).
“Seller Consolidated Return” means any Tax Return filed by or with respect to a Seller Consolidated Group.
“Seller Disclosure Schedule” means that certain document (as modified from time to time in accordance with the terms hereof) identified as the Seller Disclosure Schedule delivered by Seller and the Companies to Purchaser in connection with this Agreement.
“Seller Indemnified Party” has the meaning set forth in Section 12.3.
“Seller Marks” means all Trademarks owned by Seller or its Affiliates containing “BRIGHT HEALTH” or “BHG” and all trademarks included on Section 9.4 of the Seller Disclosure Schedule.
“Seller Parent” has the meaning set forth in the preamble to this Agreement.
“Seller Releasor” has the meaning set forth in Section 9.5.
“Seller Returns” has the meaning set forth in Section 9.1(a).
“Seller’s Knowledge” or any similar expression with regard to the knowledge of Seller means the actual knowledge of G. Mike Mikan, Jay Matushak, Jeff Cook and Jeff Craig, in each case, after reasonable due inquiry.
“Seller Termination Fee” has the meaning set forth in Section 11.3(b).
“Seller Welfare Plan” has the meaning set forth in Section 8.4.
“Shares” has the meaning set forth in the recitals to this Agreement.
“SMACs” has the meaning set forth in Section 7.18.
“SNP” means a Medicare Advantage Plan designed exclusively for certain populations (e.g., a Medicare Advantage Plan for individuals with certain chronic or disabling conditions (“C- SNP”), a Medicare Advantage Plan for individuals who are eligible for both Medicare and full Medi-Cal (“D-SNP”) and a Medicare Advantage Plan for individuals confined to certain institutions (like a nursing home) or who still live at home but need the same level of care as someone living in a nursing home (“I-SNP”)).

“Software” means: (a) computer programs, including software implementation of algorithms, models and methodologies, whether in source-code, object-code, human readable or other form, including firmware, operating systems, application programming interfaces, mobile digital applications and specifications; (b) database software that is accessed using computer programs; (c) firmware and development tools; and (d) documentation, including programmer notes, user manuals, and training materials, relating to such computer programs.
“Specific Policies” has the meaning set forth in Section 3.2.
“Star Condition Failure” means either (i) the receipt by H0838 of a Part D Summary Rating for its Part D operations for contract year 2024 of less than 3 Stars by CMS, which is expected in October 2023 or (ii) written agreement by Seller Parent and Purchaser, to be made in their respective sole and absolute discretion, that H0838 will receive a Part D Summary Rating for its Part D operations for contract year 2024 of less than 3 Stars by CMS.
“STB” means Simpson Thacher & Bartlett LLP.
“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.
“Straddle Period Tax Returns” has the meaning set forth in Section 9.1(b).
“Subsidiary” of any Person means (a) any corporation, limited liability company, joint venture, trust, or other legal entity, an amount of the voting Equity Interests of which sufficient to elect at least a majority of the board of directors, board of managers, or other governing body of such corporation, limited liability company, joint venture, trust, or other legal entity is owned or controlled, directly or indirectly, by such Person or one or more other Subsidiaries of such Person or a combination thereof or (b) any partnership of which such Person or another Subsidiary of such Person is the general partner.
“Tangible Net Equity” has the meaning set forth in Title 28, Article 9, Section 1300.76(c) of the California Code of Regulations, as amended from time to time (which shall be calculated by excluding any current or deferred income tax assets or liabilities). Tangible Net Equity shall be calculated using the same form and format as set forth in the Reference Tangible Net Equity Schedule.
“Tax” or “Taxes” means all federal, state, local or foreign taxes and similar charges, fees, duties, levies, or other assessments in the nature of taxes (including income, gross receipts, net proceeds, ad valorem, withholding, turnover, real or personal property (tangible and intangible), premium, capital, net worth, license, occupation, customs, import and export, sales, use, franchise, excise, goods and services, value added, stamp, user, transfer, registration, recording, fuel, profit, excess profits, occupational, environmental, capital stock, alternative or add on minimum, windfall profits, severance, payroll, employment, unemployment, and social security) that are imposed by any Governmental Authority, in each case including any interest, penalties, or additions to tax attributable thereto (or attributable to the nonpayment thereof).
“Tax Claim” has the meaning set forth in Section 9.1(h).

“Tax Refund” has the meaning set forth in Section 9.1(g).
“Tax Return” means any report, declaration, return, form, claim for refund or other information filed with or required to be filed with a Governmental Authority in connection with any Taxes (including any attached schedules, statements and exhibits), and any amendment or supplement thereto.
“Termination Fee” has the meaning set forth in Section 11.3(b).
“Territory” means the State of California.
“Third Party Claim” has the meaning set forth in Section 12.6(a).
“Transaction Expenses” means each of the following, to the extent incurred and not paid prior to the Closing: (a) all fees and expenses incurred or payable by each Company in connection with this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of any investment bankers, financial advisors, attorneys, accountants, consultants, experts, or other professionals engaged by such Company in connection with the preparation, negotiation, execution and delivery of this Agreement and the transactions contemplated by this Agreement, and (b) all transaction bonuses, discretionary bonus, severance (solely to the extent triggered on or prior to the Closing), retention payments, change-of-control payments, benefits, bonuses and other amounts payable to any current or former Employee, director, officer, individual contractor or other service provider of each Company or other Person as a result of the consummation of the transactions contemplated by this Agreement and the transactions contemplated by this Agreement, including the employer’s share of any employment Taxes related thereto (including social security, Medicare, unemployment or other similar Taxes or similar obligations); provided, however, that (i) one half of the amount of the Retention Awards granted pursuant to Section 8.6 shall not be a Transaction Expense and shall be at the cost of Purchaser and (ii) one half of the amount of the Retention Awards granted pursuant to Section 8.6 shall be a Transaction Expense.
“Transfer Taxes” has the meaning set forth in Section 9.1(j).
“Transition Services Agreement” has the meaning set forth in Section 7.21.
“Unpaid Pre-Closing Taxes” means unpaid income Tax liabilities of a Company for any Pre-Closing Tax Period (determined, in the case of a Straddle Period, in accordance with Section 9.1(e) and (f)), provided that, such amounts shall: (i) not be an amount less than zero ($0), (ii) be reduced by any claimed income Tax refunds for any Pre-Closing Tax Period not yet received as of immediately prior to the Closing, (iii) be calculated taking into account estimated Tax payments, overpayments of Tax or other Tax assets in the same jurisdiction as the relevant Tax liability and that are available to actually reduce such Tax liability for such taxable period as a matter of applicable Law (provided that for the avoidance of doubt, the amount for each jurisdiction shall not be reduced below zero ($0)), (iv) be determined without regard to any action of Purchaser or its Affiliates (including the Companies) outside the ordinary course of business taken on the Closing Date following the Closing except as specifically contemplated by this Agreement, (v) be determined consistent with the past practice of the Companies, (vi) not include any Taxes of the Seller or the Seller Consolidated Group, and (vii) not include any contingent or deferred Taxes.
“Undertaking” has the meaning set forth in Section 7.3(f).
“Unresolved Adjustments” has the meaning set forth in Section 3.3(c).
“Unresolved Balance” has the meaning set forth in Section 3.3(c).
“Willful Breach” shall mean the taking of an action, or failure to take an action, that constitutes or causes a material breach of any covenant or agreement made by Seller in this Agreement, with the actual knowledge that the taking of such action or failure to take such action would constitute or cause a material breach of this Agreement.
Section 1.2 Other Definitional Provisions and Interpretation; Schedules. The headings preceding the text of Articles and Sections included in this Agreement and the headings to any Exhibits and Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine, or neuter gender or the singular or plural form of words in this Agreement shall not limit any provision of this Agreement. The meaning assigned to each term defined in this Agreement shall be equally applicable to both the singular and the plural forms of such term. The use of “including” or “include” will in all cases mean “including, without limitation” or “include, without limitation,” respectively. The use of “or” is not intended to be exclusive unless expressly indicated otherwise. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable Contract, and reference to a Person acting in a particular capacity as director or officer of a Company is specific to such Person acting in such capacity and excludes such Person in his or her capacity as a director or officer of any other entity). Reference to any Contract (including this Agreement), document, or instrument shall mean such Contract, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement. Reference to any statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Underlined references to Articles, Sections, clauses, Exhibits or Schedules shall refer to those portions of this Agreement. The use of the terms “hereunder,” “hereof,” “hereto,” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph, or clause of, or Exhibit or Schedule to, this Agreement. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement, unless otherwise defined in such certificate or other document. Any information disclosed in any Schedule, including in the Seller Disclosure Schedule or Purchaser Disclosure Schedule, shall be deemed to be disclosed for purposes of any other Schedule (or, in the case of the Seller Disclosure Schedule or Purchaser Disclosure Schedule, in any Section thereof) to which such disclosure is relevant, but only to the extent that it is readily apparent from the face of such disclosure that such disclosure is relevant to such other Schedule (or Section). Reference to a document being “made available” shall mean such document was provided to Purchaser or its Representatives via electronic email, or a copy of such document was posted (and made available) in either of the electronic data room[s] maintained by Intralinks on behalf of Seller and the

Companies under the titles “Project Bloom” and “Project Bloom – CLEAN ROOM” as of 11:59 p.m. as of the date that is two (2) calendar days prior to the date of this Agreement.
ARTICLE II

SALE AND PURCHASE OF THE SHARES; CLOSING
Section 2.1     Sale and Purchase of the Shares. On the terms and subject to the conditions contained in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Purchaser (or its designee in accordance with Section 13.6), and Purchaser (or its designee in accordance with Section 13.6), shall purchase, acquire, receive and accept from Seller, all of Seller’s right, title, and interest in the Shares, free and clear of any and all Liens (other than restrictions on transfer imposed under applicable securities Laws), in exchange for the payment by Purchaser of the Base Purchase Price, as it may be adjusted pursuant to Article III (it being understood that if Purchaser designates any Person to purchase, acquire, receive and accept the Shares pursuant to this Agreement, such designation shall not relieve Purchaser of any of its obligations under this Agreement).
Section 2.2    Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange of documents and signatures on the second (2nd) Business Day after each of the conditions set forth in Article X has been satisfied or, if permitted, waived by the Party entitled to the benefits of such condition (other than any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions on the Closing Date or waiver by the Party entitled to the benefits of such conditions), or at such other place and at such other time as Purchaser and Seller may agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. The Parties shall use commercially reasonable efforts to ensure that the Closing occurs on the first calendar day of a month; provided, that if the first calendar day of such month is not a Business Day, the Closing the Parties shall use commercially reasonable efforts to cause the Closing to occur on the last Business Day of the immediately preceding month, in which case the Closing shall be deemed to have occurred and to be effective (and the Closing Date shall be deemed to be) on the first day of the following calendar month. 12:01 a.m. of the Closing Date is the “Effective Time”; provided, further, that the satisfaction of the closing conditions set forth in Section 10.2(a), Section 10.2(b) and Section 10.2(c) shall be measured as of the date on which the Closing would have occurred pursuant to the first sentence of this Section 2.2 and shall be deemed irrevocably satisfied as of any such subsequent date on which the Closing occurs (unless there is a Willful Breach by Seller of the covenants and agreements required to be performed by it under this Agreement following such date, in which case Section 10.2(b) shall be measured as of the Closing Date).
Section 2.3    Payment of Base Purchase Price.
(a)    At the Closing, Purchaser shall make, or cause to be made, the payments as follows:
(i)     pay to Seller the Estimated Purchase Price (minus the sum of (x) the aggregate of the Adjustment Escrow Amount and (y) the Indemnity Escrow

Amount) by wire transfer of immediately available funds to the account Seller designates in writing to Purchaser at least two (2) Business Days prior to the Closing Date;
(ii)    deliver to the Escrow Agent an amount equal to the aggregate of (A) the Indemnity Escrow Amount and (B) the Adjustment Escrow Amount, by wire transfer of immediately available funds into the escrow account established under the Escrow Agreement (the “Escrow Fund”); and
(iii)    pay the applicable Persons identified in the pay-off letters delivered by Seller pursuant to Section 2.5(g)(i) the respective amounts of the Closing Date Indebtedness set forth in such pay-off letters, or as set forth in the Estimated Closing Statement, by wire transfer of immediately available funds to the account or accounts designated in each such pay-off letter.
(b)     Subject to the provisions of Article XII and the Escrow Agreement, on the date which is eighteen (18) months following the Closing Date (the “Release Date”), the Indemnity Escrow Amount shall be released and paid to Seller reduced by an amount equal to all amounts with respect to (i) which Purchaser Indemnified Parties have asserted a claim in writing pursuant to Article XII for, but not yet received, disbursement from the Indemnity Escrow Account, and (ii) any unresolved claims of Purchaser Indemnified Parties for indemnification under Article XII of this Agreement (all such claims in clauses (i) and (ii) being hereinafter referred to as “Pending Claims”). Promptly upon resolution pursuant to the Escrow Agreement and Article XII of this Agreement of any Pending Claims, all of the funds then remaining in the Indemnity Escrow Account that would have been released from the Indemnity Escrow Account to Seller as of such Release Date in the absence of such Pending Claim, that are not otherwise payable to the Purchaser Indemnified Parties in accordance with such resolution, shall immediately be released and paid to Seller.
Section 2.4    Deliveries by Purchaser. At or prior to the Closing, upon the terms and subject to the conditions set forth in this Agreement, Purchaser shall deliver, or cause to be delivered, to Seller each of the following:
(a)    each Related Agreement to which Purchaser is a party, executed by Purchaser;
(b)    a copy of the R&W Insurance Policy;
(c)    a certificate, dated as of the Closing Date and executed by an officer of Purchaser, certifying as to the satisfaction of the conditions set forth in Section 10.3(a) and Section 10.3(b);
(d)    a certificate, dated as of the Closing Date and executed by the secretary of Purchaser, certifying as to (i) the resolutions approved by the board of directors of Purchaser authorizing the execution, delivery, and performance by Purchaser of this Agreement and its Related Agreements and the consummation by Purchaser of the transactions contemplated by this Agreement and its Related Agreements and (ii) the names and signatures of the officers of

Purchaser authorized to execute this Agreement, its Related Agreements, and the other documents to be delivered by Purchaser under this Agreement and its Related Agreements;
(e)    a certificate of good standing of the Purchaser, issued as of a date not more than five (5) Business Days prior to the Closing Date by the Secretary of State of the State of Delaware; and
(f)    such other documents, certificates, or instruments as may reasonably be required in order to effect the transactions contemplated by this Agreement and the Related Agreements.
Section 2.5    Deliveries by Seller. At or prior to the Closing, upon the terms and subject to the conditions set forth in this Agreement, Seller shall deliver, or cause to be delivered, to Purchaser each of the following:
(a)    the stock certificate(s) evidencing the Shares, endorsed in blank by Seller or accompanied by a stock power or other instrument of transfer executed in blank by Seller;
(b)    each Related Agreement to which Seller (or its Affiliates) or a Company is a party, executed by Seller (or its Affiliates) or a Company, as applicable;
(c)    a certificate of good standing of each Company, issued as of a recent date not more than ten (10) Business Days prior to the Closing Date by the Secretary of State of the State of California;
(d)    a certificate, dated as of the Closing Date and executed by the secretary of each Company, certifying as to (i) no amendments to the articles of incorporation of such Company since the date of certification referenced in paragraph (c) above, (ii) the bylaws of such Company, (iii) the resolutions approved by the board of directors of such Company authorizing the execution, delivery, and performance by such Company of this Agreement, its Related Agreements and the consummation by such Company of the transactions contemplated by this Agreement and its Related Agreements, and (iv) the names and signatures of the officers of such Company authorized to execute this Agreement and the other documents to be delivered by such Company under this Agreement;
(e)    a duly executed and properly completed IRS Form W-9 of Seller certifying that it is not subject to U.S. federal backup withholding; provided, that, for the avoidance of doubt, if Seller fails to deliver such form, the sole recourse of Purchaser shall be to withhold to the extent required by Law;
(f)    letters of resignation from each Company director or officer as requested by Purchaser pursuant to Section 7.7, each effective as of the Closing Date, in form and substance reasonably satisfactory to Purchaser;
(g)    (i) an executed pay-off letter from each Person to whom the Closing Date Indebtedness set forth on Section 2.5(g) of the Seller Disclosure Schedule is owed, evidencing the satisfaction in full of all such Closing Date Indebtedness and (ii) UCC-3 termination statements and other Lien terminations or releases (including Intellectual Property security interest releases in form and substance necessary for recordation in the United States Patent and Trademark Office, United States Copyright Office, or any other similar Governmental Authority), evidencing the release or termination of all Liens relating to Closing Date Indebtedness, in each case, in form and substance reasonably satisfactory to Purchaser;
(h)    a certificate, dated as of the Closing Date and executed by an officer of each Company, certifying as to the satisfaction of the conditions set forth in Section 10.2(a) and Section 10.2(b), as such conditions relate to such Company;
(i)    a certificate, dated as of the Closing Date and executed by the secretary (or similar officer) of Seller, certifying as to (i) the resolutions approved by the members of Seller authorizing the execution, delivery, and performance by Seller of this Agreement and its Related Agreements and the consummation by Seller of the transactions contemplated by this Agreement and its Related Agreements and (ii) the names and signatures of the officers of Seller authorized to execute this Agreement, its Related Agreements, and the other documents to be delivered by Seller under this Agreement and its Related Agreements;
(j)    a certificate, dated as of the Closing Date and executed by Seller, certifying as to the satisfaction of the conditions set forth in Section 10.2(a) and Section 10.2(b), as such conditions relate to Seller;
(k)    the Closing Date Enrollment File; and
(l)    such other documents, certificates, or instruments as Purchaser may reasonably request in order to effect the transactions contemplated by this Agreement and the Related Agreements to vest in Purchaser good and valid title to all of the Shares, or to evidence the release of all Liens (other than Permitted Liens) on the Companies’ properties and assets.
ARTICLE III

PURCHASE PRICE; ADJUSTMENT
Section 3.1    Purchase Price.
(a)    The purchase price for the Shares (the “Purchase Price”) shall be an amount in cash equal to:
(i)    Six Hundred Million Dollars ($600,000,000) (the “Base Purchase Price”);
(ii)    minus the aggregate amount of Closing Date Indebtedness repaid by Purchaser pursuant to Section 2.3(a)(iii);
(iii)    minus the aggregate amount of Transaction Expenses set forth on Section 3.1(a)(iii) of the Seller Disclosure Schedule; and

(iv)    (a) plus the amount by which Closing Date Tangible Net Equity exceeds Minimum Tangible Net Equity or (b) minus the amount by which Minimum Tangible Net Equity exceeds Closing Date Tangible Net Equity.
(b)    In the event that the aggregate number of Enrollees at Closing is less than One Hundred Five Thousand (105,000) (as determined by using the most recently available CMS Monthly Membership Report file (such enrollment file, the “Closing Date Enrollment File”)), the Base Purchase Price payable to Seller at the Closing shall be adjusted downward to be an amount equal to the product of (i) the Base Purchase Price multiplied by (ii) a fraction, (A) the numerator of which is the aggregate number of Enrollees at Closing (as determined by Closing Date Enrollment File), and (B) the denominator of which is One Hundred Fifteen Thousand (115,000); provided, that, in no event shall the Base Purchase Price be less than Three Hundred Million Dollars ($300,000,000).
Section 3.2    Estimated Purchase Price. At least ten (10) Business Days prior to the Closing Date, the Companies shall deliver to Purchaser a statement (the “Estimated Closing Statement”) setting forth the Companies’ reasonable and good faith estimate of the Purchase Price. The Estimated Closing Statement shall include the Companies’ reasonable and good faith estimate of each of (i) the aggregate Closing Date Indebtedness amounts paid by Purchaser pursuant to Section 2.3(a)(iii)), (ii) the aggregate amount of the Transaction Expenses), (iii) the Minimum Tangible Net Equity and (iv) Closing Date Tangible Net Equity (with such Minimum Tangible Net Equity and Closing Date Tangible Net Equity being prepared in the format of the Reference Tangible Net Equity Schedule) (the estimate of the Purchase Price calculated incorporating such estimated amounts, collectively, the “Estimated Purchase Price”), in each case, including each of their components and reasonable supporting detail to evidence the calculation thereof. For the avoidance of doubt, reasonable supporting detail will include, at minimum, supporting trial balances and general ledger account-level detail, comparative analytics and explanations for fluctuations in each balance sheet component, and reconciliation of the most recent quarter’s balance sheets to the quarterly review package reviewed by the Companies’ auditor, as prescribed in the Reference Tangible Net Equity Schedule. The Companies shall prepare the Estimated Closing Statement in accordance with (1) the policies in Section 3.2 of the Seller Disclosure Schedules (the “Specific Policies”), and (2) to the extent not inconsistent with the Specific Policies, GAAP, in the same manner as the monthly and quarterly financial statements required by DMHC (the foregoing clause (1) and (2) collectively the “Accounting Principles”). For the avoidance of doubt, foregoing clause (1) shall take precedence over clause (2). Prior to the Closing, Purchaser will be entitled to review, comment on, and propose changes to the Estimated Closing Statement including the calculation of the Estimated Purchase Price set forth therein, in each case, in good faith, and (subject to the execution of a customary confidentiality agreement with the Companies and customary work paper access letters, if requested) the Companies shall permit Purchaser and its Representatives to have reasonable access to the books and records of the Companies and to such historical financial information relating to the preparation of the Estimated Closing Statement and the calculation of the Estimated Purchase Price as Purchaser may reasonably request. From the date hereof, through and including the Closing Date, the Companies shall make appropriate personnel reasonably available to discuss Purchaser’s reasonable inquiries relating to the Companies’ preparation of the Estimated Closing Statement. Purchaser shall deliver, and the Companies shall accept, any reasonable changes that Purchaser proposes to the Estimated Closing

Statement (provided, that Purchaser has provided each of the components of Estimated Purchase Price and reasonable supporting detail to evidence its proposed calculation thereof) at least three (3) Business Days prior to the Closing Date, and Seller or the Companies shall revise the Estimated Closing Statement to implement such changes at least one (1) Business Day prior to the Closing Date. The Estimated Closing Statement, as revised by the Companies or Seller pursuant to the immediately preceding sentence, shall be final and binding on the Parties for purposes of the funding of the Purchase Price at Closing but shall be subject, in all respects, to the provisions of Section 3.3 following the Closing, including the adjustment and dispute mechanics set forth therein. Examples of the calculations to be made as of the Closing Date are set forth on Section 3.2 of the Seller Disclosure Schedule.
Section 3.3    Determination of Final Purchase Price.
(a)    As soon as reasonably practicable following the Cut-Off Date but in no event later than forty five (45) calendar days following the Cut-off Date, Purchaser shall prepare and deliver to Seller a statement (the “Initial Closing Statement”) setting forth Purchaser’s good faith calculation of the Purchase Price, which shall include Purchaser’s good faith calculation of each of (w) the aggregate Closing Date Indebtedness amounts paid by Purchaser pursuant to Section 2.3(a)(iii)), (x) the aggregate amount of the Transaction Expenses, (y) the Minimum Tangible Net Equity and (z) Closing Date Tangible Net Equity (with such Minimum Tangible Net Equity and Closing Date Tangible Net Equity being prepared in the format of the Reference Tangible Net Equity Schedule). Purchaser shall prepare the Initial Closing Statement solely in accordance with this Agreement and the Accounting Principles; provided, that Minimum Tangible Net Equity and Closing Date Tangible Net Equity shall be calculated in accordance with the definitions and principles described in the definition of “Minimum Tangible Net Equity” and the Reference Minimum Tangible Net Equity Schedule.
(b)    Seller will be entitled to review the Initial Closing Statement during the forty-five (45) day period beginning on the date Seller receives the Initial Closing Statement. During such forty-five (45) day period, (subject to the execution of a customary confidentiality agreement with the Companies and customary work paper access letters, if requested) Seller and its Representatives will have reasonable access to the books and records of the Companies, to work papers prepared by Purchaser and Purchaser’s Representatives to the extent they relate to the Initial Closing Statement, and to such historical financial information relating to the Initial Closing Statement as Seller may reasonably request and will be entitled to meet with Representatives of Purchaser on a mutually convenient basis in order to obtain and discuss such information; provided, that such access does not interrupt the normal course of the Business. At or prior to the end of such forty-five (45) day period, Seller shall either:
(i)    deliver a notice to Purchaser confirming that no adjustments are proposed by Seller to Purchaser’s calculation of the Purchase Price or any of its components, as set forth on the Initial Closing Statement (a “Notice of Acceptance”); or
(ii)    deliver a notice to Purchaser to the effect that Seller disagrees with Purchaser’s calculation of the Purchase Price or any of its components, as set forth on the Initial Closing Statement (a “Notice of Disagreement”), and specifying in reasonable detail the nature of such disagreement and the adjustments that, in Seller’s view, should be made to the calculation of the Purchase Price or any of its components, as applicable, in order to comply with this Agreement and the Accounting Principles (collectively, the “Proposed Adjustments”) (it being understood that (x) any items or components set forth on the Initial Closing Statement that are not subject to a Notice of Disagreement shall be deemed accepted by Seller and shall be final and binding on the Parties and (y) any items or components set forth in the Estimated Closing Statement or the Initial Closing Statement shall be subject to a Notice of Disagreement at the election of Seller even if such items or components were included in the Estimated Closing Statement by Seller pursuant to Section 3.2);
provided, however, that if Seller fails to deliver a Notice of Acceptance or a Notice of Disagreement within such forty-five (45) day period, then the calculation of the Purchase Price as set forth in the Initial Closing Statement shall be deemed accepted by Seller and shall be final and binding on the Parties as the “Final Purchase Price.”
(c)    If there are any Proposed Adjustments, Purchaser shall, no later than thirty (30) calendar days after Purchaser’s receipt of the Notice of Disagreement, notify Seller whether Purchaser accepts or rejects each such Proposed Adjustment. Thereafter, Seller and Purchaser shall work in good faith to resolve any differences that remain with respect to the Proposed Adjustments; provided, that, all such discussions and communications related thereto shall (unless otherwise agreed by Purchaser and Seller in writing) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule. If any of the Proposed Adjustments are not so resolved (the “Unresolved Adjustments,” and the aggregate difference between the Parties’ respective calculations of the Purchase Price resulting from the Unresolved Adjustments, the “Unresolved Balance”) within thirty (30) calendar days after Purchaser’s notice to Seller of its rejection of any Proposed Adjustments (or such longer period as the Parties may mutually agree in writing), then, at the request of either Seller or Purchaser, the Unresolved Adjustments will be submitted to KPMG LLP or, if such firm is unable or unwilling to act, to a mutually agreed nationally recognized firm with no material relationships with Seller, Purchaser, or any of their respective Affiliates and with accounting expertise and relevant experiences in resolving similar purchase price adjustment disputes (the “Accounting Firm”). Each Party acknowledges and agrees that the Accounting Firm shall function solely as an expert and not an auditor. Each Party shall submit to the Accounting Firm its position with respect to the Unresolved Adjustments as set forth in the Initial Closing Statement, in the case of Purchaser, and the Notice of Disagreement, in the case of Seller, and shall make available to the Accounting Firm the books and records of the Companies, work papers prepared by Purchaser, Seller, or their respective Representatives to the extent they relate to the Initial Closing Statement or the Notice of Disagreement, as the case may be, and other historical financial information relating to the Initial Closing Statement, in each case as the Accounting Firm may request. The scope of the review by the Accounting Firm will be limited to: (i) a disposition of the Unresolved Adjustments through a strict application of the definitions, other applicable provisions of this Agreement and the Accounting Principles; (ii) based on its determination of the matters described in clause (i) and all items and amounts that were previously accepted or agreed upon or deemed agreed upon by the Parties in accordance with this Section 3.3, as applicable, a calculation of the Purchase Price, including each of its components;

and (iii) an allocation of the fees and expenses of the Accounting Firm determined in accordance with the formula specified below in this Section 3.3(c). The Accounting Firm may, at its discretion, conduct a conference concerning the Unresolved Adjustments, at which conference Purchaser and Seller shall have the right to present additional books and records, work papers, documents, materials, and other information and to have their respective Representatives present, but in no event shall either Party or its Representatives have any ex parte communications or meetings with the Accounting Firm without the prior written Consent of the other Party. The Accounting Firm is not entitled to, and the Parties shall not individually request the Accounting Firm to, (A) make any determination other than as set forth above, (B) determine any Unresolved Adjustment to be a value higher than the highest value or lower than the lowest value proposed by the Parties in their submissions to the Accounting Firm, or (C) undertake any independent investigation of the facts relating to the Unresolved Adjustments. The Accounting Firm will be instructed to render its written decision resolving the matters submitted to it as promptly as practicable and, if at all possible, within thirty (30) calendar days after such submission of the Unresolved Adjustments. The determination of the Purchase Price by the Accounting Firm will, absent manifest error or fraud by or upon the Accounting Firm, be final and binding on the Parties as the “Final Purchase Price,” and judgment may be entered upon such determination in any court of competent jurisdiction. The fees and expenses of the Accounting Firm incurred pursuant to this Section 3.3(c) shall be borne by Purchaser, on the one hand, and Seller, on the other hand, as determined by the Accounting Firm, based on the inverse of the percentage that the Accounting Firm’s determination (before such allocation) bears to the total value of each Party’s respective position in relation to the total amount of the Unresolved Balance. For purposes of illustration only, if the Unresolved Balance is One Hundred Dollars ($100), and the written determination of the Accounting Firm states that Eighty Dollars ($80) of the Unresolved Balance is resolved in Purchaser’s favor and Twenty Dollars ($20) of the Unresolved Balance is resolved in Seller’s favor, Purchaser would bear twenty percent (20%) of the Accounting Firm’s costs and expenses, on the one hand, and Seller would bear eighty percent (80%) of such costs and expenses, on the other hand. All other fees, expenses, and costs incurred by a Party or its Representatives in connection with this Section 3.3 shall be borne by such Party. Purchaser and Seller shall enter into an engagement letter with the Accounting Firm, including customary indemnity, confidentiality and other provisions.
(d)    If the Final Purchase Price is greater than the Estimated Purchase Price, then, within five (5) Business Days after the date on which the Final Purchase Price becomes final and binding pursuant to this Section 3.3, then (i) Purchaser and Seller shall jointly instruct the Escrow Agent to disburse the remaining portion of the Adjustment Escrow Amount to Seller and (ii) Purchaser shall make a payment to Seller by wire transfer of immediately available funds an amount in cash equal to such difference (the “Positive Adjustment Amount”); provided, that in no event shall (x) the Positive Adjustment Amount exceed the Adjustment Escrow Amount and (y) Purchaser be obligated to pay any amount to the Escrow Agent pursuant to this Section 3.3(d) in excess of the Adjustment Escrow Amount.
(e)    If the Final Purchase Price is less than the Estimated Purchase Price, then, within five (5) Business Days after the date on which the Final Purchase Price becomes final and binding pursuant to this Section 3.3, Purchaser and Seller shall jointly instruct the Escrow Agent to pay to Purchaser, out of the Adjustment Escrow Amount, an amount (the “Negative Adjustment Amount”) in cash equal to such difference, and if the Negative Adjustment Amount is less than the Adjustment Escrow Amount, then Purchaser and Seller shall jointly instruct the Escrow Agent to disburse the remaining portion of the Adjustment Escrow Amount to Seller; provided, that, the Adjustment Escrow Amount shall be Purchaser’s sole source of recovery in the event of a Negative Adjustment Amount and, in no event shall Seller or Seller Parent be obligated to pay any amount to Purchaser pursuant to this Section 3.3(e) in addition to or in excess of the Adjustment Escrow Amount in the Escrow Fund.
(f)    The Parties shall treat any payments made pursuant to this Section 3.3 as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
Section 3.4    Withholding. Purchaser, its Affiliates, and any other applicable withholding agent shall be entitled to deduct and withhold from any amount payable under this Agreement, including the Estimated Purchase Price, such amounts as may be required to be deducted and withheld from or with respect to such payment under the Code or other applicable Law relating to Taxes. Before making any such deduction or withholding from any payment to Seller pursuant to this Agreement, Purchaser shall give Seller reasonable notice of the intention to make such deduction or withholding (except in the case of any withholding required as a result of Seller’s failure to deliver an IRS Form W-9 as required pursuant to Section 2.5(e) or any withholding on any compensatory payments made under this Agreement or in connection with the transactions contemplated by this Agreement) and such notice, which shall include the authority, basis and method of calculation for the proposed deduction or withholding, shall be given at least five (5) Business Days before the relevant payment is made (except where such deduction or withholding is the result in a change in Law or fact occurring within five (5) Business Days before the relevant payment is made, in which case such notice and other information shall be given reasonably in advance of such deduction or withholding). Purchaser shall reasonably cooperate with Seller to obtain reduction of or relief from such deduction or withholding, to the extent allowed under applicable Law. To the extent that amounts are so deducted and withheld, and duly and timely paid to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholding was made.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER PARENT
Except as set forth in the Seller Disclosure Schedule (which qualifies (i) the correspondingly numbered representation, warranty or covenant if specified therein and (ii) such other representations, warranties or covenants where its relevance as an exception (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of disclosure) each of Seller and Seller Parent represents and warrants to Purchaser as of the date of this Agreement and as of the Closing Date (as though made on the Closing Date) as follows:

Section 4.1    Organization and Authorization of Seller and Seller Parent.
(a)    Each of Seller and Seller Parent is validly existing and in good standing (or its equivalent) under the Laws of its jurisdiction of formation.

(b)    Each of Seller and Seller Parent has all requisite corporate, limited partnership, limited liability company, or other legal entity, as applicable, power and authority, to execute, deliver, and perform its obligations under this Agreement and its Related Agreements and to consummate the transactions contemplated by this Agreement and its Related Agreements.
(c)    The execution, delivery, and performance by each of Seller and Seller Parent of this Agreement and its Related Agreements and the consummation by Seller and Seller Parent of the transactions contemplated by this Agreement and its Related Agreements have been validly and duly authorized by all necessary action by each of Seller and Seller Parent. No vote of Seller, Seller Parent or any of their respective stockholders is required in connection with the transactions contemplated by this Agreement and its Related Agreements. Each of Seller and Seller Parent has validly executed and delivered this Agreement and, at or prior to the Closing, each of Seller and Seller Parent will have validly executed and delivered each of its Related Agreements. Assuming due authorization (with respect to all parties requiring such authorization), execution and delivery of this Agreement and each Related Agreement by the other applicable parties hereto and thereto, this Agreement constitutes, and each Related Agreement will after the Closing constitute, legal, valid, and binding obligations of each of Seller and Seller Parent, enforceable against each of Seller and Seller Parent in accordance with their respective terms, subject to the Enforceability Limitations.
Section 4.2    Ownership of Shares. Seller owns and has good and valid title to all of the Shares, free and clear of any Lien (other than restrictions on transfer imposed under applicable securities Laws). Except for this Agreement, there are no outstanding options, phantom interests, equity awards, appreciation rights, warrants, rights, calls, convertible securities, or other Contracts obligating Seller to transfer or sell any Equity Interests of the Companies, including the Shares held by Seller. Except as set forth on Section 4.2 of the Seller Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies, or other Contracts or understandings in effect to which Seller is a party with respect to the voting or transfer of any of the Shares. Upon delivery to Purchaser at the Closing of the stock certificate(s) representing the Shares held by Seller, endorsed by Seller or accompanied by a stock power or other instrument of transfer executed by Seller, and upon Purchaser’s payment of the Purchase Price pursuant to Section 2.3(a)(i), Purchaser will acquire good and valid title to all of the Shares, free and clear of any Lien (other than restrictions on transfer imposed under applicable Laws).
Section 4.3    Governmental Consents; No Conflicts.
(a)    The execution, delivery, and performance by each of Seller and Seller Parent of this Agreement and its Related Agreements, and the consummation by each of Seller and Seller Parent of the transactions contemplated by this Agreement and its Related Agreements, do not and will not require any Consent of or with any Governmental Authority, other than (i) any Consent the failure of which to be obtained would not (A) prevent or materially delay the consummation by either of Seller or Seller Parent of the transactions contemplated by this Agreement or any of its Related Agreements or (B) reasonably be expected to have a Material Adverse Effect, (ii) any Consent that is required as a result of any facts or circumstances relating solely to Purchaser or any of its Affiliates, and (iii) the Consents set forth on Section 4.3(a) of the Seller Disclosure Schedule.

(b)    The execution, delivery, and performance by each of Seller and Seller Parent of this Agreement and its Related Agreements, and the consummation by each of Seller and Seller Parent of the transactions contemplated by this Agreement and its Related Agreements, do not and will not violate, conflict with, result in a breach, cancellation, acceleration, or termination of, constitute a default under, result in the creation of any Lien on any of the Shares held by Seller under, result in a circumstance that, with or without notice or lapse of time or both, require any Consent of any Person, or result in a circumstance that, with or without notice or lapse of time or both, would constitute any of the foregoing under (i) any Law or Order applicable to or binding on Seller or its properties or assets, including the Shares, (ii) any Contract to which Seller or Seller Parent is a party or by which Seller or Seller Parent or any of their respective properties or assets, including the Shares, is bound, (iii) any Permit held by Seller, or (iv) any of the Organizational Documents of Seller or Seller Parent, except, in the case of each of clauses (i), (ii), and (iii), where such violation, conflict, breach, cancellation, termination, or default would not, individually or in the aggregate, (A) prevent or materially delay the ability of Seller or Seller Parent to consummate the transactions contemplated by this Agreement or any of its Related Agreements or (B) reasonably be expected to have a Material Adverse Effect.
Section 4.4    Proceedings. Except as set forth on Section 4.4 of the Seller Disclosure Schedule, there are no Proceedings pending or, to Seller’s Knowledge, threatened by or against Seller or any of its Affiliates or any of their respective Representatives in their capacities as such with respect to this Agreement, its Related Agreements or the transactions contemplated hereby or thereby that, if determined adversely to Seller, would (a) prevent or materially delay the ability of Seller to consummate the transactions contemplated by this Agreement or any of its Related Agreements or (b) reasonably be expected to have a Material Adverse Effect.
Section 4.5    Brokers. No broker, finder, or investment bank is entitled to any brokerage, finder’s, or similar fee or commission in connection with the transactions contemplated by this Agreement or any Related Agreement based upon arrangements made by or on behalf of Seller or Seller Parent for which a Company would be liable.
Section 4.6    Fraudulent Conveyance. This Agreement is an arm’s length sale transaction entered into in good faith. Seller is not entering into this Agreement with the intent to hinder, defraud or delay any of its creditors and, to Seller’s Knowledge, the consummation of the transactions contemplated by this Agreement will not have any such effect. To Seller’s Knowledge, the transactions contemplated by this Agreement will not constitute a fraudulent transfer or fraudulent conveyance or any act with similar consequences or potential consequences under any applicable fraudulent conveyance Laws, or otherwise give rise to any right of any creditor of Seller or its Subsidiaries whatsoever to lodge any claim against any of the Shares in the hands of Purchaser or any of its Representatives, or any other Person, after the Closing, to avoid the transactions contemplated hereby or to lodge any claim against Purchaser or any of its Representatives.
Section 4.7    Sanctions. None of Seller or any of its directors or officers or, to Seller’s Knowledge, employees or agents, is the target of any economic of financial sanctions administered or enforced by the U.S. government, including the U.S. Department of State and the Office of Foreign Assets Control of the U.S. Department of the Treasury (“Sanctions”). The Seller will not use any part of the Purchase Price in any manner that would constitute a violation of Sanctions by any Party to this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANIES
Except as set forth in the Seller Disclosure Schedule (which qualifies (i) the correspondingly numbered representation, warranty or covenant if specified therein and (ii) such other representations, warranties or covenants where its relevance as an exception (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of disclosure) each of the Companies represents and warrants to Purchaser as of the date of this Agreement and as of the Closing Date (as though made on the Closing Date) as follows:

Section 5.1    Organization and Authorization of the Companies.
(a)    Such Company is validly existing and in good standing (or its equivalent) under the Laws of its jurisdiction of incorporation and has all requisite corporate, limited partnership, limited liability company, or other legal entity, as applicable, power and authority to own, lease, and operate its properties and assets and to conduct its Business as currently conducted. Such Company is validly licensed or qualified to do business and (where such concept is applicable) is in good standing (or its equivalent) under the Laws of each jurisdiction in which the properties and assets leased or owned by it or the conduct of its Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.
(b)    Such Company has all requisite corporate power and authority to execute, deliver, and perform its obligations under this Agreement, including any Related Agreement, and to consummate the transactions contemplated by this Agreement and its Related Agreements. No vote of such Company or any of its stockholders is required in connection with the transactions contemplated by this Agreement and its Related Agreements. The execution, delivery, and performance by such Company of this Agreement, and any Related Agreement, and the consummation by such Company of the transactions contemplated by this Agreement and its Related Agreements have been validly and duly authorized by all necessary corporate action by such Company and, if applicable, Seller in its capacity as the holder of such Company’s Equity Interests. Such Company has validly executed and delivered this Agreement and its Related Agreements. Assuming due authorization (with respect to all parties requiring such authorization), execution and delivery of this Agreement and its Related Agreements by the other applicable parties hereto, this Agreement and each Related Agreement constitutes the legal, valid, and binding obligation of such Company, enforceable against such Company in accordance with its terms, subject to the Enforceability Limitations.
(c)    True, complete and correct copies of such Company’s Organizational Documents, minute books, stock certificates representing the Shares, and stock transfer ledger have been made available to Purchaser. Except as set forth in Section 5.1(c) of the Seller Disclosure Schedule, such Company is not in default under or in violation of its respective Organizational Documents.

Section 5.2    Capitalization of the Companies
(a)     The authorized capital stock of BND consists of (i) 450,000 shares of Class A-1 common stock, no par value, of which 100,000 shares are issued and outstanding, 450,000 shares of Class A-2 common stock, no par value, of which 100,000 shares are issued and outstanding, and (iii) 100,000 shares of Class B common stock, no par value, of which 4,500 shares are issued and outstanding. The BND Shares constitute all of the issued and outstanding Equity Interests of BND. The BND Shares (i) have been duly authorized, (ii) are validly issued, fully-paid, and non-assessable, free and clear from any Liens (other than Permitted Liens and Liens arising under applicable securities Laws), (iii) were not issued in violation of any preemptive right, purchase options, warrants, call options, subscription right or right of first refusal under any provision of the Organizational Documents or any Contract to which the BND is a party to or by which BND’s properties or assets is bound, or applicable Law. Except for this Agreement, there are no outstanding options, warrants, rights, calls, convertible securities, or other Contracts obligating BND to issue, transfer, sell, repurchase, or redeem any Equity Interests of BND, including the BND Shares. There are no outstanding or authorized equity or stock appreciation, phantom, or similar rights with respect to BND. Except as set forth on Section 5.2(a) of the Seller Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies, or other Contracts or understandings in effect to which BND is a party with respect to the voting or transfer of any of the BND Shares. There are no outstanding bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters for which the holders of the BND Shares may vote. Immediately following the Closing, Purchaser will be the beneficial and record owner of the BND Shares.
(b)    The authorized capital stock of the CHP consists of 1,000,000 shares of common stock, no par value, of which 510,000 shares are issued and outstanding. The CHP Shares constitute all of the issued and outstanding Equity Interests of CHP. The CHP Shares (i) have been duly authorized, (ii) are validly issued, fully-paid, and non-assessable, free and clear from any Liens (other than Permitted Liens and Liens arising under applicable securities Laws), (iii) were not issued in violation of any preemptive right, purchase options, warrants, call options, subscription right or right of first refusal under any provision of the Organizational Documents or any Contract to which CHP is a party to or by which CHP’s properties or assets is bound, or applicable Law. Except for this Agreement, there are no outstanding options, warrants, rights, calls, convertible securities, or other Contracts obligating CHP to issue, transfer, sell, repurchase, or redeem any Equity Interests of CHP, including the CHP Shares. There are no outstanding or authorized equity or stock appreciation, phantom, or similar rights with respect to CHP. Except as set forth on Section 5.2(a) of the Seller Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies, or other Contracts or understandings in effect to which CHP is a party with respect to the voting or transfer of any of the CHP Shares. There are no outstanding bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters for which the holders of the CHP Shares may vote. Immediately following the Closing, Purchaser will be the beneficial and record owner of the CHP Shares.
(c)    Such Company does not own, or have any interest in any Equity Securities or have an ownership interest in any Person.

Section 5.3    Governmental Consents; No Conflicts.
(a)    The execution, delivery, and performance by such Company of this Agreement, its Related Agreements and the consummation by such Company of the transactions contemplated hereby and thereby, do not and will not require any Consent of or with any Governmental Authority, other than (i) any Consent the failure of which to be obtained would not (A) prevent or materially delay the consummation by such Company of the transactions contemplated by this Agreement and its Related Agreements or (B) reasonably be expected to have a Material Adverse Effect, (ii) any Consent that is required as a result of any facts or circumstances relating solely to Purchaser or any of its Affiliates, and (iii) the Consents set forth on Section 5.3(a) of the Seller Disclosure Schedule.
(b)    Except as set forth on Section 5.3(b) of the Seller Disclosure Schedule, and assuming the taking of any action by (including any Consents), or in respect of, or any filing with, any Governmental Authority, in each case, as disclosed on Section 5.3(a) of the Seller Disclosure Schedule, the execution, delivery, and performance by such Company of this Agreement, its Related Agreements, and the consummation by such Company of the transactions contemplated hereby or thereby, do not and will not materially violate, conflict with, result in a material breach, cancellation, acceleration or termination of, constitute a material default under, result in the creation of any Lien (other than Permitted Liens and Liens arising under applicable securities Laws) on any of the properties or assets of such Company under, result in a circumstance that, with or without notice or lapse of time or both, require any Consent of any Person or would constitute any of the foregoing under (i) any Law or Order applicable to or binding on such Company or any of its properties or assets, (ii) any Material Contract to which such Company is a party or by which such Company or any of its properties or assets is bound, including any Material Contract or Real Property Lease, (iii) any material Permit held by such Company, or (iv) any of the Organizational Documents of such Company, except, in the case of each of clauses (i) - (iii), where such violation, conflict, breach, cancellation, termination, or default would not, individually or in the aggregate, (A) prevent or materially delay the consummation by the Companies of the transactions contemplated by this Agreement and its Related Agreements or (B) reasonably be expected to have a Material Adverse Effect.
Section 5.4    Financial Statements.
(a)    Set forth in Section 5.4(a) of the Seller Disclosure Schedule are: (i) the audited balance sheets of each of the Companies as of December 31, 2022 and December 31, 2021; (ii) the related audited statements of income and cash flows, including notes and schedules thereto, of each of the Companies for the year ended December 31, 2022; (iii) an unaudited balance sheet of each of the Companies as of March 31, 2023] (the “Interim Balance Sheet”); and (iv) the related unaudited statements of income and cash flows as of March 31, 2023 (the foregoing financial statements, collectively, the “Financial Statements”). The Financial Statements (x) have been prepared from the books and records of such Company in accordance with GAAP, consistently applied, (y) are correct in all material respects, and (z) present fairly, in all material respects, the financial condition and results of operations and changes in cash flows of such Company as of the respective dates thereof and for the respective periods covered thereby, subject, in the case of the unaudited Financial Statements, to normal recurring period-end adjustments (the effect of which will not, individually or in the aggregate, be material to the Companies) and the absence of footnotes (which, if presented, are not expected to materially different from those presented in the latest audited Financial Statements). The books and records of such Company are correct, have been maintained in accordance with sound business practices, and accurately reflect in all material respects all the transactions and actions therein described.
(b)    Section 5.4(b) of the Seller Disclosure Schedule sets forth a correct list of all Indebtedness of each Company as of the date hereof, identifying the outstanding amount owed to each creditor associated with such Indebtedness as of the date of this Agreement. Other than the Indebtedness as set forth in Section 5.4(b) of the Seller Disclosure Schedule, each Company has no outstanding Indebtedness as of the date hereof.
Section 5.5    No Undisclosed Liabilities. Except as set forth on Section 5.5 of the Seller Disclosure Schedule, such Company does not have any Liabilities required by GAAP to be reflected in or disclosed in footnotes to a balance sheet of such Company, except (a) Liabilities specifically disclosed on, and reserved against the Interim Balance Sheet; (b) Liabilities that have arisen since the date of the Interim Balance Sheet in the ordinary course of business consistent with past practice, none of which is a material Liability arising from a breach of contract, breach of warranty or tort; (c) Liabilities that would not reasonably be expected to be material to the Companies (taken as a whole); and (d) Liabilities incurred in connection with this Agreement and the Related Agreements and the transactions contemplated hereby and thereby. Each Company does not have any “off-balance sheet” Liabilities.
Section 5.6    Internal Controls. Each Company is subject to, and since the Look-Back Date, has been subject to, a system of internal controls over financial reporting established and maintained by Seller or an Affiliate of Seller, which internal controls are sufficient to provide reasonable assurances that (a) transactions are executed in accordance with general or specific authorizations applicable to Seller and its Affiliates, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, and (c) the recorded accountability for assets is maintained at reasonable intervals and appropriate action is taken with respect to any differences. Since the Look-Back Date, there has never been (i) any significant deficiency or material weakness in any system of internal accounting controls to which such Company is subject or (ii) any fraud or other wrongdoing that involves any of the management or other employees of Seller or such Company who have a role in the preparation of financial statements or the internal accounting controls relating to such Company.

Section 5.7    Absence of Certain Changes.
(a)    Except as set forth on Section 5.7 of the Seller Disclosure Schedule, since the date of the Interim Balance Sheet, (i) such Company has conducted the Business in the ordinary course of business consistent with past practice and (ii) there has been no Material Adverse Effect.
(b)    Without limiting the generality of the foregoing, since the date of the Interim Balance Sheet, except as set forth on Section 5.7 of the Seller Disclosure Schedule, such Company has not taken any action which, if taken after the date of this Agreement and prior to the Closing, would require the Consent of Purchaser pursuant to clauses (b), (c), (e), (g), (h), (i), (j), (n), (t) or, solely with respect to the foregoing clauses, clause (w) of Section 7.2.

Section 5.8    Assets.
(a)    Except for assets disposed of in the ordinary course of business since the date of the Interim Balance Sheet or as set forth on Section 5.8(a) of the Seller Disclosure Schedule, such Company has good, marketable and valid title to, a valid leasehold interest in, or a valid license to use all of the properties and assets (tangible or intangible, real or personal) reflected on its Interim Balance Sheet or acquired, leased, or licensed by such Company since the date of such Interim Balance Sheet, free and clear of any Lien (other than Permitted Liens).
(b)    Except as set forth on Section 5.8(b) of the Seller Disclosure Schedule, after giving effect to the termination of related party Contracts, services, support, and other arrangements pursuant to Section 7.6, the properties and assets owned, leased, or licensed by such Company constitute all of the properties, assets, goodwill and rights (including Intellectual Property) that (i) were used in its Business immediately prior to the Closing and (ii) are necessary and sufficient to operate its Business immediately following the Closing in substantially the same manner as its Business is operated as of the date hereof and immediately prior to the Closing.
Section 5.9    Real Property.
(a)    The Companies do not own, or own a fee interest in, any real property.
(b)    Section 5.9(b) of the Seller Disclosure Schedule sets forth a correct list of all material Contracts pursuant to which such Company leases, subleases, licenses, or otherwise occupies any real property as tenant, subtenant, or licensee (each, a “Real Property Lease”), together with the address of the related property (collectively, the “Company Real Property”). Such Company has a valid leasehold interest in and to each of the Company Real Property, free and clear of any Lien (other than Permitted Liens). The Companies have delivered to Purchaser accurate and complete copies of the Real Property Leases, in each case as amended or otherwise modified and in effect, and have made available to Purchaser all extension notices and other material correspondence, lease summaries, notices or memoranda of lease, estoppel certificates and subordination, non-disturbance and attornment agreements related thereto that are in the Companies’ possession. Each of the Real Property Leases is in full force and effect and enforceable against the lessor in accordance with the terms of such Real Property Lease. The Company Real Property is adequate and suitable for the purposes for which it is presently being used and each Company has adequate rights of ingress and egress into and from each such Company Real Property used in the operation of the business of such Company in the ordinary course consistent with past practice, in each case, except as would not be material to the Companies (taken as a whole). The improvements and fixtures on the Company Real Property for which such Company is responsible to maintain, repair or replace are in good condition and working order, suitable for their current use, ordinary wear and tear excepted. As of the date hereof, each Company is in peaceful and undisturbed possession of the property leased under the Real Property Leases by such Company, and to the Company’s Knowledge, there are no contractual or legal restrictions that preclude or restrict the ability of such Company to use the Company Real Property for the purposes for which they are currently being used. The Company Real Property constitutes, in all material respects, all of the real property utilized by the Companies in their operation of the Business as currently conducted. As of the date hereof, neither Company has collaterally assigned or granted any other security interest in the Company Real Property or any interest therein, other than any Permitted Lien. As of the date hereof, neither Company has received written notice of any eminent domain or other similar proceedings that would result in the taking of all or any part of the Company Real Property.
(c)    Except as set forth in Section 5.9(c) of the Seller Disclosure Schedule, there are no written or oral subleases, licenses, concessions, occupancy agreements or other Contract obligations granting to any other Person the right of use or occupancy of the Company Real Property.
Section 5.10    Intellectual Property.
(a)    Section 5.10(a) of the Seller Disclosure Schedule sets forth correct and complete lists of all registrations and applications to register Company Intellectual Property (“Registered Intellectual Property”). Except as set forth on Section 5.10(a) of the Seller Disclosure Schedule or as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, (i) all of the items of Registered Intellectual Property are subsisting, and, to the Company’s Knowledge, valid and enforceable, and (ii) none of the items of Registered Intellectual Property has been abandoned, canceled or otherwise terminated. The Companies exclusively own and have good and valid title to all Company Intellectual Property, free and clear of any Lien (other than Permitted Liens).
(b)    Except as set forth on Section 5.10(b) of the Seller Disclosure Schedule or as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, the Companies own or have a valid right or license to use all of the Intellectual Property used in or necessary to conduct the Business as currently conducted.
(c)    Except as set forth on Section 5.10(c) of the Seller Disclosure Schedule or as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, (i) there are, and since the Look-Back Date have not been, any Proceeding filed against the Companies, and the Companies have not, since such date, received any notice, (x) challenging the validity, ownership, registrability or enforceability of any Company Intellectual Property or (y) alleging that the conduct of the Business by the Companies violates, infringes, or misappropriates, or has violated, infringed, or misappropriated, the Intellectual Property rights of any Person, and (ii) the operation of the Companies as currently conducted does not infringe, violate, or misappropriate, and, since the Look-Back Date, has not infringed, violated, or misappropriated, the Intellectual Property rights of any Person, and there is no fact currently existing which could give rise to any such claims.
(d)    Except as set forth on Section 5.10(d) of the Seller Disclosure Schedule, since the Look-Back Date, the Companies have not received any request to make available to the Secretary of the U.S. Department of Health and Human Services or any other Governmental Authority any books and records relating to the use and disclosure of protected health information, as defined in 45 C.F.R. § 160.103.
(e)    Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect (i) to the Company’s Knowledge, since the Look-Back Date, no Person has violated, infringed or misappropriated or is currently violating, infringing or misappropriating any of the Company Intellectual Property and (ii) since the Look-Back Date, neither Company has filed any Proceeding or sent any written notice of a violation, infringement, or misappropriation by another Person of the Companies’ rights to the Company Intellectual Property.
(f)    Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, (i) each Person who has participated in the authorship, creation, reduction to practice, or development of any material Company Intellectual Property has assigned in writing to a Company all of such person’s right, title and interest in and to such Intellectual Property rights that do not vest initially in such entities by operation of Law and (ii) to the Company’s Knowledge, no Person is in breach of or default under any such Contract.
(g)    Section 5.10(g) of the Seller Disclosure Schedule contains a correct and complete list of the most current embodiment of each item of material Software included in the Company Intellectual Property (“Company Software”). (i) Each Company has sufficient rights to use all third party Software used or held for use in connection with its operation of its Business, (ii) each Company is in compliance with all obligations under any agreement pursuant to which it has obtained the right to use any third party Software in connection with its operation of its Business, (iii) all third party Software material to the conduct of the Business performs in accordance with the technical documentation relating thereto, and (iv) no third party Software, or any no portion thereof, is licensed by a Company pursuant to an “open source,” “shareware,” or “freeware” license, incorporates or is based on any Software that is licensed pursuant to an “open source,” “shareware,” or “freeware” license, or is otherwise distributed for use with any “open source,” “shareware,” or “freeware” licensed Software in a manner that would reasonably be expected to, (x) limit a Company’s ability to make, use, distribute, and sell or license Company Software, (y) require the disclosure of source code included in the Company Software, or (z) require the license on a royalty-free basis of such Company Software, except, in the case of each of (i), (ii), (iii and (iv), as would not, individually or in the aggregate, be reasonably be expected to have a Material Adverse Effect.
(h)    Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, each item of Company Intellectual Property and the rights of the Companies under the IP Licenses will be owned, or licensed, as applicable, and available for use by the Companies on similar terms following the execution by the Companies of this Agreement and its Related Agreements and the consummation of the proposed transactions as such items were owned, or licensed, as applicable and available for use by the Companies for the operation of the Business as operated immediately prior to the consummation of the transactions contemplated hereby.
Section 5.11    Information Technology; Data Privacy and Security.
(a)    True, complete and correct copies of the privacy and data security policies of the Companies in effect as of the date hereof have been delivered or made available to Purchaser. Such Company (i) has, since the Look-Back Date, in all material respects, protected the confidentiality, integrity and security of its Personal Information against any unauthorized control, use, access, interruption, modification or corruption in material conformance with Information Privacy and Security Laws, (ii) maintains commercially reasonable policies and procedures regarding data security and privacy with respect to the collection, use, control, access, modification and disclosure of Personal Information, and (iii) is in compliance in all material respects with (x) all privacy policies contained on any websites maintained by or on behalf of such Company, (y all Information Privacy and Security Laws, and (z) its contractual commitments and obligations regarding Personal Information.
(b)    Except as would not, individually or in the aggregate, be reasonably be expected to have a Material Adverse Effect, (i) all information technology and computer systems, including Software, hardware, equipment, networks, interfaces, and related systems, relating to the transmission, storage, maintenance, organization, presentation, generation, processing, or analysis of data and information, whether or not in electronic form, used by the Companies (collectively, the “Company IT Systems”), have been properly maintained in accordance with standards set by the manufacturers or otherwise in accordance with prudent industry standards, to ensure proper operation, monitoring and use, operate and perform in all material respects in accordance with their documentation and functional specifications, and are in good working condition to perform all information technology operations necessary to conduct the Business of the Companies as currently conducted, (ii) each Company has in place a commercially reasonable disaster recovery program, and (iii) each Company has established, maintains, and is in material compliance with a written information security program that is designed to protect against unauthorized use, access, interruption, modification, or corruption of the Company IT Systems.
(c)    Except as would not, individually or in the aggregate, be reasonably be expected to have a Material Adverse Effect, (i) the Company IT Systems are sufficient for the needs of the Business of the Companies as currently conducted, (ii) since the Look-Back Date, there has been no material (x) disruption, interruption, or outage, or continued substandard performance affecting any Company IT System, (y) data security breach or other unauthorized use, access, interruption, modification, or corruption of any Company IT System or any Personal Information owned, used, stored, received, or controlled by or on behalf of a Company that would constitute a breach for which notification to individuals and/or Governmental Authorities is required under any applicable Information Privacy and Security Laws or Contracts to which either Company is a party, or (z) actual or, to the Company’s Knowledge, threatened Proceedings regarding (A) any actual or alleged security breach or other unauthorized use, access, interruption, modification, or corruption of any Company IT System or (B) the collection or use of Personal Information, and (iii) to such Company’s Knowledge, no service provider (in the course of providing services for or on behalf of the Companies) has suffered any privacy or data security breach that resulted in the unauthorized access, acquisition, exfiltration, manipulation, erasure, use, or disclosure of such Company’s sensitive data. Such Company has established, implemented, and maintains commercially reasonable cybersecurity policies, programs and procedures that are in compliance in all material respects with Information Privacy and Security Laws, applicable industry requirements, and such Company’s obligations under any Contracts, including reasonable and appropriate administrative, technical and physical safeguards, and disaster and data recovery, business continuity, and incident response plans, designed to protect the confidentiality, integrity, availability and security of sensitive data in its possession, custody or control against unauthorized access, use, disclosure or other misuse, and to safeguard the Company IT Systems and Personal Information against the risk of business disruption.

(d)    Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, the (i) collection, storage, processing, transfer, sharing and destruction of Personal Information in connection with the transactions contemplated by this Agreement and (ii) execution, delivery and performance of this Agreement and the other agreements and instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby complies with such Company’s applicable privacy notices and policies and with all applicable Information Privacy and Security Laws.
Section 5.12    Material Contracts. Section 5.12 of the Seller Disclosure Schedule sets forth a true, correct and complete list of all of the Contracts (including amendments or modifications thereto in effect as of the date hereof) of the following types to which a Company is a party, or by which a Company or any of its properties or assets is bound:
(a)    any Contract, the performance of which has resulted in expenditures by, or receipts of, such Company of more than One Million Dollars ($1,000,000) per fiscal year on average since January 1, 2021 or is reasonably expected to result in expenditures by, or receipts of, such Company of more than One Million Dollars ($1,000,000) in fiscal year 2023;
(b)    any Contract under which a Company is a lessee of or holds or operates any equipment, vehicle, or other tangible personal property that is owned by another Person and that (i) has resulted in or that is reasonably expected to result in expenditures by such Company of more than One Million Two Hundred and Fifty Thousand Dollars ($1,000,000) or (ii) extends for a term of more than one-hundred eighty (180) calendar days following the date of this Agreement;
(c)    any Contract that includes any right of first offer or refusal or other similar term favoring any other Person;
(d)    any Contract (i) relating to the creation, formation, operation, management or control of, or (ii) containing a put right, call right, tag-along right or drag-along right, in respect of, any partnership, joint venture or other similar entity to which a Company is a party to;
(e)    any material Contract under which a Company outsources the performance of any services required to be performed by such Company under any other Contract (excluding Provider Contracts);
(f)    (i) any Contract relating to the acquisition by a Company of any business, Equity Interests, unit, division, or all or substantially all assets of any other Person (whether by merger, sale of Equity Interests, sale of assets, or otherwise), or (ii) any Contract pursuant to which a Company has continuing indemnification, “earn-out” or other contingent payment Liabilities, including Contracts providing for indemnification to or from any Person with respect to Liabilities relating to any current or former business of such Company or any predecessor in interest, in each case, in connection with any such purchase or sale;
(g)    any Contract relating to the sale or other disposition by a Company of any business, Equity Interests, unit, division, or material assets (whether by merger, consolidation, divestiture, sale of Equity Interests, sale of assets, or otherwise);

(h)    any Contract that constitutes Indebtedness for borrowed money (whether incurred, assumed or guaranteed) by, or the placing of a Lien or similar instrument such as a mortgage, pledge, indenture or security agreement (other than a Permitted Lien) on any assets of, a Company;
(i)    any Contract relating to any joint venture, limited liability company, partnership, strategic alliance, or similar relationship with another Person;
(j)    any Contract under which a Company has, directly or indirectly, made any advance, loan, or extension of credit to, or capital contribution or other investment of more than One Million Dollars ($1,000,000) in, any other Person;
(k)    any Contract, other than any Benefit Plan, with (i) any current or former officer or director of a Company or (ii) any other current or former Employee of, independent contractor of, or consultant to a Company providing for, in the case of this clause (ii), aggregate future payments by such Company of more than One Million Dollars ($1,000,000);
(l)    any Contract with any Affiliate of a Company;
(m)    any Contract that (i) limits the freedom of a Company to compete with, or to solicit customers or suppliers from, any Person or in any geographical area or that otherwise restricts the marketing, distribution or sale of its or their products or services in any respect, (ii) provides “most favored nation” status to any party, (iii) requires the purchase of any product or service exclusively from a single party or grants exclusive rights to marketing or distribution to a single party or (iv) contains any minimum purchase obligations binding on a Company;
(n)    any Contract restricting the ability of a Company to solicit or hire any other Person, other than under any confidentiality agreements and any other agreements with suppliers or vendors of a Company in the ordinary course of business;
(o)    any Contract with any Governmental Authority;
(p)    any Plan-to-Plan Contract;
(q) any value-based Provider Contracts relating to at least 5,000 Enrollees that involve shared risk arrangements to which a Company is a party as a cedent, and any such terminated or expired Contracts under which there remains any outstanding Liability;
(r)    any Contract that relates to any off-balance sheet arrangements, loss sharing or loss guarantee and contingent purchase transactions, special purpose entity transactions or other similar transactions of a Company, and any hedging, derivatives or similar Contracts or arrangements;
(s)any collective bargaining or similar written labor-related agreement or other Contract with a union, works counsel or other labor organization to which a Company is a party;

(t)any Contract relating to the settlement of any Proceedings under which a Company has continuing post-Closing obligations or Liabilities equal to or greater than Two Hundred Thousand ($200,000);
(u)any material Contract relating to Intellectual Property or Company IT Systems, other than (A) non-exclusive licenses granted to customers in the ordinary course of business and (B) licenses for off-the-shelf shrinkwrap, clickwrap or similar commercially available non-custom Software with aggregate fees of less than One Million Dollars ($1,000,000) (“IP Licenses”); and
(v)any Contract pursuant to which a Company manages the business of another Person in exchange for a management fee.
Such Company has made available to Purchaser a true, complete and correct copy (or, with respect to any oral Contract, a correct written summary of the terms and conditions of such oral Contract) of each such Contract with respect to such Company set forth or required to be set forth on Section 5.12 of the Seller Disclosure Schedule (including all amendments, modifications, exhibits, and schedules) (collectively, with the Real Property Leases, the “Material Contracts”). Except as set forth on Section 5.12 of the Seller Disclosure Schedule, each Material Contract is valid and is in full force and effect and constitutes a legal, valid, and binding obligation of a Company and, to the Company’s Knowledge, the other party or parties thereto, enforceable against such Company and such other party or parties in accordance with its terms, subject to the Enforceability Limitations. Neither Company, as applicable, nor, to the Company’s Knowledge, any other party to a Material Contract is in, or is alleged to be in, material breach of or default under such Material Contract. Since the Look-Back Date, neither Company has received any written notice of material breach or material default under any Material Contract.
Section 5.13    Provider Contracts.
(a)Section 5.13(a) of the Seller Disclosure Schedule contains a true and complete list of the top twenty-five (25) Providers for each Company based on aggregate payments made by such Company to such Providers for the period of January 1, 2022 to January 1, 2023 (the “Key Providers”) and provides the total amount paid or recovered by such Company for such period. The Companies have in place a written Provider Contract with each such Provider that is currently in effect, except as would not reasonably be expected to be material to the Companies (taken as a whole). Prior to the date hereof, the Companies have delivered or made available to Purchaser true, correct and complete copies of all Provider Contracts with the Key Providers, including all amendments, waivers or changes thereto.
(b)Except as set forth on Section 5.13(b) of the Seller Disclosure Schedule, since the Look-Back Date, no Key Provider has given written notice to a Company of a termination of its relationship with such Company.
(c)Neither Company is in default of or breach of any term or obligation to be performed by it under any Provider Contract if such breach would have or reasonably be expected to have a Material Adverse Effect.

(d)Each Provider under a Provider Contract has been compensated and is currently compensated for undisputed covered services provided to Enrollees in accordance with the rates and fees set forth in the applicable Provider Contract and the Companies’ standard payment policies and procedures, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no renegotiations, attempts to renegotiate or outstanding rights to negotiate any amount to be paid or payable to or by a Company under any Provider Contract, except as would not reasonably be expected to have a Material Adverse Effect.
(e)Each Company has maintained all records required to be maintained by applicable Laws with respect to the Provider Network, except where the failure to maintain such records would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.14    Permits.
(a)The Companies possess or have applied for all material Permits required by applicable Law (i) to own, lease, and operate their properties and assets, (ii) to conduct the Business of the Companies as currently conducted and (iii) to obtain reimbursement related to services provided in connection with the Medicare or Medicaid programs or any other Payor payment program in which the Companies participate. Section 5.14(a) of the Seller Disclosure Schedule sets forth a list of all such material Permits. All such Permits are in full force and effect, and the Companies have fully performed all of their obligations under and are, and has been at all times, in material compliance with all such Permits, except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)Except as set forth on Section 5.14(b) of the Seller Disclosure Schedule, to the Company’s Knowledge, the Companies have not received any written notice from any Governmental Authority threatening to withdraw, revoke, terminate, or suspend any of its or their Permits, except where such withdrawal, revocation, termination or suspension would not reasonably be expected to be material to the Companies (taken as a whole). To the Company’s Knowledge, none of the Companies’ Permits will be subject to withdrawal, revocation, termination, or suspension as a result of the execution and delivery of this Agreement, their Related Agreements or the consummation of the transactions contemplated hereby or thereby, except where such withdrawal, revocation, termination or suspension would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.15    Employee Matters.
(a)Section 5.15(a) of the Seller Disclosure Schedule sets forth a correct list, as of the date of this Agreement, of each Company Benefit Plan and each material Seller Benefit Plan. For each Company Benefit Plan and each material Seller Benefit Plan, Seller has made available to Purchaser (a) a copy of such plan, and all material amendments thereto, (ii) if applicable, the most recently filed annual return/report on Form 5500, (iii) the most recent summary plan description or, if the plan is unwritten, a summary of material terms provided to participants, and (iv), if applicable, the most recent determination or opinion letter received from the IRS. For purposes of this Section 5.15(a), any individual employment, severance or other compensation arrangement with an Employee, and any severance, retention, incentive or other compensation programs applicable to Employees, shall be deemed to be material.
(b)Each Company Benefit Plan and Seller Benefit Plan has been maintained and administered in all material respects in compliance with its terms and the applicable requirements of ERISA, the Code, and any other applicable Laws. No event has occurred which will or could reasonably be expected to cause any such Company Benefit Plan or Seller Benefit Plan to fail to comply with such requirements, and no notice has been issued by any Governmental Authority questioning or challenging such compliance.
(c)Each Company Benefit Plan and Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is the subject of a favorable opinion letter from the IRS on the form of such Company Benefit Plan or Seller Benefit Plan and the tax-exempt status of any trust which forms a part of such plan under Section 501(a) of the Code, and, to Seller’s Knowledge, no event has occurred which will or could reasonably be expected to adversely affect such qualification.
(d)There have been no acts or omissions by the Companies or, to the Company’s Knowledge, any of its ERISA Affiliates which have given rise to or could reasonably be expected to give rise to any material interest, fines, penalties, taxes or related charges under Section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which the Companies may be liable. The Companies, and each Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (an “ERISA Health Plan”), complies in all material respects, as applicable, with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“PPACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (“HCERA”), and the regulations issued thereunder (collectively, with PPACA and HCERA, the “Healthcare Reform Laws”). No event has occurred, and, to the Company’s Knowledge, no conditions or circumstance exists, that would reasonably be expected to subject the Companies, or any ERISA Health Plan, to material penalties or excise taxes under Sections 4980D, 4980H, or 4980I of the Code or any other provision of the Healthcare Reform Laws.
(e)Neither Company nor any of their ERISA Affiliates has, or has had within the past five (5) years, any Liability with respect to a Multiemployer Plan or a plan that is subject to Title IV of ERISA. No Company Benefit Plan is (i) a multiple employer plan (within the meaning of Section 413(c) of the Code), or (ii) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). None of the assets of any Company Benefit Plan are invested in employer securities or employer real property.
(f)No Company has any current or projected liability in respect of post-employment or retirement health or medical or life insurance benefits for retired, former or current employees, except for group health plan continuation coverage as required by applicable Laws or coverage that continues through the end of the month in which termination of employment occurs.
(g)Neither Company nor any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code) in connection with any Company Benefit Plan.

(h)Each Company Benefit Plan which is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and administered in compliance with Section 409A of the Code and any proposed and final guidance under Section 409A of the Code.
(i)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will accelerate the time of vesting, funding or the time of payment, or increase the amount, of any compensation or benefits due to any Employee or any current or former director, officer, consultant or independent contractor of a Company. None of the payments contemplated by the Company Benefit Plans or Seller Benefit Plans with respect to any Employee, officer, director, consultant or independent contractor of a Company in connection with this Agreement and the transactions contemplated by this Agreement would constitute excess parachute payments (as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof)). No Benefit Plan or any contract, agreement, plan, policy, or arrangement with any Employee, officer, director, consultant or independent contractor of a Company provides for a “gross-up” or similar payment in respect of any taxes that may become payable under Sections 409A or 4999 of the Code.
Section 5.16    Employee and Labor Matters.
(a)As of the date hereof, Seller has delivered to Purchaser an anonymized true, correct and complete list of each Employee and, in the case of each such Employee, the following information, if applicable, as of the date hereof: (i) title or position; (ii) date of hire or commencement of service; (iii) work location and name of employing entity; (iv) whether full-time or part- time and whether exempt or non-exempt; (v) whether covered by the terms of a collective bargaining or similar agreement, a written employment agreement; (vi) whether absent from active employment or service and, if so, the date such absence commenced, the policy basis or legal basis (e.g. FMLA) for such absence and the anticipated date of return to active employment or active service; (vii) annual salary, and, if applicable, target bonus and other incentive compensation, such salary and other compensation data to include current information and such information for the prior 12-month period; (viii) vehicles provided by a Company or vehicle allowances; and (ix) accrued unused vacation, sick days and any other paid days off (the “Employee List”). No such Employee is a leased employee. The Employee List shall be updated as changes occur to the information contained in such list, to reflect new hires, terminations or other personnel changes occurring between the date hereof and the Closing Date.
(b)None of the Employees is represented by a union or other labor organization or group that was either voluntarily recognized or certified by any labor relations board or other Governmental Authority, and no union organizational campaign is, to the Company’s Knowledge, pending or threatened with respect to any of the Employees. Each Company is not a party to, bound by or in the process of negotiating any collective bargaining agreement or similar labor-related Contract. No demand for recognition of any Employees has been made by or on behalf of any labor union or labor organization since the Look-Back Date and no petition has been filed, nor has any material Proceeding been instituted, by any Employee or group of Employees with any labor relations board or commission seeking recognition of a collective bargaining representative since the Look-Back Date.

(c)Each Company is, and since the Look-Back Date has been, in compliance in all material respects with all applicable Laws relating to employment and employment practices, terms and conditions of employment, worker classification, wages, hours of work, withholding, occupational safety and health, collective bargaining, disability, immigration, harassment, non- discrimination in employment, workers’ compensation, and unemployment compensation. Each Company is (i) in material compliance with its obligations to withhold and report all amounts required by Law or by Contract to be withheld and to report with respect to wages, salaries, and other payments to current and former Employees, consultants, and independent contractors, (ii) not currently liable for any arrearage of wages or Taxes or any interest, fine, or penalty for failure to comply with any of the foregoing, other than with respect to de minimus amounts, and (iii) not materially liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security, or other benefits or obligations for current or former Employees.
(d)There is no pending or, to the Company’s Knowledge, threatened material charge, claim, or Proceeding against the Companies by or before the Equal Employment Opportunity Commission or any similar state or local Governmental Authority. There have not been any material controversies, grievances or Proceedings initiated, negotiated or litigated with the Companies or Seller by any of the Employees, former Employees or beneficiaries of Employees (current or former) with respect to their employment or benefits incident thereto, or by any Governmental Authority, which are currently pending or have been resolved since the Look-Back Date.
(e)Since the Look-Back Date, each Company has not been the subject of any audit or other action, suit, proceeding, claim, demand, assessment or judgments nor has such Company been the subject of an investigation, inquiry or any audit or other action, suit, proceeding, claim, demand, assessment or judgments from the U.S. Department of Homeland Security, including the Immigration and Customs Enforcement, (or any predecessor thereto, including the U.S. Customs Service or the Immigration and Naturalization Service) or any other immigration-related enforcement proceeding.
(f)To the Company’s Knowledge, (i) there is not currently pending, and, since the Look-Back Date, there have not been any allegations of sexual harassment or other sexual misconduct made against any current manager, officer or executive of the Companies; (ii) since the Look-Back Date, each Company has not entered into a settlement agreement to resolve any allegations of sexual harassment or other sexual misconduct; and (iii) each Company is not aware of any circumstances or conduct by any current officer or executive of such Company that would lead to material liability related to allegations of sexual harassment or other sexual misconduct.
(g)There is no pending or, to the Company’s Knowledge, threatened labor strike, material slowdown, work stoppage, or material labor arbitration proceeding against the Companies with respect to any Employee.
(h)Each Company has not within the past six (6) months taken any action with respect to the transactions contemplated by this Agreement or its Related Agreements that could constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act or could otherwise trigger any notice requirement or Liability under any state or local plant closing notice Law.

(a)The transfer of Employees to the Companies prior to the Closing as contemplated by Article VIII is not reasonably expected to result in any Liability to the Companies, or give rise to any claim by an Employee for severance or other benefits that will not be satisfied by Seller prior to the Closing.
Section 5.17    Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
(a)The Companies are in compliance with all applicable Environmental Laws, including but not limited to, possessing and complying with all Environmental Permits necessary for the current and proposed conduct and operation of the Business.
(b)No Company has received any written notice from any Governmental Authority (i) alleging that such Company does not possess any Environmental Permit required to own, lease, and operate its properties and assets or to conduct the Business as currently conducted or (ii) withdrawing, revoking, terminating, or suspending any of such Company’s Environmental Permits, in each case except as has been fully resolved.
(c)To the Company’s Knowledge, such Company has not released or exposed any Person to any hazardous or toxic substances or wastes on, into, or from any Company Real Property or any other real property formerly leased, operated or occupied by such Company, in each case, in violation of any applicable Environmental Laws or which has given rise to any Liabilities of such Company or resulted in investigatory, corrective, or remedial obligations of Such Company pursuant to Environmental Laws.
Section 5.18    Taxes.
(a)All income and other material Tax Returns of the Companies that are required to be filed under applicable Law have been timely and properly filed when due (taking into account any validly obtained extensions). Each such Tax Return is accurate and complete in all material respects. All income and other material Taxes owed by the Companies (whether or not shown as due on any Tax Returns) have been paid as required by applicable Law. The liability of the Companies for unpaid Taxes for all taxable periods (and portions thereof) ending on or before the Closing Date did not, as of the date of the Interim Balance Sheet, materially exceed the amount of the accrual for such Taxes (excluding any provision for deferred Taxes established to reflect timing differences between book and taxable income) as reflected in the Interim Balance Sheet.
(b)The Companies have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have withheld and have paid over to the appropriate Governmental Authorities all material amounts required to be so withheld and paid over under all applicable Laws.
(c)No Proceeding by any Governmental Authority is pending or threatened in writing with respect to any Tax Return or Taxes of the Companies. No deficiencies of Taxes have been proposed in writing by any Governmental Authority of the Companies, except those that have been satisfied by payment or been withdrawn or otherwise resolved.
(d)There are no Liens for Taxes on any of the properties or assets of the Companies, except for Permitted Liens.
(e)Neither Company (i) is liable for the Taxes of any Person other than a member of a Seller Consolidated Group under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law), or as a transferee or successor or (ii) has ever been a member of an affiliated, consolidated, combined, unitary, aggregate or similar Tax group for purposes of filing income Tax Returns, except for the Seller Consolidated Group.
(f)Neither Company has granted or been requested to grant any waiver of any statutes of limitations applicable to any Tax Returns or assessment for Taxes that is currently in effect (except for extensions of time to file Tax Returns obtained in the ordinary course of business).
(g)Neither Company is a party to, is bound by, or has any obligation under any tax sharing agreement, tax allocation agreement, or tax indemnification agreement (other than (i) any such agreement solely between the Companies, (ii) that certain Tax Sharing Agreement, by and among Seller Parent and certain of its subsidiaries, including the Companies, effective with respect to BND as of May 1, 2020, and effective with respect to CHP as of April 1, 2021, and (iii) any such agreement entered into in the ordinary course of business the primary purpose of which is not related to Taxes).
(h)Neither Company has, during the two-year period ending on the date of this Agreement, distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.
(i)Neither Company has entered into a “reportable transaction” (other than a “loss transaction”) within the meaning of Treasury Regulation Section 1.6011-4.
(j)Neither Company is a Tax resident in a jurisdiction outside the country of its organization, and no written claim has been made by a Governmental Authority in a jurisdiction where such Company does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction that has not been resolved.
(k)Each Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(l)Neither Company has requested any private letter ruling (or comparable ruling) of, or entered into any binding agreement relating to Taxes with, the Internal Revenue Service or comparable Governmental Authority that remains in effect.

(m)The Companies are members of a consolidated group for U.S. federal income tax purposes the common parent of which is Seller Parent.
(n)Neither Company will be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing for a taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made prior to the Closing, (iii) deferred revenue accrued or prepaid amount received prior to the Closing, (iv) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax Law) with any applicable Governmental Authority executed prior to the Closing, or (v) intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Tax Law) completed prior to the Closing.
Notwithstanding anything to the contrary in this Agreement, this Section 5.18, Section 5.4, Section 5.7, Section 5.15 and Section 5.16 (in each case, to the extent related to Tax matters) contain the sole and exclusive representations and warranties regarding Tax matters. For purposes of this Section 5.18, any reference to a Company shall be deemed to include any Person that merged with or was liquidated or converted into such entity.
Section 5.19    Proceedings and Orders.
(a)Except as set forth on Section 5.19(a) of the Seller Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect, there are, and since the Look-Back Date, have been, no Proceedings pending or, to the Company’s Knowledge, threatened against (including any Governmental Authority) such Company or any of its respective directors, officers, Employees, Representatives, or agents, in each case, in their capacities as such. Except as set forth on Section 5.19(a) of the Seller Disclosure Schedule or as would not reasonably be expected to be material to the Companies (taken as a whole), since the Look-Back Date, there have been no Proceedings commenced by such Company pending against any other Person, and such Company is not considering any such Proceeding. Except as set forth on Section 5.19(a) of the Seller Disclosure Schedule or as would not reasonably be expected to be material to the Companies (taken as a whole), the operation of the Business of the Companies is not, and since the Look-Back Date, has not been, subject to any Order. Such Company is and has been in material compliance with all Orders applicable to such Company set forth on Section 5.19(a) of the Seller Disclosure Schedule. As of the date hereof, such Company is not a party to or bound by any Contract to settle or compromise any Proceeding against it which has involved any obligation other than the payment of money or under which such Company has any continuing Liability, except any such Proceeding as would not reasonably be expected to be material to the Companies (taken as a whole).
(b)There are no Proceedings pending or, to the Company’s Knowledge, threatened by or against the Companies or Seller with respect to this Agreement, its Related Agreements or the transactions contemplated hereby or thereby that, if determined adversely to the Companies, would reasonably be expected to prevent or materially delay the consummation by the Companies of the transactions contemplated by this Agreement or its Related Agreements.
Section 5.20    Compliance with Laws; Illegal Payments.

(a)To the Company’s Knowledge, such Company is not in breach or violation of, or default under, and has not at any time since the Look-Back Date been in breach or violation of, or default under: (i) its Organizational Documents or (ii) any Health Care Law or Law in any material respect, except for breaches, violations or defaults (x) disclosed on Section 5.20(a) of the Seller Disclosure Schedule or (y) which would not, individually or in the aggregate, reasonably be expected to be material to the Companies (taken as a whole). Neither Company, since the Look-Back Date, has received any notice, Order, complaint, claim, investigation or other written communication from any Governmental Authority or any other Person regarding any actual or alleged material violation of any Law or Order applicable to such Company that individually or in the aggregate has or would reasonably be expected to be material to the Companies (taken as a whole). Since the Look-Back Date, in the conduct of its Business, neither Company nor, to the Company’s Knowledge, any of their respective current directors or officers, in their capacity as such, have directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment or similar benefit to any provider, governmental official or physician who was or is in a position to help or hinder such Company (or assist in connection with any actual or proposed transaction) or made any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office.
(b)Such Company is, and since the Look-Back Date has been, in material compliance with all applicable Healthcare Laws.
(c)Neither Company nor, to the Company’s Knowledge, any of their respective current directors or officers have been debarred, terminated, excluded or suspended from participation in any federal health care program (as defined at 42 U.S.C. § 1320a-7b(f)) or listed on the excluded individuals list maintained by the Office of the Inspector General of the U.S. Department of Health and Human Services (“OIG”) or the General Services Administration System for Award Management. Neither Company nor, to the Company’s Knowledge, any of their respective directors or officers have engaged in any conduct which could reasonably be expected to result in such debarment, termination, exclusion or suspension by any Governmental Authority, and there are no Proceedings pending or, to the Company’s Knowledge, threatened that could reasonably be expected to result in debarment, termination, exclusion or suspension by any Governmental Authority.
(d)Except as would not, individually or in the aggregate, reasonably be expected to be material to the Companies (taken as a whole), (i) there is no Proceeding pending or, to the Company’s Knowledge, threatened, relating to a Company in any Payor payment program and, to the Company’s Knowledge, neither Company is subject to any audit, review or survey by any Payor payment program other than the ordinary and customary audit, review or survey of all health plans participating in such Payor payment programs; (ii) there are no payment reviews, recoupment or Proceedings pending or, to the Company’s Knowledge, threatened, before any Governmental Authority with respect to any Medicare, Medicaid or other material claims filed or payments received by a Company relating to such Company or program compliance matters; and (iii) no integrity or validation review relating to the Companies is pending or, to the Company’s Knowledge, threatened against or affecting the Companies.
(e)Except as disclosed in Section 5.20(e) of the Seller Disclosure Schedule, since the Look-Back Date, no Payor has imposed any material fine or penalty, intermediate sanction or corrective action plan on the Companies, or has excluded, or, to the Company’s Knowledge, threatened to exclude, a Company from such Payor payment program. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Companies (taken as a whole), since the Look-Back Date, the Companies have no current or outstanding pending or, to the Company’s Knowledge, threatened, claims by Medicare, Medicaid or any other Payor related to overpayment recoupment or improper practices on the part of the Companies or any of their respective officers or directors.
(f)Except as would not, individually or in the aggregate, reasonably be expected to be material to the Companies (taken as a whole), since the Look-Back Date, each Company has timely filed (including prior to the expiration of extensions of time for filing) all filings and reports required by applicable Law with respect to the provisions of services by such Company to applicable third-party Payors, including the federal Medicare program and applicable state Medicaid programs. Except as disclosed in Section 5.20(f) of the Seller Disclosure Schedule, all documentation submitted to and all services performed by the Companies for any Knox-Keene Plan under a Plan-to-Plan Contract, or to or for any other third-party Payor, including commercial Payors, Medicare and Medicaid, and all other federal or state governmental healthcare programs and their agents have been prepared, submitted and performed, respectively, in all material respects in compliance with all material applicable rules, regulations, policies and procedures and Laws pertaining to the applicable Payor.
(g)The Business of the Companies has implemented a process to verify the licenses of those professionals required to be licensed under an applicable Law in connection with his or her employment, and, except as would not, individually or in the aggregate, reasonably be expected to be material to the Companies (taken as a whole), to the Company’s Knowledge, each of the employees of the Business that is required to hold a license under an applicable Law holds a valid license to perform the services they are performing for such Company.
(h)Each Company maintains a compliance program that is consistent, in all material respects, with model compliance program guidance issued by Governmental Authorities. The Companies have processes, policies and procedures reasonably designed to ensure compliance with Health Care Laws applicable to such Company’s Business in all material respects. The Companies have a process to check the OIG List of Excluded Entities and Individuals and the General Services Administration System for Award Management and state health care program exclusion and debarment lists to determine whether any of the following are an Ineligible Person.
(i)Except as would not, individually or in the aggregate, reasonably be expected to be material to the Companies (taken as a whole), to the Company’s Knowledge, since the Look-Back Date, each Company has timely filed (taking into account permitted extensions timely obtained, if any) all material regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that such Company was required to file with any Governmental Authority. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Companies (taken as a whole), since the Look-Back Date, the Companies have timely paid (taking into account permitted extensions timely obtained, if any) all fees and assessments due and payable in connection therewith.

(j)The Companies have provided Purchaser with complete copies of reports issued by a Governmental Authority or accreditation organization on any surveys, inspections and audits of the Companies and the Business since the Look-Back Date. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Companies (taken as a whole), the Companies have addressed the findings and deficiencies identified in such reports. Neither Company has received written notice of any future surveys, inspections or audits of its Business by a Governmental Authority or accreditation organization.
(k)Since the Look-Back Date, to the Company’s Knowledge, neither Company’s marketing staff has violated Healthcare Laws applicable to the marketing or enrollment of health plans under the Payor Contracts in any material respect. The compensation payable by each Company, as applicable, to (a) its respective marketing staff and (b) the marketing staff of any third party organization that such Company uses to sell its health plans complies in all material respects with applicable Laws.
(l)The Companies are, and, since the Look-Back Date, have been compliance with the federal Ethics in Patient Referrals Act (42 U.S.C. §§ 1395nn et seq.) and all similar state statutes and regulations.
(m)Each of the Companies’ internal policies and procedures are in compliance with all accreditation standards established by all self-regulatory organizations having jurisdiction over such Company, including the National Committee for Quality Assurance, except as noncompliance would not reasonably be expected to be material to the Companies (taken as a whole).
Section 5.21    Accounts Receivable and Accounts Payable.
(a)All accounts receivables, premium receivables and risk adjustment receivables of a Company and other receivables reflected on the Financial Statements and those arising in the ordinary course of business arising after the date thereof (i) are calculated in accordance with GAAP, (ii) have arisen from bona fide, arm’s length transactions by such Company in the ordinary course of business, (iii) are not subject to any setoffs and (iv) have not been factored or sold. Except as provided in Section 5.21(a) of the Seller Disclosure Schedule, all accounts receivable reflected in the Interim Balance Sheet are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts reflected in the Interim Balance Sheet, which allowance was calculated in accordance with GAAP.
(b)All accounts payable and medical claims payables of the Companies and other payables reflecting in the Financial Statements, and those arising is ordinary course of business arising after the date hereof (i) are calculated in accordance with GAAP and have arisen from bona fide, arm’s length transactions in the ordinary course of business.
Section 5.22    HIPAA.
(a)Each Company operates, and since the Look-Back Date has operated, its Business in compliance with the applicable privacy, security, transaction standards, breach notification, and other provisions and requirements of HIPAA, except where any violation or failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, each Company has executed business associate agreements meeting all applicable requirements set forth in the HIPAA privacy, security and breach notification regulations with all contractors that meet the definition of a business associate under HIPAA, except where the failure to execute such business associate agreements would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Companies do not use information from their Enrollees in an unlawful manner or in a manner that violates the privacy rights of their Enrollees, including their Enrollees’ rights under HIPAA or other Information Privacy and Security Laws. Neither Company is subject to a corporate integrity agreement, consent order or similar agreement with any Governmental Authority.
(b)The Companies have performed a security risk assessment in accordance with the frequency required under HIPAA for such Company that meets the standards set forth at 45 C.F.R. § 164.308(a)(1)(ii)(A), including an assessment as described at 45 C.F.R. § 164.306(d)(3), taking into account factors set forth in 45 C.F.R. § 164.306(a)–(c).
(c)Since the Look-Back Date, neither Company is subject to any Orders, nor are any Orders pending or, to the Company’s Knowledge, threatened in writing against the Companies or their respective “workforces” (as defined under HIPAA) regarding or relating to processing of Personal Information.
(d)Payor Contracts. To the Company’s Knowledge, neither DMHC, DHCS nor CMS is seeking to terminate, assume temporary management, cancel or challenge the validity or enforceability of, suspend enrollment or payment under, or grant Enrollees right to terminate enrollment under, any Payor Contract, and neither Seller has received any written or oral communication from DMHC, DHCS or CMS relating to any such potential termination, cancellation, challenge, temporary management, suspension or grant.
Section 5.24    [Reserved.]
Section 5.25    Enrollees. The books and records to be delivered to Purchaser will contain all material information that such Company is required to maintain or is required to submit to a Governmental Authority under the terms of its Contracts with Payors (and applicable Laws, rules and regulations), and all such material information delivered to Purchaser will be, upon delivery, correct and complete in all material respects. Except as set forth on Section 5.25 of the Seller Disclosure Schedule, the Companies have not received any Grievances (as defined by applicable Law) from an Enrollee during the twelve (12) month period prior to May 31, 2023 other than those that are, individually and in the aggregate, immaterial.
Section 5.26    Related Party Transactions. Except as set forth on Section 5.26 of the Seller Disclosure Schedule, no officer, director, Affiliate or Employee of a Company, nor any individual in any such officer’s, director’s, Affiliate’s or Employee’s immediate family, (i) is a party to any Contract with a Company, (ii) has an interest in any property (real or personal, tangible or intangible) owned, leased, or licensed by a Company or otherwise used in the conduct of the Business, (iii) provides any goods or services to a Company (other than in such person’s capacity as an officer, director, or Employee of such Company), or (iv) to the Company’s Knowledge, has an interest in any Person that is a customer of, or supplier or vendor to, a Company.
Section 5.27    Bank Accounts. Section 5.27 of the Seller Disclosure Schedule sets forth a correct list of all bank accounts, safe deposit boxes, and lock boxes maintained by or on behalf of the Companies and the Persons authorized to sign or otherwise act with respect thereto.
Section 5.28    Insurance. Section 5.28 of the Seller Disclosure Schedule sets forth a true, complete, and correct list of each insurance policy owned, held or maintained by, or for the benefit of, the Companies (collectively, the “Insurance Policies”). The Companies have provided to Purchaser true, complete and correct copies of all of the Insurance Policies. All of the Insurance Policies are valid, in full force and effect, and enforceable, all premiums thereunder have been paid in full, and no notice of cancellation, termination, material premium increase or material alteration of coverage has been received by a Company with respect to any of the Insurance Policies. There are no material claims pending under any of the Insurance Policies that have been denied, rejected or disputed by any insurer, except as would not reasonably be expected to have a Material Adverse Effect. Taken together, the Insurance Policies are sufficient for compliance with all (i) applicable Laws and (ii) applicable Contracts to which such Company is a party or by which such Company or any of its properties or assets is bound. To the Company’s Knowledge, the scope and level of coverage of the Insurance Policies are reasonable and customary in comparison to the scope and coverage by similar companies operating in similar lines of business to the Companies. Each Company is, and since the Look-Back Date has been, in material compliance with all requirements to maintain insurance under Laws to the extent applicable to the operations, activities or services of such Company or its Business and Orders pursuant to such Laws applicable to such Company or its Business.
Section 5.29    Brokers. Except as provided in Section 5.29 of the Seller Disclosure Schedule, no broker, finder, or investment bank is entitled to any brokerage, finder’s, or similar fee or commission in connection with the transactions contemplated by this Agreement or any Related Agreement based upon arrangements made by or on behalf of a Company for which such Company would be liable.
Section 5.30    Sanctions. Neither Company nor any of their respective directors or officers or, to the Company’s Knowledge, employees or agents is the target of any Sanctions. Each Company is presently and have been, since the Look-Back Date, in compliance with applicable Anti-Corruption Laws and Sanctions.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER
Except as set forth in the Purchaser Disclosure Schedule (which qualifies (i) the correspondingly numbered representation, warranty or covenant if specified therein and (ii) such other representations, warranties or covenants where its relevance as an exception (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of disclosure), Purchaser represents and warrants to Seller and the Companies as of the date hereof and as of the Closing Date (as though made on the Closing Date) as follows:

Section 6.1    Organization and Authorization of Purchaser . Purchaser is validly existing and in good standing (or its equivalent) under the Laws of its jurisdiction of incorporation. Purchaser has all requisite corporate power and authority to execute, deliver, and perform its obligations under this Agreement and its Related Agreements and to consummate the transactions contemplated by this Agreement and its Related Agreements. The execution, delivery, and performance by Purchaser of this Agreement and its Related Agreements and the consummation by Purchaser of the transactions contemplated by this Agreement and its Related Agreements have been validly and duly authorized by all necessary corporate action by Purchaser. Purchaser has validly executed and delivered this Agreement and, at or prior to the Closing, Purchaser will have validly executed and delivered each of its Related Agreements. This Agreement constitutes, and each Related Agreement will after the Closing constitute, legal, valid, and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to the Enforceability Limitations.
Section 6.2    Governmental Consents; No Conflicts.
(a)The execution, delivery, and performance by Purchaser of this Agreement and its Related Agreements, and the consummation by Purchaser of the transactions contemplated by this Agreement and its Related Agreements, do not and will not require any Consent of or with any Governmental Authority, other than (i) any Consent the failure of which to be obtained would not be material to Purchaser or prevent or materially delay the consummation by Purchaser of the transactions contemplated by this Agreement or any of its Related Agreements, (ii) any Consent that is required as a result of any facts or circumstances relating solely to Seller, the Companies, or any of their respective Affiliates, and (iii) the Consents set forth in Section 6.2(a) of the Purchaser Disclosure Schedule.
(b)Except as set forth in Section 6.2(b) of the Purchaser Disclosure Schedule, the execution, delivery, and performance by Purchaser of this Agreement and its Related Agreements, and the consummation by Purchaser of the transactions contemplated by this Agreement and its Related Agreements, do not and will not violate, conflict with, result in a breach, cancellation, acceleration or termination of, constitute a default under, result in the creation of any Lien on any of the properties or assets of Purchaser under, result in the acceleration or triggering of any payment, posting of collateral (or the right to require the posting of collateral), vesting or increase in the amount of compensation or benefit payable, or result in a circumstance that, with or without notice or lapse of time or both, would constitute any of the foregoing under (i) any Law or Order applicable to or binding on Purchaser or any of its properties or assets, (ii) any material Contract to which Purchaser is a party or by which Purchaser or any of its properties or assets is bound, (iii) any Permit held by Purchaser, or (iv) any of the Organizational Documents of Purchaser except, in the case of each of clauses (i), (ii), and (iii), where such violation, conflict, breach, cancellation, termination, or default would not prevent or materially delay the consummation by Purchaser of the transactions contemplated by this Agreement or any of its Related Agreements or materially adversely affect Purchaser or its business or operations.
Section 6.3    Proceedings. There are no Proceedings pending or, to Purchaser’s Knowledge, threatened by or against Purchaser, or any of their respective Affiliates or any of their respective Representatives in their capacities as such with respect to this Agreement or any of its Related Agreements or the transactions contemplated hereby or thereby or that, if determined adversely to Purchaser or any of its Affiliates, would reasonably be expected to prevent or materially delay the consummation by Purchaser of the transactions contemplated by this Agreement or any of its Related Agreements.
Section 6.4    Availability of Funds. As of the date hereof, Purchaser has and, as of the Closing Date, Purchaser will have cash in immediately available funds sufficient to pay, when due, the Base Purchase Price and all other amounts required to be paid by it under this Agreement and its Related Agreements.
Section 6.5    Compliance with Law.
(a)Since the Look-Back Date, and except as would not reasonably be expected to prevent or materially impede Purchaser from consummating the transactions contemplated by this Agreement, Purchaser has been in compliance in all material respects with all applicable Laws, including all applicable Healthcare Laws, applicable to the business, assets and operations of Purchaser and its Affiliates. Except as would not reasonably be expected to prevent or materially delay the consummation by Purchaser of the transactions contemplated by this Agreement or any of its Related Agreements, since January 1, 2020, neither Purchaser nor its Affiliates has been required to pay any material civil monetary penalties, damages or fines under any Healthcare Laws or make any self-disclosure to any Governmental Authority for any violation of any Healthcare Laws.
(b)None of the funds to be paid by Purchaser under this Agreement and its Related Agreements are derived, from dealings by Purchaser with Persons that are the target of Sanctions.
(c)Since the Look-Back Date, and except as would not reasonably be excepted to prevent or materially impede Purchaser from consummating the transactions contemplated by this Agreement, neither Purchaser nor its Affiliates, nor their respective officers or directors, is currently, or has been, (i) suspended, excluded or debarred from contracting with the federal or any state government or from participating in any federal or state health care program, and no Governmental Authority has provided written notice of any investigation or proceeding that threatens (or is reasonably likely to result in) such suspension, exclusion or debarment or (ii) party or subject to any corporate integrity agreements, monitoring agreements, consent decrees, deferred prosecution agreement, settlement orders, or similar agreements imposed by any Governmental Authority.
Section 6.6    Securities Law Matters. Purchaser is acquiring the Shares for investment purposes and has no present intention to make any distribution or sale of the Shares in violation of the Securities Act or other applicable securities Law. Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
Section 6.7    R&W Insurance Policy. Purchaser has, at its sole expense, bound concurrently with the execution of this Agreement a representation and warranty insurance policy underwritten by Risk Specialists Companies Insurance Agency, Inc. d/b/a RSCIA insuring certain Losses suffered by Purchaser as the named insured (the “R&W Insurance Policy”) pursuant to the binder agreement and policy in the form attached hereto as Exhibit E.

Section 6.8    Acknowledgment and Non-Reliance.
(a)Purchaser acknowledges that it has conducted an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Companies and, in making its determination to proceed with the transactions contemplated by this Agreement and its Related Agreements, Purchaser has relied solely on the results of such investigation and the representations and warranties of Seller and the Companies expressly set forth in Article IV and Article V hereof. Such representations and warranties by Seller and the Companies constitute the sole and exclusive representations and warranties of Seller and the Companies to Purchaser in connection with the transactions contemplated hereby, and Purchaser acknowledges and agrees that neither Seller nor the Companies are making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement and its Related Agreements.
(b)Without limiting any representations or warranties made or the truth or accuracy of any representation or warranty hereunder, Purchaser acknowledges that none of Seller, the Companies, nor anyone acting on behalf of any such Persons, has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts, summaries, presentations or schedules heretofore made available by Seller or the Companies to Purchaser or any other information which is not included in this Agreement. Purchaser further acknowledges and agrees that any estimates, forecasts, projections or other predictions or forward-looking information that may have been provided or made available to Purchaser are not representations or warranties of Seller or the Companies, and no assurances can be given that any estimated, forecasted, projected or predicted results will be achieved.
Section 6.9    Brokers. No broker, finder, or investment bank is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any Related Agreement based upon arrangements made by or on behalf of Purchaser.
ARTICLE VII

PRE-CLOSING COVENANTS AND AGREEMENTS
Section 7.1    Access to Information. Subject to applicable Law, including Antitrust Law, HIPAA and any applicable COVID-19 Measures, from the date of this Agreement until the Closing Date, the Companies shall use commercially reasonable efforts to: (i) furnish to Purchaser and its Representatives with such financial, operating, human resources/employee and other data and information as Purchaser or its Representatives may reasonably request (which shall include Purchaser’s right to conduct a general information technology assessment of the Companies in accordance with the terms of this Section 7.1), (ii) give Purchaser and its Representatives reasonable access, upon reasonable advance notice and during normal business hours, to the offices, facilities, properties, books, and records of the Companies, (iii) provide Purchaser (A) in advance of the Closing, copies of such information as is reasonably requested by Purchaser and its Representatives in order for Purchaser to assume operations on the Closing Date for the transition of the Enrollees, as applicable, and continuity of care and (B) copies of such other information as is reasonably necessary for the operation, ownership and management of the Business or which is otherwise reasonably requested by Purchaser, and which Seller is permitted by applicable Law to provide or which is required in writing to be provided to Purchaser by DHMC, CMS or DHCS (and Seller shall provide such written consents and authorizations as may be reasonably necessary for Purchaser to have access to materials on file with DHMC, CMS or DHCS), including any information as may be required to permit Purchaser to satisfy its obligations to such Governmental Authorities following the Closing and (iv) make such officers and Employees of the Companies available to Purchaser and its Representatives as they may from time to time reasonably request, in the case of each of clauses (i) – (iv), solely in order for Purchaser to consummate the transactions contemplated by this Agreement; provided, however, that nothing herein shall require the Companies to disclose any information to Purchaser if such disclosure would, in the reasonable judgment of the Companies, (i) cause significant competitive harm to the Companies if the transactions contemplated by this Agreement are not consummated, (ii) violate applicable Law or the provisions of any agreement to which a Company is a party, or (iii) jeopardize any attorney-client or other legal privilege. Each Company shall have the right to have a Representative present during any inspections, interviews, and examinations conducted at the offices or facilities owned or leased by such Company.
Section 7.2    Conduct of Business Pending the Closing. From the date of this Agreement until the Closing Date or the date on which this Agreement is validly terminated in accordance with Article XI, except (w) as set forth in Section 7.2 of the Seller Disclosure Schedule, (x) as otherwise expressly required (or expressly prohibited) by this Agreement, or as permitted pursuant to subclauses (e), (k)(i)-(iii), (l), (m), (o), (r) or (s) below, (y) as may be required by applicable Law or any applicable COVID-19 Measures or otherwise as required by a Governmental Authority of competent jurisdiction or to comply with any request from a Governmental Authority, or (z) to the extent Purchaser otherwise Consents in writing (which Consent shall not be unreasonably withheld, delayed or conditioned), the Companies shall (i) operate the Business in the ordinary course of business consistent with past practice and (ii) use commercially reasonable efforts to maintain and preserve intact their current business organizations, operations, assets and properties and to preserve the rights, goodwill and relationships of, and with, the Business of the Companies and their Providers, Payors and Enrollees (taken as a whole and not with respect to such Persons individually). Without limiting the generality of the foregoing, except (w) as set forth in Section 7.2 of the Seller Disclosure Schedule, (x) as otherwise expressly required (or expressly prohibited) by this Agreement, (y) as may be required by applicable Law or any applicable COVID-19 Measures or otherwise as required by a Governmental Authority of competent jurisdiction or to comply with any request from a Governmental Authority, or (z) to the extent Purchaser otherwise Consents in writing (which Consent shall not be unreasonably withheld, delayed or conditioned), prior to the Closing, each Company shall not:
(a)amend its Organizational Documents;
(b)(i) issue, sell, pledge, encumber, grant, transfer or dispose of any of its Equity Interests, (ii) grant any options, warrants, calls, convertible securities, restricted stock units, stock appreciation right, or other rights to purchase or otherwise acquire any of its Equity Interests, or (iii) split, combine, reclassify, cancel, redeem, or repurchase any of its Equity Interests;

(c)sell, lease, transfer, or otherwise dispose of, or incur any Lien (other than a Permitted Lien) on, any of its properties, assets or businesses, except for the sale, transfer, or disposition of finished goods inventory in the ordinary course of business;
(d)make or defer any capital expenditures in an aggregate amount of more than One Million Dollars ($1,000,000);
(e)create, incur, guarantee, refinance, assume or otherwise become liable for any Indebtedness for borrowed money, except for (i) any Indebtedness or Liabilities incurred in the ordinary course of business, (ii) intercompany Indebtedness, or (iii) to finance acquisitions or investments permitted under clause (h);
(f)enter into any transaction between such Company, on the one hand, and Seller or any of its Affiliates, on the other hand, that (i) is not on an arm’s-length basis or is not in the ordinary course of business and (ii) would be binding on such Company after the Closing;
(g)make any loans, advances, or capital contributions to, or investments in, any other Person (including any Affiliate);
(h)acquire any business, Equity Interests, or all or substantially all assets of any other Person (whether by merger, consolidation, sale of Equity Interests, sale of assets, or otherwise);
(i)create any Subsidiary or enter into any joint venture, partnership, strategic alliance or similar relationship;
(j)enter into any new line of business;
(k)grant any increase in the base salary or wages or other compensation or benefits payable to any Employee whose annual base salary exceeds $200,000, in each case except, (i) base salary or hourly wage increases in the ordinary course of business and in a manner consistent with past practice which do not result in increased costs to such Company in any calendar year of more than $3,171,940 in the aggregate for all such increases above the amount payable by such Company or Seller Parent or any of its applicable Subsidiaries in respect of the Employees, during the prior calendar year, (ii) transfer (or accept the transfer of) any Benefit Plan to or from such Company prior to the Closing as required by Law, or (iii) as required by the terms of any existing Contract, Benefit Plan, or collective bargaining agreement set forth on Section 5.15(a) of the Seller Disclosure Schedule.
(l)(i) adopt, amend, terminate or modify any Company Benefit Plan (or any benefit plan that would be a Company Benefit Plan if in effect as of the date of this Agreement) or collective bargaining agreement or other contract with a labor union covering Employees, (ii) grant, pay or promise any bonus, severance, retention, change in control or other similar arrangement with respect to Employees whose annual base salary exceeds $200,000, or (iii) hire or terminate the employment of any Employee whose annual base salary exceeds $200,000, other than (x) terminations for cause or due to permanent disability or (y) hires made for the purpose of replacing any Employee who has resigned or been terminated whose annual base salary is less than $200,000;
(m)(i) amend or modify any material term of any Material Contract, (ii) terminate, assign, not renew, extend or waive any Material Contract, or (iii) enter into a Contract that, if entered into prior to the date hereof, would have been a Material Contract, in each case of the foregoing clauses (i), (ii) and (iii), other than (x) such amendments as may from time to time be required by any Governmental Authority or necessary to comply with any Law, (y) as set forth on Section 7.2(m) of the Seller Disclosure Schedule or (z) such other amendments, modifications or waivers as are not material;
(n)make any change in any accounting principle, policy, or procedure used by it (other than regarding Taxes, which shall be governed by paragraph (o) below), other than changes required by GAAP or applicable Law;
(o)except as required by GAAP or applicable Law, make (except in the ordinary course of business and consistent with past practice), rescind or change any material Tax election, change (or request any Governmental Authority to change) any Tax accounting method or annual Tax accounting period, file any income or other material amended Tax Return, agree to any extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), enter into any closing agreement or other binding written agreement with any applicable Governmental Authority with respect to any Taxes or any Tax sharing agreement, apply for any ruling with respect to material amounts of Taxes from any Governmental Authority, file any material Tax Return other than one prepared in a manner consistent with past practice except as otherwise required by applicable Law, surrender any right to claim or settle any claim with respect to a material Tax refund, or settle or compromise any Tax claim or assessment, in each case except with respect to the Seller Consolidated Group or any Seller Consolidated Return;
(p)materially accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice;
(q)materially delay or accelerate payment of any account payable or other Liability beyond or in advance of its due date or the date when such Liability would have been paid in the ordinary course of business consistent with past practice;
(r)make, declare, set aside, or pay any dividend or any other distribution with respect to the Shares, other than distributions of Cash to Seller to the extent not required to maintain Minimum Tangible Net Equity;
(s)(i) settle or commence any material Proceeding that (a) requires payments to be made following the Closing in excess of Two Hundred Thousand Dollars ($200,000) in the aggregate or (b) restricts or imposes material obligations on such Company following the Closing; or (ii) cancel any other debts owed to or claims held by it in excess of Two Hundred Thousand Dollars ($200,000);

(t)sell, transfer, waive, abandon, encumber, allow to lapse, or otherwise dispose of any rights in or to any material Company Intellectual Property, other than non-exclusive licenses in the ordinary course of business or expirations of registered Company Intellectual Property in accordance with their statutory terms;
(u)adopt a complete or partial plan of liquidation, dissolution, restructuring, recapitalization, bankruptcy, suspension of payments, or other reorganization;
(v)voluntarily fail to maintain, terminate, cancel or materially change coverage under any Insurance Policy or fail to pay premiums or report known claims to its insurance carrier in a timely manner; or
(w)agree to do, approve, or authorize any of the foregoing.
Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (i) nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the business operations of either Company prior to the Closing and (ii) prior to the Closing, each Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of the business of such Company.
Notwithstanding anything to the contrary herein, Purchaser agrees that, prior to the Closing and following the finalization of the Estimated Closing Statement, each Company may distribute all of its Cash to Seller and Seller Parent to the extent not required to maintain their Minimum Tangible Net Equity and as permitted under applicable Law.
Section 7.3    Consents and Approvals.
(a)On the terms and subject to the conditions of this Agreement, each Party shall use its reasonable best efforts to cause the Closing to occur as promptly as practicable after the date of this Agreement, including taking all reasonable actions necessary (i) to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Closing, (ii) to obtain all Consents from, and give all notices to, third parties necessary or appropriate to permit the consummation of the transactions contemplated by this Agreement, and (iii) to obtain or make each Consent of or with a Governmental Authority, in each case, set forth on Section 7.3(a) of the Seller Disclosure Schedule; provided, that the Parties acknowledge and agree that the receipt or obtaining of such Consents is not a requirement for or a condition precedent to the consummation of the transactions contemplated by this Agreement or any Related Agreements, except to the extent expressly set forth in Section 10.1 of this Agreement; provided, further, that the Companies and Seller shall not make any agreement or understanding materially affecting the Shares, the Companies, or the Business as a condition for obtaining any such Consents except with the prior Consent of Purchaser. Additionally, each Party hereto shall use their respective reasonable best efforts to satisfy the closing conditions set forth in Article X hereof. Notwithstanding anything in this Agreement to the contrary, neither Seller nor any of its Affiliates shall be required to compensate any third party, commence or participate in any Proceeding or offer or grant any accommodation (financial or otherwise) to any third party (x) to obtain any such third party Consent or (y) in connection with Seller’s and its Affiliates’ obligations under this Section 7.3.
(b)In furtherance and not in limitation of the covenants of the Parties contained in this Section 7.3, the Parties shall (i) cooperate and consult with each other in (A) determining, as promptly as possible, whether any other filings or notifications are required to be made with, or actions or nonactions, waivers, expirations or terminations of waiting periods, clearances, Consents or orders are required to be obtained from, any Governmental Authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (B) timely making all filings and notifications and timely seeking all actions or nonactions, waivers, expirations or terminations of waiting periods, clearances, Consents or orders required pursuant to this Section 7.3, (ii) respond promptly to inquiries from any Governmental Authority in connection with any filings or notifications made pursuant to this Section 7.3 and supply as promptly as practicable such information or documentation as may be requested pursuant to the HSR Act or by any Governmental Authority (including DMHC), and (iii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.
(c)Without limiting the generality of the foregoing, the Parties shall as promptly as practicable, but in no event later than seven (7) Business Days following the date of this Agreement, file with U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice the notification and report form required under the HSR Act with respect to the transactions contemplated by this Agreement. As promptly as practicable following the date of this Agreement, but in no event later than fifteen (15) calendar days following the date of the pre-filing meeting with DMHC with respect to the transactions contemplated by this Agreement (which fifteen (15) calendar days shall be subject to a one-time extension of five (5) calendar days by either Seller or Purchaser to the extent reasonably necessary to properly prepare and complete each Notice of Material Modification and all supporting documentation), the Parties shall prepare, complete and properly submit each Notice of Material Modification and all supporting documentation to DMHC and Purchaser and the Companies, shall jointly meet with appropriate DMHC personnel to apprise DMHC of the transactions contemplated by this Agreement. Purchaser shall pay one hundred percent (100%) of all filing fees and other costs associated with the filings required by this Section 7.3.
(d)In furtherance and not in limitation of the covenants of the Parties contained in this Section 7.3, subject to applicable legal limitations, each Party agrees to (i) furnish to the other Parties such information and assistance as the other Parties may reasonably request in connection with their preparation of any notifications or filings, (ii) keep the other Parties apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other Parties with copies of notices or other communications received by such Party from, or given by such Party to, any third party or any Governmental Authority with respect to such transactions, (iii) permit the other Parties to review and in good faith consider incorporating the other Parties’ reasonable comments in any communication to be given by it to any Governmental Authority with respect to any filings or notifications required to be made with, or actions or nonactions, waivers, expirations or terminations of waiting periods, clearances, Consents or Orders required to be obtained from, such Governmental Authority in connection with execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, and (iv) consult with the other Parties in advance of and not participate in any meeting or discussion relating to the transactions contemplated by this Agreement, either in person or by telephone, with any Governmental Authority in connection with the proposed transactions unless it gives the other Parties the opportunity to attend and observe, or unless such Governmental Authority prohibits the other Parties from participating or attending. The Parties shall jointly develop, and shall consult and cooperate in all respects with one another, and consider in good faith the views of one another, in connection with the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions, notices, filings and proposals made or submitted by or on behalf of any party, hereto in connection with Proceedings under or relating to any Governmental Authority, including any Antitrust Law, prior to their submission. Each Party shall use its reasonable best efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 7.3 in a manner so as to preserve any applicable privilege. Purchaser and Seller may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.3 as “outside counsel/corporate in-house antitrust counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (Purchaser or Seller, as the case may be) or its legal counsel; provided, however, that materials provided pursuant to this Section 7.3(d) may be redacted (a) as necessary to comply with contractual obligations and (b) as necessary to address reasonable privilege concerns.
(e)Unless otherwise agreed in writing by the Parties, each Party shall contest, defend, or resist any Proceeding, brought or threatened to be brought, challenging or seeking to enjoin, restrain, prohibit, or otherwise make illegal any of the transactions contemplated by this Agreement or the Related Agreements, or appeal or seek to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that enjoins, restrains, prohibits, or otherwise makes illegal any of the transactions contemplated by this Agreement or the Related Agreements.
(f)In furtherance and not in limitation of the obligations in Section 7.3(e), Purchaser shall take (and shall cause its Affiliates to take), any and all actions to avoid and, if necessary, eliminate, each and every impediment under applicable Law, including any Antitrust Law, that may be asserted by an Governmental Authority, so as to enable the Closing to occur no later than the Outside Date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture, or disposition of Purchaser’s or the Companies’ respective assets or undertaking other structural or conduct relief or behavioral remedies as are necessary to obtain an approval under applicable Law, including any Antitrust Law; provided, that, (x) notwithstanding anything to the contrary in this Agreement, including this Section 7.3, nothing in this Agreement shall require Purchaser or its Affiliates to take or refrain from taking any action, or to agree to any term, requirement, restriction, limitation, undertaking or condition (including any conditions that may be required by any Governmental Authority to obtain any Consent) that (i) would apply to or affect, or would reasonably be expected to apply to or affect, the businesses, assets or properties of Purchaser or its Affiliates or the Business, that would, individually or in the aggregate, reasonably be expected to result in Losses to Purchaser, its Affiliates or the Business, collectively, that exceed Seventy Two Million Five Hundred Thousand Dollars ($72,500,000); and/or (ii) would reasonably be expected to materially and adversely affect Purchaser and its Affiliates or the Business in a magnitude commensurate with the standard set forth in the preceding clause (i), in each such case, excluding the effect from any term, requirement, restriction, limitation, undertaking or condition relating to or arising from Tangible Net Equity to the extent such term, requirement, restriction, limitation, undertaking or condition is reflected in the calculation of Minimum Tangible Net Equity pursuant to and in accordance with the definition of “Minimum Tangible Net Equity” (any such action, term, requirement, restriction, limitation, undertaking or condition described in subclauses (i) or (ii) of this clause (x), as modified by the foregoing exclusion, a “Purchaser Burdensome Condition”) and (y) subject to Section 7.3(g), nothing in this Agreement shall require Seller Parent, Seller or any of its or their Affiliates to agree or consent to any requirement, restriction, limitation, commitment or undertaking by and among any one or more of the Companies, Purchaser or any of their respective Affiliates, and DMHC in connection with the transactions contemplated hereby (any “Undertaking”), and none of Purchaser or its Affiliates shall agree, consent, or commit to any Undertaking, that would result in a change to the formula (including by changing the categories or definitions of the inputs and components of such formula but not, for the avoidance of doubt, as a result of any change in the performance of the Business) used to calculate the Minimum Tangible Net Equity as part of such Undertaking increasing the amount of Minimum Tangible Net Equity that would, individually or in the aggregate, reasonably be expected to result in a reduction in the Purchase Price pursuant to the calculation set forth in Section 3.1(a)(iv) that exceeds Seventy Two Million Five Hundred Thousand Dollars ($72,500,000) (any such Undertaking described in this clause (y), a “Seller Burdensome Condition”).
(g)In the event of the imposition of a Seller Burdensome Condition through the issuance of an Undertaking in connection with an Order reflecting a final determination in writing by DMHC, Purchaser shall have the option (a “Cure Option”), exercisable in its sole and absolute discretion by delivery of written notice to Seller during a five (5) Business Day period commencing from the date on which such Seller Burdensome Condition has been imposed (the “Cure Period”), to agree that, for purposes of calculating Closing Date Tangible Net Equity, the Minimum Tangible Net Equity shall be deemed to have increased by no more than Seventy Two Million Five Hundred Thousand Dollars ($72,500,000) as a result of the action, term, requirement, restriction, limitation, Undertaking or condition giving rise to such Seller Burdensome Condition. In the event that Purchaser exercises a Cure Option, a Seller Burdensome Condition shall have not been deemed to have occurred for purposes of this Agreement.
(h)Neither Purchaser nor Seller shall (i) acquire or agree to acquire any rights, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), or (ii) take any other action between the date hereof and through and including the Closing Date (other than an action taken by either Party in the ordinary course of business in the operation of its existing business), in each case, in the State of California, if such acquisition or other action would reasonably be expected to materially increase the risk of not obtaining any Consents required under any Law.

Section 7.4    Notification of Certain Matters. From the date of this Agreement until the earliest of termination of this Agreement in accordance with Article XI and the Closing Date, each of the Companies, on one hand, and Purchaser, on the other hand, shall give the other prompt written notice of: (a) any event, change, or occurrence that (i) causes, or would reasonably be expected to cause, any representation or warranty of such Party set forth in this Agreement to be untrue or inaccurate in any material respect or (ii) causes, or would reasonably be expected to cause, such Party to fail to perform or comply with in any material respect any covenant or agreement of such party in this Agreement; (b) any Proceeding commenced or, to the Company’s Knowledge, or Purchaser’s Knowledge, as applicable, threatened against, relating to, involving or otherwise affecting such Party by a Governmental Authority with authority over the Companies and whose approval is required to effect the transactions contemplated by this Agreement with respect to (i) the transactions contemplated by this Agreement or (ii) the Business; and (c) any notice or other communication from any such Governmental Authority threatening or seeking to prevent the transactions contemplated by this Agreement or that otherwise would reasonably be expected to prevent or impede the transactions contemplated by this Agreement, other than in the ordinary course of business or that does not relate to the transactions contemplated by this Agreement. No such notification will affect any of the representations, warranties, covenants, agreements, rights, or remedies of the Parties contained in this Agreement. The parties acknowledge and agree that the Companies’, on the one hand, and Purchaser’s, on the other hand, compliance or failure of compliance with this Section 7.4 shall not be taken into account for purposes of determining whether the conditions in Section 10.2(b) or Section 10.3(b), respectively, shall have been satisfied with respect to performance in all material respects with this Section 7.4.
Section 7.5    Exclusivity. From the date of this Agreement until the Closing Date, Seller and the Companies shall not, and shall not authorize or permit any of their respective Representatives to, directly or indirectly, (a) solicit, initiate, encourage, facilitate or continue inquiries regarding the submission of any proposal or offer from any other Person relating to a potential business combination with or acquisition of the Companies or the Business (whether by way of merger, purchase of Equity Interests, purchase of assets, or otherwise) or any portion of the Equity Interests or assets of the Company and any of its Subsidiaries (a “Competing Transaction”), (b) participate in, enter into or continue any activities, discussions, negotiations or agreements regarding a Competing Transaction, or (c) provide information regarding a Company or the Business to, or enter into or agree to enter into any Contract with, any Person, other than Purchaser and its Representatives in connection with a possible Competing Transaction with such Person; provided, that, the foregoing shall not prohibit a sale of equity interests or assets of (whether by way of merger, purchase of equity interests, purchase of assets or otherwise) Seller Parent, its Affiliates or Subsidiaries (excluding the Companies) or any other businesses of any of the foregoing, so long as such transaction would not reasonably be expected to prohibit or materially delay or impede Seller’s ability to consummate the transactions contemplated by this Agreement or prevent Seller or Seller Parent from carrying out the transactions contemplated by this Agreement (each, an “Excepted Transaction”). In furtherance of the foregoing, from the date of this Agreement until the Closing Date, Seller and Seller Parent shall not affirmatively solicit a Competing Transaction (other than an Excepted Transaction) at the direction of the board of directors of Seller Parent (together with any such solicitation or any affirmative commitment to solicit a Competing Transaction (other than an Excepted Transaction) pursuant to the requirements of or undertaken as a result of any Order, a “Prohibited Solicitation”). Seller and the Companies

shall, and shall cause their Representatives to, immediately cease and or cause to be terminated any existing activities, discussions, and negotiations with any other Person with respect to, or that would reasonably be expected to lead to, any of the foregoing, and shall promptly take all steps necessary (to the extent it has contractual authority to do so and has not already done so prior to the date of this Agreement) to require any Person that has executed a confidentiality or non-disclosure agreement within the 6-month period prior to the date of this Agreement in connection with any actual or potential Competing Transaction (other than an Excepted Transaction) to return or destroy all such information or documents or material incorporating confidential information in the possession of such Person or its Representatives, and shall enforce all such confidentiality agreements. Seller and the Companies shall promptly advise Purchaser orally and in writing of the receipt by Seller, the Companies, or any of their Representatives of any oral or written communication, proposal, offer, or inquiry from any other Person regarding a Competing Transaction (other than an Excepted Transaction), including the identity of the Person making the same and the material terms and conditions of any proposal or offer.
Section 7.6    Termination of Related Party Contracts. Prior to the Closing, Seller and the Companies shall take (or cause their Affiliates to take) such actions as are necessary to terminate, effective as of the Closing, all Contracts, services, and other arrangements, whether written or oral (except for the Contracts set forth on Section 7.6 of the Seller Disclosure Schedule), between a Company, on the one hand, and Seller or any of its Affiliates (other than the Companies), on the other hand, and, from and after the Closing, no further rights or Liabilities of any party shall continue under such terminated Contracts, services, or arrangements (and, for the avoidance of doubt, Seller shall cause all payables, receivables and loans that are outstanding pursuant to any such Contracts, services or arrangements to be terminated pursuant to this Section 7.6 to be settled or cancelled).
Section 7.7    Resignations. On or prior to the Closing Date, each Company shall cause each officer and director of such Company which was requested by Purchaser at least fifteen (15) Business Days prior to the Closing Date to tender his or her resignation from such position effective as of the Closing or otherwise take such other action to have them removed.
Section 7.8    Non-Competition; Non-Solicitation.
(a)During the Restricted Period, Seller shall not, and Seller shall cause its controlled Affiliates not to, directly or indirectly, either for Seller’s own benefit or for the benefit of any other Person, (i) engage in the Restricted Business in the Territory in any capacity; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, joint venturer, agent, trustee, volunteer, lender or consultant; or (iii) knowingly induce or persuade any Provider, Enrollee, supplier or licensor of the Business of the Companies to terminate or modify its business relationship with the Business of the Companies in a manner materially adverse to the Business of the Companies.
(b)During the Restricted Period, Seller shall not, and Seller shall cause its controlled Affiliates not to, directly or indirectly, solicit for employment, hire or retain the employment of any Continuing Employee, except pursuant to a general solicitation which is not directed specifically to any Continuing Employees or any employees of Purchaser or its Affiliates;

provided, however, that nothing in this Section 7.8(b) shall prevent Seller or any of its Affiliates from hiring any employee of Purchaser whose employment has been terminated by Purchaser and its Affiliates and such termination was not the direct result of solicitation by Seller or its Representatives.
(c)Seller acknowledges that a breach or threatened breach of this Section 7.8 will give rise to irreparable harm to Purchaser, for which monetary damages will not be an adequate remedy, and hereby agrees that, in the event of a breach or a threatened breach by such Seller of any such obligations, Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a Court of competent jurisdiction.
(d)Seller acknowledges that the restrictions contained in this Section 7.8 are reasonable and necessary to protect the legitimate interests of Purchaser and constitute a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 7.8 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any Court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 7.8 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
(e)Notwithstanding anything to the contrary herein, Purchaser acknowledges and agrees that Seller and its Affiliates operate and intend to continue operating a consumer care business and that the foregoing shall in no way restrict, limit or impose any obligations on, or seek to restrict, limit or impose any obligations on, the operation by Seller and its Affiliates of such business.
Section 7.9    Transition Planning. From the date hereof until the earlier of termination of this Agreement in accordance with Article XII or the Closing, Seller shall use commercially reasonable efforts to cooperate with Purchaser as may be reasonably requested by Purchaser from time to time to develop and implement an integration and transition plan for the Business of the Companies and certain protected health information (as defined in 45 C.F.R. § 160.103) held by the Parties. Without limiting the generality of the foregoing, Purchaser and Seller shall cooperate to develop and implement a mutually agreeable communications plan with respect to the Enrollees and Providers, and communications by Seller with Enrollees shall be conducted in accordance with the communication plan in reasonable consultation with Purchaser. Notwithstanding the foregoing, in no event shall Seller make a general announcement to its employees regarding the transactions contemplated by this Agreement before any press releases have been issued by Purchaser or Seller in accordance with Section 13.8. In addition, subject to applicable Law, Seller shall provide reasonable access prior to the Closing Date to the Continuing Employees (in accordance with time schedules mutually agreed by Purchaser and Seller that will not (or that will only minimally) disrupt Seller’s pre-Closing business operations), so that Purchaser can provide training to such employees prior to the Closing Date; provided, that, as of the date hereof, Seller and Purchaser shall have entered into business associate agreements, in substantially the form attached hereto as (a) Exhibit F, permitting the disclosure of certain protected health information held by Purchaser to Sellers’ employees prior to the Closing Date in connection with such training and (b) Exhibit G, permitting the disclosure of certain protected health information held by Seller to Purchaser before or on the Closing Date (such agreements described in clauses (a) and (b) of this proviso, the “Business Associate Agreements”).
Section 7.10    Enrollee Grievances/CTMs. Seller shall provide Purchaser a summary of all Grievances and CTMs (as defined by applicable law) received by the Companies from an Enrollee on a regular monthly basis, in a form reasonably satisfactory to Purchaser, which, at a minimum, shall include (i) the identification number of the contract pursuant to which each such Grievance and/or CTM arises under, (ii) the category of each such Grievance and/or CTM, (iii) a detailed description of each such Grievance and/or CTM, and (iv) a determination as to whether each such Grievance and/or CTM was, or was not, processed by the applicable Company as a quality of care Grievance and/or CTM (each such summary, a “Grievance/CTM Summary”) from the date of this Agreement until the earlier of (x) the valid termination of this Agreement in accordance with Section 11.1 and (y) the Closing. Seller and each Company shall use their respective commercially reasonable efforts to remediate and rectify all Grievances and/or CTMs set forth on each Grievance/CTM Summary. In connection with the obligations set forth in this Section 7.10, Seller and each Company shall make their respective appropriate personnel reasonably available to discuss any of Purchaser’s reasonable inquiries relating to each Grievance/CTM Summary.
Section 7.11    Post-Closing Audits.
(a)Conduct of Audit; Communications. Subject in all respects to Article XII, including Sections 12.6, 12.7 and 12.13 thereof, Purchaser and its Representatives shall manage all aspects of any actual audit commenced by a Governmental Authority of financial, care management, member administrative or market conduct of a Company (for the avoidance of doubt, other than with respect to Taxes) that (i) arises after the Closing and (ii) relates to the conduct of the Business before the Closing, including but not limited to (a) any agreements material to the provision of and reimbursement for Business activities occurring after the Closing (including but not limited to all communications with CMS, whether written or oral, (including letters, emails, phone calls, video calls, and in-person meetings)) and (b) any inspections of Seller’s premises and records for six (6) years from the final date of any Payor Contract period from the date of completion of any audit, whichever is later (a “Post-Closing Audit”).
(b)Cooperation. Subject in all respects to Article XII, including Sections 12.6, 12.7 and 12.13 thereof, Seller and its respective Representatives shall reasonably cooperate, as and to the extent requested by Purchaser and its Representatives, with respect to a Post-Closing Audit. Such cooperation shall include, among other things, using commercially reasonable good faith efforts to, upon Purchaser’s request, (i) provide reasonable access to books, records or other information that may be relevant to such Post-Closing Audit in accordance with any timelines communicated by the applicable Governmental Authority and (ii) cause Seller’s Representatives to be available to provide such assistance as may be reasonably requested in connection with such Post-Closing Audit; provided, however, that the foregoing shall not apply to any dispute between the parties regarding this Agreement, including pursuant to Article XII, or the transactions contemplated hereby.
Section 7.12    Insurance Coverage. Prior to Closing, Seller shall use commercially reasonable efforts to tender all known claims timely and completely to any Insurance Policies that could reasonably be expected to provide coverage for such claims in the format prescribed by the relevant Insurance Policy or Policies.
Section 7.13    Wrong Pocket. In the event that after the Closing, Seller or any of its Affiliates receives any payment that is payable to the Business of the Companies, Seller agrees to remit (or shall cause to be remitted) any such payment to Purchaser or the Companies within five (5) Business Days. In the event that after the Closing, Purchaser or any of its Affiliates receives any payment that is payable to Seller or Seller Parent, Purchaser agrees to remit (or shall cause to be remitted) any such payment to Seller or Seller Parent within five (5) Business Days.
Section 7.14    Required Shared Assets.
(a)Immediately prior to the Closing, Seller Parent shall, and shall cause its Subsidiaries to, assign, transfer, convey and deliver to one of the Companies, free and clear of any Liens, other than Permitted Liens, all of the properties, assets and rights owned, leased, or licensed by any of them that Purchaser has both (x) reasonably determined are necessary to operate the Business immediately following the Closing in substantially the same manner as its Business is operated as of the date hereof and immediately prior to the Closing and (y) set forth on Section 7.14(a) of the Purchaser Disclosure Schedule, as it may be modified from time to time in accordance with the Section 7.14 (such properties, assets and rights, excluding any Excluded Assets, collectively the “Required Shared Assets”). If Purchaser reasonably determines that any properties, assets or rights owned, leased, or licensed by Seller Parent or any of its Subsidiaries other than the Companies not listed in Section 7.14(a) of the Purchaser Disclosure Schedule are necessary to operate the Business immediately following the Closing in substantially the same manner as its Business is operated as of the date hereof and immediately prior to the Closing, Purchaser shall promptly notify Seller in writing of such determination and such properties, assets or rights shall be deemed to have been added to Section 7.14(a) of the Purchaser Disclosure Schedule. If Purchaser identifies any properties, assets or rights that are listed or deemed listed on Section 7.14(a) of the Purchaser Disclosure Schedule that it does not desire to acquire at the Closing, it may, by delivery of written notice to Seller Parent, elect that such properties, assets or rights shall not be assigned, transferred, conveyed or delivered to the Companies (any properties, assets or rights so designated by Purchaser, an “Excluded Asset”), in which case such Excluded Assets shall be deemed to be removed from Section 7.14(a) of the Purchaser Disclosure Schedule.
(b)Prior to the Closing, without the prior written consent of Purchaser, Seller Parent shall not, and shall not permit any of its Subsidiaries to (i) sell, lease, transfer, or otherwise dispose of, or incur any Lien (other than a Permitted Lien) on, any Required Shared Asset, (ii) amend or modify any material terms of any Required Shared Asset that is a Contract or (iii) terminate, assign, not renew, extend or waive any material rights under any Required Shared Asset that is a Contract; provided, that, the foregoing shall in no event prohibit an Excepted Transaction, so long Excepted Transaction would not reasonably be expected to prevent or impede the assignment, transfer, conveyance or delivery to the Companies, free and clear of any Liens, other than Permitted Liens, of any properties, assets or rights that are Required Shared Assets immediately prior to the consummation of such Excepted Transaction.
(c)Seller shall bear any out-of-pocket costs and expenses incurred by Seller, or to be incurred by Seller, in satisfying Seller’s obligations under this Section 7.14. To the extent that any third party whose consent is requested in connection with the obligations set forth in this Section 7.14 requires the payment of any consideration, fees or costs in connection with the giving of such consent, Seller shall, in good faith, discuss with Purchaser any such requests and involve Purchaser in any negotiations regarding such requests prior to making any determination as to whether to pay such consideration, fees or costs, or the negotiate the amount thereof, which amounts, if paid, shall be at Seller’s expense; provided, however, that a determination by Seller not to pay such fees or costs shall not be deemed to be a breach of Seller’s obligations pursuant to this Section 7.14.
Section 7.15    IP Assignment and License. Seller and Purchaser shall each, in good faith, negotiate, and use commercially reasonable efforts to enter into as of Closing (or, in the case of Seller, cause the Companies to enter into as of Closing), such agreements constituting the IP Assignment and License Agreements, in each case, pursuant to the terms set forth in the IP Assignment and License Term Sheet; provided, however, that entry into the IP Assignment and License Agreement shall not be a condition precedent to Closing and, if the Parties do not enter into the IP Assignment and License Agreement prior to the Closing, (i) the terms of the IP Assignment and License Term Sheet shall govern the arrangements between the Parties until their entry into the IP Assignment and License Agreement and (ii) Seller and Purchaser shall each, in good faith, continue to negotiate, and use commercially best efforts to enter into such agreements constituting the IP Assignment and License Agreements in each case, pursuant to the terms set forth in the IP Assignment and License Term Sheet, as soon as possible following the Closing.
Section 7.16    Minimum Network Requirements. The Parties have agreed to the covenant set forth in Section 7.16 of the Seller Disclosure Schedule.
Section 7.17    Star Ratings.
(a)    The Companies shall use commercially reasonable efforts to provide Purchaser with the Star Rating data, including measure scores, made available by CMS to Companies for H0838 and H5649 during the first plan preview in August 2023 and the second plan preview in September 2023. The Companies shall use commercially reasonable efforts to review and, if applicable, resolve with CMS any errors in such data.
(b)    Unless Purchaser provides Seller and the Companies with an irrevocable written waiver of the condition set forth in Section 10.2(f) within thirty (30) calendar days of a Star Condition Failure, Seller may terminate this Agreement pursuant to Section 11.1(g).
Section 7.18    SMACs. Each of BND and CHP shall use reasonable efforts to: (i) obtain State Medicaid Agency Contracts (“SMACs”) from DHCS that satisfy the minimum requirements set forth at 42 C.F.R. § 422.107(c), and (ii) file such SMACs with CMS no later than July 3, 2023.

Section 7.19    Anaheim Lease. Seller and Purchaser shall each enter into as of Closing, a sublease agreement in form and substance reasonably satisfactory to Purchaser and Seller, pursuant to which Purchaser will sublease from Seller, at the full rental cost set forth in the Anaheim Lease, the premises subject to the Anaheim Lease for a one (1) year term commencing on the Closing Date.
Section 7.20    Reports. Subject to applicable Law, including Antitrust Law, Seller shall use commercially reasonable efforts to provide Purchaser with written reports, in a format and containing such detail as is reasonably agreed upon by Seller and Purchaser, describing: (i) all actual or anticipated compliance actions of the type listed at 42 C.F.R. § 422.502(b)(1)(i)(E) (“Compliance Actions”) applicable to either Company, including the status of any corrective action plan to remediate such Compliance Actions; (ii) any other actual or potential noncompliance by a Company, Network Provider or vendor of a Company with Healthcare Laws, including failure to meet network adequacy requirements or call center operational requirements established by CMS; (iii) performance of H0838 and H5649 on Part C and Part D Star Rating measures; and (iv) financial and actuarial data and metrics relevant to the Companies’ preparation of the Estimated Closing Statement, which shall include, at a minimum, supporting trial balances and comparative analytics and explanations for fluctuations in key balance sheet components, supporting balance sheet reconciliations as reasonably requested, paid claims and claims inventory detail, and incurred but not reported reserves detail (it being understood that, to the extent that such items are available solely on a monthly basis, such reports referenced in this clause (iii) shall be provided by not later than the 20th day of each month). Such reports shall be provided, by no later than the 5th and 20th day of each month. Subject to applicable Law, Seller shall afford Purchaser reasonable access, upon reasonable advance notice and during normal business hours, to its subject matter experts in the areas addressed in the reports required to be delivered pursuant to this Section 7.21 to answer any of Purchaser’s questions with respect thereto.
Section 7.21    Transition Services Agreement. The Parties agree that, if Seller determines in good faith that Seller or any of its Affiliates (other than the Companies) will reasonably require the benefit of any Required Shared Asset to operate Seller’s or any of its Affiliates’ (other than Companies) business after the Closing Date in substantially the same manner as it is operated as of the date hereof, the Parties shall each, in good faith, negotiate, and enter into as of Closing (or cause their applicable Affiliates to enter into as of Closing) a transition services agreement, making available to Seller or any of its Affiliates (other than the Companies) any of the services, systems and functions arising from or relating to such Required Shared Asset(s) that are reasonably necessary for Seller or any of its Affiliates (other than the Companies) to operate their respective businesses in substantially the same manner as it is operated as of the date hereof for a period of up to twelve (12) months from the Closing Date, at price equal to the providing party’s cost plus a ten percent (10%) markup, and on terms otherwise mutually agreed by Purchaser and Seller (the “Transition Services Agreement”).
Section 7.22    Consumer Care Agreement. Seller Parent and Purchaser shall each, in good faith, negotiate, and enter into as of the Closing, the Consumer Care Agreement pursuant to and in accordance with the terms and conditions set forth in the Consumer Care Term Sheet.

ARTICLE VIII

EMPLOYEE MATTERS
Section 8.1    Employee Transfers Before Closing Date; Effect of Transfers. Seller hereby covenants that the Employees who are not employed by the Companies as of the date of this Agreement shall be transferred by Seller to a Company reasonably determined by Purchaser and communicated to Seller no later than thirty (30) calendar days following the date of this Agreement; provided, that any Inactive Employee shall not become an employee of the Companies prior to the Closing. Seller shall take all actions necessary to ensure that the transactions contemplated by this Agreement will not constitute a separation, termination or severance of employment of any Employee prior to or upon the occurrence of the Closing Date, and that such Employee will have continuous and uninterrupted employment immediately before and immediately after the Closing Date. Seller shall be solely responsible for any liabilities that become payable to Employees as a result of any transfer of employment by Seller to the Companies prior to the Closing, and the Companies shall not have any obligation or liability for any such amounts. Each Employee who continues employment with a Company on and after the Closing Date is referred to as a “Continuing Employee,” and such Employees are collectively referred to as the “Continuing Employees”; provided, that only those Inactive Employees who return to active employment with Seller and become employees of a Company following the Closing Date but on or prior to the later of (i) the date that is three (3) months after the Closing Date or (ii) the latest date on which Purchaser would be required to rehire such Inactive Employee pursuant to applicable Law, shall constitute Continuing Employees hereunder. Each Continuing Employee shall continue employment with such applicable Company immediately following the Closing.
Section 8.2    Maintenance of Compensation and Benefits. During the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, Purchaser shall (or shall cause its Affiliates, including the Companies, to) provide each Continuing Employee who remains employed during such period (a) an annual base salary or wage rate and annual cash bonus opportunity (excluding equity or equity-based incentives or retention, sign-on, change in control or other one-time or special cash incentives) that are substantially comparable in the aggregate to the annual base salary or wage rate and annual cash bonus opportunities, in the aggregate, provided to such Continuing Employee as of immediately prior to the Closing Date and (b) employee welfare benefits (excluding equity or equity-based incentives or retention, sign-on, change in control or other one-time or special cash incentives) that are no less favorable than the employee welfare benefits provided by Purchaser to similarly situated employees of Purchaser. For the avoidance of doubt, following the Closing, Purchaser shall have no obligation or other Liability with respect to long-term incentive awards previously granted by Seller or an affiliate of Seller at any time prior to the Closing.
Section 8.3    Service Credit. Purchaser shall (or shall cause its Affiliates to) grant each Continuing Employee full credit for all prior service with Seller, the Companies or any of their respective Affiliates or the predecessors of any such entity for all purposes under each employee benefit plan sponsored or maintained by Purchaser or any of its Affiliates, including for purposes of determining eligibility to participate, level of benefits, vesting, early retirement eligibility and benefit plan accruals (other than benefit accruals under a defined benefit pension plan), to the same extent such service would be recognized by any of Seller or its applicable Affiliate (including the Companies) under any analogous Seller Benefit Plan or Company Benefit Plan immediately prior to the Closing; provided, however, that such credit shall not result in a duplication of benefits. Seller (or an Affiliate) shall pay out eighty percent (80%) of paid time off (or such percentage that Seller (or its Affiliate) is required to pay out under applicable Law) accrued and unused by Continuing Employees through the Closing Date prior to the Closing Date or in the immediately following pay period. Purchaser shall credit each Continuing Employee with a number of vacation days equal to the portion of any vacation accrual applicable to such Continuing Employee that was not paid out by Seller prior to the Closing.
Section 8.4    Welfare Plans. As of the Closing Date, each Continuing Employee shall cease participation in, and accrual of benefits under, the health and welfare benefit plans of Seller (each, a “Seller Welfare Plan”) and commence or continue participation, as applicable, in the health and welfare benefit plans maintained by Purchaser and its Affiliates.
Section 8.5    Pre-Existing Conditions and Co-Payments. Purchaser shall (or shall cause its Affiliates to):
(a)to the extent permitted by the applicable plan, waive all limitations as to pre-existing conditions, exclusions, active employment requirements, waiting periods and requirements to show evidence of good health with respect to participation and coverage requirements applicable to the Continuing Employees (and their eligible dependents) under any health and welfare plans in which the Continuing Employees are eligible to participate on or after the Closing Date to the extent that such limitations were waived or met under the applicable Seller Welfare Plan or health and welfare Company Benefit Plans; and
(b)use commercially reasonable efforts to provide each Continuing Employee with credit for the dollar amount of all co-payments, deductibles and similar expenses incurred by such Continuing Employee prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any health and welfare plans in which such Continuing Employees are eligible to participate on or after the Closing Date, to the extent such amounts are substantiated in writing by Seller prior to the Closing Date.
Section 8.6    Retention Bonus Pool. Following the date of this Agreement but prior to the Closing Date, there shall be reserved an aggregate cash retention bonus pool of up to such amount as set forth on Section 8.6 of the Seller Disclosure Schedule (the amount so reserved, the “Bonus Pool”) for retention awards to be made to certain Continuing Employees by Purchaser (the “Retention Awards”). Prior to the Closing Date, Purchaser will identify (i) the individuals who will be eligible to receive Retention Awards (the “Identified Participants”) and (ii) the timing for payment of each of the Identified Participant’s respective Retention Award. Seller and Purchaser shall work in good faith to mutually agree on the amount of the Retention Award to be provided to each Identified Participant. The Retention Awards will be subject to the terms and conditions to be set forth on the retention letters to be provided to the Identified Participants by Purchaser at or around the time of the Closing, which retention letters may be reviewed and commented on by Seller prior to such retention letters being distributed to Identified Participants, which comments, if any, Purchaser will consider in good faith and not unreasonably omit.

Section 8.7    No Third-Party Beneficiaries. Nothing in this Article VIII express or implied, (a) is intended to or shall confer upon any Person other than the parties hereto, including any continuing Employee or any beneficiary or dependent thereof, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (b) shall establish, or constitute an amendment, termination or modification of, or an undertaking to amend, establish, terminate or modify, any benefit plan, program, agreement or arrangement or (c) shall create any obligation on the part of Seller, Purchaser or any of their respective Affiliates to employ any continuing Employee for any period following Closing.
ARTICLE IX

ADDITIONAL COVENANTS AND AGREEMENTS
Section 9.1    Taxes.
(a)    Seller, at its expense, shall prepare and file or cause to be prepared and filed all Tax Returns of the Companies for a taxable period ending on or prior to the Closing Date that are due to be filed after the Closing Date (the “Seller Returns”). All such Seller Returns shall be prepared in a manner consistent with such Company’s past practice, except as otherwise required by applicable Law, and in accordance with the provisions of this Agreement. Seller shall provide Purchaser with a copy of each such Seller Return at least thirty calendar (30) days prior to the due date for filing such Seller Returns (including any extensions thereof), or as soon as reasonably practicable if such Seller Return is due within thirty (30) calendar days after the Closing Date or relates to non-income Taxes, for Purchaser’s review and approval (not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, this Section 9.1(a) shall not apply to any Seller Consolidated Return.
(b)    Purchaser shall prepare and file or cause to be prepared and filed when due any Tax Returns of the Companies for a Straddle Period (“Straddle Period Tax Returns”). All such Straddle Period Tax Returns shall be prepared in a manner consistent with such Company’s past practice, except as otherwise required by applicable Law, and in accordance with the provisions of this Agreement. Purchaser shall provide a draft of each Straddle Period Tax Return at least thirty (30) calendar days prior to the due date for filing such Straddle Period Tax Returns (including any extensions thereof), or as soon as reasonably practicable if such Straddle Period Tax Return is due within thirty (30) calendar days after the Closing Date or relates to non-income Taxes, for Seller’s review and approval (not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, this Section 9.1(b) shall not apply to any Seller Consolidated Return.

(c)    The Parties shall attempt in good faith to resolve any disagreement regarding any Seller Returns or Straddle Period Tax Returns prior to filing. In the event the Parties are unable to resolve any dispute within ten (10) calendar days prior to the due date for filing an applicable Tax Return (including any extensions thereof), such dispute shall be resolved by the Accounting Firm by applying Section 3.3(c) mutatis mutandis, which resolution shall be binding on the Parties, except to the extent otherwise required pursuant to a Final Determination. The fees and expenses of the Accounting Firm shall be borne equally by Seller and Purchaser. If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner that the Party responsible for preparing such Tax Return deems correct without prejudice to the other Party’s rights hereunder and the Parties shall use reasonable efforts to file an amended Tax Return to reflect the Accounting Firm’s final resolution of such disputed issue.
(d)    No later than three (3) Business Days prior to the due date of any Seller Return or Straddle Period Tax Return, Seller shall pay to Purchaser the amount of all Indemnifiable Taxes required to be paid with respect to such Tax Return, or Seller shall reimburse Purchaser for such Indemnifiable Taxes within fifteen calendar (15) days after payment thereof by Purchaser or a Company (subject to the limitations in Section 12.4(f)); provided, that with respect to any Tax Return filed pursuant to Section 9.1(c) for which any disputes remain unresolved when such Tax Return is filed, (i) Seller shall pay any agreed upon Indemnifiable Taxes due in respect of such Tax Return in a manner consistent with the preceding clause and (ii) without duplication, Seller shall reimburse Purchaser for any additional Indemnifiable Taxes as finally determined within fifteen (15) calendar days after the final determination of such disputes, either as finally resolved between Purchaser and Seller or as finally determined by the Accounting Firm. For the avoidance of doubt, this Section 9.1(d) shall not limit Seller’s indemnification obligations pursuant to Article XII if the amount of Taxes as finally determined by a Tax authority for the periods covered by such Tax Returns that are the responsibility of Seller exceeds the amount of Seller’s payment under this Section 9.1(d) (provided that, for the avoidance of doubt, Seller shall not be liable pursuant to Article XII for any amounts paid pursuant to this Section 9.1(d)).
(e)    To the extent more likely than not permitted by applicable Law, any deductions attributable to Transaction Expenses shall be included on an income Tax Return of the Seller Consolidated Group for a Pre-Closing Tax Period and shall not be treated as income Tax deductions for a taxable period beginning after the Closing Date.
(f)    For purposes of apportioning Taxes of a Straddle Period (other than Transfer Taxes) between the period ending on the Closing Date and the period beginning the day after the Closing Date, the amount of Taxes which relates to the portion of a Straddle Period ending on the Closing Date: (i) in the case of any property, ad valorem or other Taxes not based upon or related to income, receipts, transactions or payments, shall be deemed to be the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Taxes not addressed in clause (i), shall be determined based on an interim closing of the books as of the end of the Closing Date; provided that the Parties will cooperate in good faith in order that exemptions, allowances or deductions that are calculated on an annual basis and economically attributable to an entire taxable year shall be allocated between the portion of the Straddle Period ending on the Closing Date, on the one hand, and the portion of the Straddle Period beginning after the Closing Date, on the other hand, on an equitable basis.
(g)    Except to the extent actually included as a Tax asset or Tax refund in Closing Date Tangible Net Equity as finally determined hereunder, any Tax refund or credit or offset in lieu thereof (including any interest paid or credited by a Governmental Authority with respect thereto) of the Companies with respect to a Pre-Closing Tax Period attributable to Taxes paid by a Company prior to the Closing or Taxes paid or indemnified by Seller or Taxes taken into account in Closing Date Tangible Net Equity or Indebtedness as finally determined hereunder, in each case, net of any cost or Tax to Purchaser and its Affiliates (including the Companies) attributable to obtaining, receiving or accruing such refund or credit, shall be for the sole benefit of Seller (other than any refund or credit that is attributable to a carryback of a loss, credit or other Tax attribute arising from a taxable period (or portion thereof) beginning after the Closing Date or payable to another Person pursuant to any Contract to which a Company is a party as of Closing) (any such amounts, a “Tax Refund”). To the extent that Purchaser or any of its Affiliates (including the Companies after the Closing) receives or utilizes any Tax Refund, Purchaser shall pay to Seller such Tax Refund within ten calendar (10) days of receipt of such Tax Refund or the filing of any Tax Return utilizing such Tax Refund (in the form of a credit or offset to Taxes that otherwise would have been payable), as the case may be. The Parties hereto agree that Seller’s entitlement to a Tax Refund for the portion of a Straddle Period ending on the Closing Date shall be determined using the methodologies set forth in Section 9.1(f). Purchaser and its Affiliates shall, and shall cause the Companies to, at Seller’s expense, promptly take all reasonable actions reasonably requested by Seller to file for and obtain any Tax Refund to which Seller is entitled pursuant to this Section 9.1(g).
(h)    Purchaser shall promptly (and in any event within ten (10) calendar days) notify Seller following receipt of any notice of audit or other Proceeding relating to any Tax Return or Tax for a Pre-Closing Tax Period or a Straddle Period of a Company (such audit or Proceeding, the “Tax Claim”). Such notice shall specify in reasonable detail the basis for such Tax Proceeding and, to the extent known, the amount asserted and shall include a copy of the relevant portion of any correspondence received from the Governmental Authority. Any failure to so notify Seller of any such Tax Claim shall not relieve Seller of any indemnification obligation under Article XII with respect to such Tax Claim, except to the extent Seller was actually and materially prejudiced as a result thereof. Seller shall have the right to control, at its expense, any and all Tax Claims solely relating to a taxable period that ends on or prior to the Closing Date, provided that if Seller elects not to control such Tax Claim, Purchaser shall have the right to control such Tax Claim, at Purchaser’s expense (provided that Purchaser shall be entitled to indemnification pursuant to Article XII for any Losses attributable to such expenses, including amounts that would be indemnified Losses if the Tax Claim had resulted in the obligation to pay a Tax), upon notice to Seller, and Purchaser shall have the right to control, at Purchaser’s expense, any and all Tax Claims relating to a Straddle Period. The controlling party shall (i) allow the non-controlling party to participate (at such non-controlling party’s expense) in such Tax Claim, (ii) keep the non-controlling Party informed of any proceedings, events, and developments relating to, or in connection with, any such Tax Claims, and (iii) not settle or compromise such Tax Claim without the prior written consent of the non-controlling party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything in this Agreement to the contrary, Seller shall have the exclusive right to control in all respects any Tax audit or other Proceeding or any other matter with respect to the Seller Consolidated Group or any Seller Consolidated Return. To the extent of any conflict between this Section 9.1(h) and Article XII, this Section 9.1(h) shall be controlling with respect to any Tax matters.
(i)    The Parties shall cooperate (and cause their respective Affiliates to cooperate) fully, as and to the extent reasonably requested by the other Parties, in connection with the preparation and filing of Tax Returns and any Tax audit, litigation or other Proceeding with respect to Taxes (including Tax Claims) and payments in respect thereof. Such cooperation shall include the retention of records and information which are reasonably relevant to any such Tax audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller, Purchaser and the Companies shall (and shall cause their Affiliates to, as applicable) retain all books and records with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority. Each of the Parties shall furnish the other Parties with copies of all relevant correspondence received from any Governmental Authority in connection with any Tax audit or Proceeding or information request with respect to any Taxes for which any other Party may have an indemnification obligation under this Agreement. The Party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other Party.
(j)    Any transfer, sales, use, documentary, recording, stamp, registration, stock transfer, property transfer or similar Taxes applicable to, imposed upon or arising out of the purchase and sale of the Shares under this Agreement (such Taxes, “Transfer Taxes”) will be borne fifty percent (50%) by Purchaser and fifty percent (50%) by Seller, and Tax Returns relating to such Taxes and fees shall be filed by the Party responsible for filing such Tax Return under applicable Law. The Parties shall reasonably cooperate in preparing and filing all such filings, Tax Returns, and forms as necessary or appropriate to comply with the provisions of all applicable Law in connection with the payment of such Transfer Taxes, and the Parties shall cooperate in good faith to minimize the amount of any such Transfer Taxes payable in connection therewith.
(k)    Except (x) as provided in this Section 9.1, (y) as required by Law or (z) with Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed), after the Closing, neither Purchaser, nor the Companies, nor any of their Affiliates shall, (i) amend any Tax Return relating to a Pre-Closing Tax Period or any Straddle Period, (ii) make, change or revoke any Tax election that has an retroactive effect to a Pre-Closing Tax Period or a Straddle Period, (iii) make a voluntary disclosure to or initiate similar process with any Tax authority with respect to any Tax or Tax Returns of a Company for any Pre-Closing Tax Period or any Straddle Period, or (iv) take any other action on the Closing Date after the Closing outside the ordinary course of business that is not contemplated by this Agreement.
(l)    With respect to Seller’s sale of the Shares, Purchaser and Seller Parent shall jointly make an election under Section 338(h)(10) of the Code (and any corresponding election under any similar provision of state, local or non-U.S. Tax Law) with respect to the Companies (collectively, the “Section 338(h)(10) Election”) in accordance with applicable Tax Laws. Purchaser, Seller and Seller Parent agree to report the sale under this Agreement consistent with the Section 338(h)(10) Election, and shall take no position contrary thereto unless required to do so by a change in applicable Tax Laws or pursuant to a Final Determination. For the purpose of making the Section 338(h)(10) Election for U.S. federal income tax purposes, on or prior to the Closing Date, Seller shall deliver to Purchaser an executed original IRS Form 8023 (or successor form). Subject to the immediately preceding sentence, Purchaser shall be responsible for the preparation and filing of all Section 338 Forms, including IRS Form 8023, in accordance with applicable Tax Laws and the terms of this Agreement and shall deliver a draft of each such Section

338 Form (other than IRS Form 8023 (or successor form)) to Seller at least five (5) Business Days prior to the Closing Date. Seller shall be entitled to review and comment on such draft Section 338 Forms and Seller and Purchaser shall cooperate in good faith to resolve any disputes to such drafts. In furtherance of the preceding sentence, Seller and Seller Parent shall execute and deliver to Purchaser the Section 338 Forms and Purchaser will execute and file the Section 338 Forms with the IRS and any other applicable Governmental Authority promptly following the Closing Date and shall provide Seller with a copy of such filings and none of Seller, Seller Parent or Purchaser shall revoke (or attempt to revoke) the Section 338(h)(10) Election. For the avoidance of doubt, none of Purchaser or Seller shall cause or permit any Person to make an election under Section 338(g) (or any corresponding election under state, local or foreign Tax Law) in respect of the purchase and sale of the Shares pursuant to this Agreement.
(m)    Within seventy-five (75) calendar days after the determination of the Final Purchase Price, Purchaser shall prepare and deliver to Seller a schedule allocating the Final Purchase Price (and relevant Liabilities of the Companies and other items) among the assets of the Companies in accordance with Section 338 of the Code and the Treasury Regulations promulgated thereunder (such statement, the “Purchase Price Allocation Schedule”) for Seller’s review and comment. Seller shall have an opportunity to review the proposed Purchase Price Allocation Schedule for a period of 20 Business Days after receipt of the proposed Purchase Price Allocation Schedule. If Seller disagrees with any aspect of the proposed Purchase Price Allocation Schedule, Seller shall notify Purchaser in writing prior to the end of such period (an “Allocation Objection Notice”), specifying, in reasonable detail, any good faith dispute as to Purchaser’s Purchase Price Allocation Schedule and setting forth Seller’s proposed Purchase Price Allocation Schedule in good faith. If prior to the conclusion of such period, Seller notifies Purchaser in writing that it will not provide any Allocation Objection Notice, or if Seller does not deliver an Allocation Objection Notice within such period, then the proposed Purchase Price Allocation Schedule shall be deemed final, conclusive and binding upon each of the Parties. Seller and Purchaser shall use commercially reasonable efforts to resolve any objection by Seller to the proposed Purchase Price Allocation Schedule. If within twenty (20) calendar days after Purchaser receives an Allocation Objection Notice, Purchaser and Seller have not resolved all objections and agreed upon a final Purchase Price Allocation Schedule, then each Party shall be free to adopt its own allocation. If the Parties reach agreement on a final Purchase Price Allocation Schedule, Seller, Seller Parent and Purchaser agree, for all Tax purposes, to report the transactions consistently with the final Purchase Price Allocation Schedule (as agreed by Seller and Purchaser) and to not take any position on any Tax Returns or during the course of any audit or other Proceeding inconsistent with the final Purchase Price Allocation Schedule, except in each case as otherwise required by a change in Law or pursuant to the good faith resolution of a Tax contest. In furtherance of the foregoing, as soon as reasonably practicable after the Purchase Price Allocation Schedule is finalized pursuant to this Section 9.1(m), Purchaser shall prepare Section 338 Allocation Forms consistently therewith and promptly deliver copies of such Section 338 Allocation Forms prior to filing to Seller for review and approval (not to be unreasonably withheld, conditioned or delayed). Seller and Purchaser shall make appropriate adjustments in accordance with this Section 9.1(m) to the Purchase Price Allocation Schedule to reflect any adjustments to the Purchase Price.
(n)    Any and all Tax allocation or Tax sharing agreements between the a Company, on the one hand, and Seller or any of its Affiliates, on the other hand, including, for the avoidance of doubt, that certain Tax Sharing Agreement, by and among Seller Parent and certain of its subsidiaries, including the Companies, effective with respect to BND as of May 1, 2020, and effective with respect to CHP as of April 1, 2021, shall be terminated with respect to the Companies as of the Closing Date and, from and after the Closing Date, neither Company shall be obligated to make any payment pursuant to any such agreement for any past or future period.
(o)    Notwithstanding anything in this Agreement to the contrary, Seller shall have the exclusive right to control all matters relating to a Seller Consolidated Return (including the preparation and filing of any such Seller Consolidated Return). Section 9.1(a) and Section 9.1(b) shall not apply with respect to any Seller Consolidated Returns, and nothing in this Agreement shall prevent Seller from timely filing any such Seller Consolidated Returns or be construed to require Seller or any of its Affiliates to provide any Person with any Seller Consolidated Return or copy of such Seller Consolidated Return, including any supporting workpapers.
(p)    Any amounts payable under this Section 9.1 shall be treated as an adjustment to the Final Purchase Price, unless otherwise required by applicable Law.
Section 9.2    Books and Records; Access and Assistance.
(a)    For a period of six (6) years after the Closing Date, Purchaser shall retain, or cause the Companies to retain, all Company Records and other accounting, legal, auditing, Tax, and other books and records of the Business of the Companies relating to (i) the conduct of the Business of the Companies or (ii) the ownership of the Companies, in each case prior to the Closing Date. Notwithstanding the foregoing, Purchaser may dispose of any such Company Records or other books and records during such six (6) year period if the same are first offered in writing to Seller and not accepted by Seller within ninety (90) calendar days of such offer.
(b)    After the Closing Date, Purchaser shall permit Seller and its Representatives to have reasonable access to, and to inspect and copy, at Seller’s expense, any Company Records and other books and records referred to in Section 9.2(a) that Seller requires for financial or public reporting, Tax, regulatory or accounting purposes or in response to requests or inquiries by a Governmental Authority, subject to the execution of a customary confidentiality agreement with the Companies and customary work paper access letters, if requested; provided, however, that nothing herein shall require Purchaser or its Representatives to disclose any information to Seller or its Representatives if such disclosure would, in the reasonable judgement of Purchaser, (i) violate applicable Law or (ii) jeopardize any attorney-client or other legal privilege; provided, that, with respect to clauses (i) and (ii), Purchaser shall use reasonable best efforts to cause any such information, or the greatest portion possible thereof, to be provided in a manner that complies with this Section 9.2(b). Purchaser shall have the right to have a Representative present during any inspections conducted at the offices or facilities owned or leased by Purchaser.
(c)    If after the Closing any Party is contesting or defending against any Proceeding, hearing, investigation, claim, or demand relating to (i) any transaction contemplated by this Agreement or the Related Agreements or (ii) any fact, situation, condition, event, action, failure to act, or transaction occurring prior to the Closing Date involving any Company or its Business, each other Party shall (A) reasonably cooperate with the contesting or defending party and its counsel in, and assist the contesting or defending party and its counsel with, the contest or defense, (B) make available such other Party’s personnel (including for purposes of fact finding, consultation, interviews, depositions, and, if required, as witnesses), and (C) provide such information, testimony, and access to its books and records, in each case as shall be reasonably requested in connection with the contest or defense, all at the sole cost and expense (not including employee compensation and benefits costs) of the contesting or defending Party; provided, however, that the foregoing shall not apply to any matter for which the contesting or defending Party is seeking indemnification under Article XII or involving a dispute between the Parties.
Section 9.3    Confidentiality. Purchaser acknowledges that the information being provided to it in connection with the transactions contemplated by this Agreement is subject to the Confidentiality Agreement. Effective upon the Closing, and without further action by any Party, the Confidentiality Agreement shall terminate, it being understood that if the term of the Confidentiality Agreement shall expire prior to the Closing Date, the obligations imposed on the Parties pursuant to this sentence shall still apply as if all terms and conditions of the Confidentiality Agreement other than Section 11 thereof were still in effect.
Section 9.4    Intellectual Property Matters. Except as provided for in any Related Agreement, on or before the date that is one hundred and eighty (180) calendar days after the Closing Date, which period Purchaser shall have the right to extend by an additional sixty (60) calendar days, for Purchaser to cease use in commerce of the Seller Marks upon written notice to Seller delivered in Purchaser’s reasonable discretion, provided that Purchaser shall have used commercially reasonable efforts to cease using the Seller Marks in all material respects within such initial 180-day period (such period as may be extended pursuant to this sentence, the “Phase-Out Period”), Purchaser shall cause the Business to (i) remove, delete, or destroy all references to the Seller Marks appearing on any business, marketing, advertising, or other materials of the Business in its possession or in use by or for the Business, including any Internet or electronic use and (ii) permanently cease all use of the Seller Marks in any communication in any media, including communications with partners, vendors, employees, customers, or prospective partners or vendors, and including communication via websites, e-mails, brochures, print and electronic media, and on any materials used by or for the Business or that are otherwise related to its business. Seller hereby grants to Purchaser and the Companies effective as of the Closing Date, a non-exclusive, irrevocable, royalty-free, fully paid-up license (without a right to sublicense) to use the Seller Marks solely in connection with the operation of the Business in a manner substantially similar to the operations prior to the Closing Date until the expiration of the Phase-Out Period. Notwithstanding the foregoing, the Companies shall have the right at all times after the Closing to use the Seller Marks (x) in a neutral, non-trademark manner to describe the history of the Parties’ relationship or otherwise, (y) as required by applicable Law and (z) in historical legal and business materials not visible to the public.
Section 9.5    Release. Subject to Section 9.6, effective as of the Closing, Seller, for itself and on behalf of its past, present and future Affiliates and Representatives, and each of its and their respective successors, assigns, heirs, and executors (each, a “Seller Releasor”), hereby irrevocably, knowingly, and voluntarily releases, discharges, and forever waives and relinquishes all claims, demands, Liabilities, Losses, debts, costs, fees, expenses, penalties, Proceedings, covenants, suits, judgements, damages, defenses, affirmative defenses, setoffs, counterclaims, actions, obligations, and causes of action of whatever kind, character or nature, whether known or unknown, suspected or unsuspected, in contract, contingent or absolute, matured or unmatured, liquidated or unliquidated, direct or indirect, at Law or in equity, which any Seller Releasor has, may have, or may assert now or in the future (collectively, the “Claims”) against (i) the Companies, and (ii) all current, former and future officer, director, manager, employee, counsel, agent, or Representative of the Companies, or any of their respective successors, assigns, heirs, and executors (but expressly excluding, for clarification, Purchaser with respect to its obligations under this Agreement) arising out of, based upon, or resulting from any Contract, transaction, event, circumstance, action, failure to act, occurrence, or omission of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted, or begun prior to the Closing, any Contract with a Company, or otherwise, other than any such right arising out of, based upon, or resulting from any facts or circumstances that relate to any claim for indemnification brought by a Seller Indemnified Party under Article XII. In addition, notwithstanding the foregoing, nothing in this Section 9.5 shall be deemed to release, waive or otherwise diminish in any respect any rights or remedies of any Seller Releasor under this Agreement (including rights to indemnification and exculpation described in Section 9.6 below) or the Related Agreements.
Section 9.6    Directors’ and Officers’ Indemnification and Exculpation.
(a)    From and after the Closing Date, Purchaser shall, and shall cause the Companies to, indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, the individuals who on or prior to the Closing Date were directors or officers of a Company (collectively, the “Covered Persons”) with respect to all acts or omissions by them in their capacities as such or taken at the request of such Company at any time prior to the Closing Date. In furtherance and not in limitation of the foregoing, Purchaser agrees that all rights of the Covered Persons to advancement of expenses, indemnification and exculpation from liabilities for acts or omissions occurring on or prior to the Closing Date as provided in the Organizational Documents of the Companies, in each case, as now in effect, and any indemnification agreements of the Companies shall survive the Closing Date and shall continue in full force and effect in accordance with their terms, and shall not be amended or otherwise modified in any manner that would adversely affect the rights of any of the Covered Persons during the six (6) year period following the Closing Date, unless such modification is required by Law and approved by each such Covered Person. In addition, Purchaser shall, or shall cause the Companies to, as the case may be, advance, pay and/or reimburse any expenses of any Covered Person under this Section 9.6 as incurred to the fullest extent permitted under applicable Law; provided, that the Person to whom expenses are advanced provides a customary undertaking to repay such advances if it is ultimately determined pursuant to a final, non-appealable judgment of a court of competent jurisdiction that such Person is not entitled to indemnification.
(b)    Purchaser shall, prior to Closing, obtain a “tail” insurance policy or policies with respect to the Insurance Policies set forth on Section 9.6(b) of the Seller Disclosure Schedule for acts or omissions occurring prior to the Closing Date (“Claims Made Policies”) covering the Covered Persons on terms (as to coverage and amount) no less advantageous in the aggregate to such persons than under such current Claims Made Policies for a period of six (6) years from and after the Closing Date; provided, that, in satisfying its obligation under this Section 9.6(b), Purchaser shall not be obligated to pay an aggregate amount for such insurance coverage in excess of 300% of the amount per annum that Seller or its Affiliates, as applicable, paid for the current Claims Made Policies in their last full fiscal year prior to the date hereof (the “Current Premium”), and if such aggregate amount for such insurance would at any time exceed 300% of the Current Premium, then Purchaser shall obtain Claims Made Policies that provide the maximum coverage available at an aggregate amount for such insurance policy equal to 300% of the Current Premium.
(c)    Purchaser, from and after the Closing Date, shall cause the Organizational Documents of each Company to contain provisions no less favorable to the Covered Persons with respect to limitation of liabilities, advancement of expenses and indemnification than are set forth as of the date of this Agreement.
(d)    Purchaser shall cooperate, and cause their respective Affiliates to cooperate, in the defense of any claim that is subject to the limitation of liability, advancement of expenses and/or indemnification as contemplated by this Section 9.6 and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery Proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
(e)    Notwithstanding anything to the contrary in this Section 9.6, Purchaser agree that any indemnification, advancement of expenses or insurance available from Seller or any of its Affiliates to any Covered Person by virtue of such Covered Person’s relationship with Seller or any of its Affiliates shall be secondary to the indemnification, advancement of expenses and insurance to be provided by Purchaser and the Companies pursuant to this Section 9.6 and that Purchaser, Seller Parent and the Companies shall (i) be the primary indemnitors of first resort for the Covered Persons pursuant to this Section 9.6, (ii) be fully responsible for the advancement of expenses, indemnification and exculpation from liabilities with respect to the Covered Persons which are addressed by this Section 9.6 and (iii) not make any claim for contribution, subrogation or any other recovery of any kind in respect of any other indemnification or insurance available to any Covered Persons with respect to any matter addressed by this Section 9.6.
(f)    The provisions of this Section 9.6 are (i) intended to be for the benefit of, and shall be enforceable by, each Covered Person and each other Person entitled to indemnification or coverage under a policy referenced in this Section 9.6, and each such Person’s heirs, legatees, Representatives, successors and assigns, it being expressly agreed that such Persons shall be third party beneficiaries of this Section 9.6, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.
(g)    If Purchaser or any Company or its or their successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns shall assume all of the obligations set forth in this Section 9.6.
Section 9.7    R&W Insurance Policy. From and after the Closing, Purchaser (a) shall provide Seller with prompt written notice of any claim made against the R&W Insurance Policy and (b) shall not amend, modify, supplement or otherwise change, terminate or waive any provision of the R&W Insurance Policy in a manner adverse to Seller, including in any way that would allow the insurer thereunder or any other Person to subrogate or otherwise make or bring any proceeding against Seller or any of its Affiliates or any past, present or future director, manager, officer or employee of any of the foregoing based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, without the prior written consent of Seller.
ARTICLE X

CONDITIONS TO CLOSING
Section 10.1    Conditions to Each Party’s Obligations. The obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by each of Purchaser and Seller) of the following conditions as of the Closing Date:
Article IThe applicable waiting period under the HSR Act shall have expired or been terminated, and any approvals, consents or clearances required in connection with the transactions have been obtained under the HSR Act.
(a)DMHC shall have issued an Order approving the Notice of Material Modification and such Order shall be in full force and effect.
(b)Either (i) DHCS shall have approved of or confirmed the entry by the Parties into this Agreement or the transactions contemplated by this Agreement and its Related Agreements (in each case, e-mail being sufficient) or (ii) DHCS and its representatives shall not have delivered a termination notice with respect to, or threatened to terminate, any of the Contracts set forth on Section 10.1(c) of the Seller Disclosure Schedule.
(c)No Governmental Authority shall have entered or issued any Order preventing, enjoining, or making illegal the consummation of any of the transactions contemplated by this Agreement or the Related Agreements and no Law shall have been enacted or shall be deemed applicable to any of the transactions contemplated by this Agreement or the Related Agreements which makes the consummation of any of such transactions illegal.
Section 10.2    Additional Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Purchaser) of the following additional conditions as of the Closing Date:
(a)Each of the Fundamental Representations of Seller and the Companies and the representation and warranty of the Companies set forth in Section 5.7(a)(ii) (Absence of Certain Changes) shall be true and correct as of the date of the Closing Date as though made on the Closing Date (except to the extent any such representation speaks as of any other specific date, in which case such representation shall be true and correct as of such date), except for any de minimis inaccuracies. Each of the other representations and warranties of Seller and the Companies set forth in Article IV and Article V (disregarding all qualifications as to materiality or Material Adverse Effect set forth therein) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent any such representation or warranty speaks as of any other specific date, in which case such representation or warranty shall be true and correct as of such date), except where the failure of such representations and warranties to be true and correct has not had, and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)Seller and the Companies shall have performed or complied in all material respects with all covenants and agreements required to be performed or complied with by Seller or the Companies under this Agreement on or prior to the Closing Date.
(c)Since the date of this Agreement, there shall have been no Material Adverse Effect, nor shall any event(s), occurrence(s), fact(s), condition(s), change(s) or effect(s) have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.
(d)No Consent required pursuant to Section 10.1(b) or Section 10.1(c) shall impose a Purchaser Burdensome Condition on Purchaser or any of its Affiliates.
(e)The Company and its Affiliates shall have Provider Contracts in a sufficient number, Provider type and geographic location to satisfy the minimum provider network requirements established by CMS for the Business (the “Minimum Network Requirements”).
(f)H0838 shall have received a Part D Summary Rating for its Part D operations for contract year 2024 of not less than 3 Stars as reported by CMS, which is expected in October 2023.
(g)All of the Required Shared Assets shall have been duly and validly assigned, transferred, conveyed and delivered to, and shall be owned and held by, a Company that Purchaser will reasonably determine prior to the Closing, free and clear of any Liens other than Permitted Liens.
Section 10.3    Additional Conditions to Obligations of Seller and the Companies. The obligations of Seller and the Companies to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Seller) of the following additional conditions as of the Closing Date:
(a)Each of the Fundamental Representations of Purchaser shall be true and correct as of the date of the Closing Date as though made on the Closing Date (except to the extent any such Fundamental Representation speaks as of any other specific date, in which case such Fundamental Representation shall be true and correct as of such date). Each of the other representations and warranties of Purchaser set forth in Article VI (disregarding all qualifications as to materiality set forth therein) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall be true and correct as of such date), except where the failure of such representations and warranties to be true and correct has not, and would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of Purchaser to consummate the transactions contemplated by this Agreement.

(b)Purchaser shall have performed or complied in all material respects with all covenants and agreements required to be performed or complied with by Purchaser under this Agreement on or prior to the Closing Date.
(c)Subject to the Cure Option set forth in Section 7.3(g), no Consent required pursuant to Section 10.1(b) or Section 10.1(c) shall impose a Seller Burdensome Condition on Seller Parent, Seller or any of its or their Affiliates.
Section 10.4    Frustration of Closing Conditions. No Party may rely, whether as a basis for not consummating the transactions contemplated by this Agreement or terminating this Agreement or otherwise, on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by such Party’s breach of this Agreement.
ARTICLE XI

TERMINATION
Section 11.1    Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, by written notice delivered by Purchaser or Seller to the other Party (other than in the case of Section 11.1(a) at any time prior to the Closing:
(a)by the mutual written agreement of Seller and Purchaser;
(b)by either Seller or Purchaser, if the Closing does not occur on or prior to June 29, 2024 (as it may be extended pursuant hereto, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to (i) Seller, if Seller or a Company has materially breached or failed to perform any of its representations, warranties, covenants, or agreements contained in this Agreement, which breach or failure to perform has been the primary cause of or has resulted in the failure of the Closing to occur on or prior to the Outside Date or (ii) Purchaser, if Purchaser has materially breached or failed to perform any of its representations, warranties, covenants, or agreements contained in this Agreement, which breach or failure to perform has been the primary cause of or has resulted in the failure of the Closing to occur on or prior to the Outside Date; provided, further, that, if all of the conditions to Closing have been satisfied or waived (other than (x) any conditions that by their nature can only be satisfied on the Closing Date, but provided that such conditions are then capable of being satisfied if the Closing were to take place on such date and (y) any of the conditions set forth in Section 10.1), then each of Purchaser or Seller may extend the Outside Date to a date not later than eighteen (18) months following the date of this Agreement, by written notice delivered to the other Party;
(c)by either Seller or Purchaser if a final non-appealable Order permanently enjoining, restraining or otherwise prohibiting the Closing will have been issued by a court or other Governmental Authority of competent jurisdiction; provided, that the right to terminate this Agreement pursuant to this Section 11.1(c) shall not be available to any Party if such Party has materially violated or failed to fulfill, or is in breach of, any representation, warranty, covenant or agreement set forth herein, if such material breach or failure to perform has been the primary cause of or has resulted in the failure of the Closing to occur on or prior to such date;

(d)by Purchaser, if Seller or the Companies breach or fail to perform in any material respect any of their representations, warranties, covenants, or agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 10.1 or Section 10.2 and (ii) (A) if capable of being cured, has not been cured (or, for periods prior to the Outside Date, a cure has not been commenced) by Seller or the Companies by the earlier of the Outside Date and the date that is thirty (30) calendar days after Seller’s receipt of written notice from Purchaser stating Purchaser’s intention to terminate this Agreement pursuant to this Section 11.1(d) or (B) is incapable of being cured; provided, that the right to terminate this Agreement pursuant to this Section 11.1(d) shall not be available to Purchaser at any time that Purchaser has violated, or is in breach of, any representation, warranty, covenant or agreement set forth herein, if such breach would, if not cured, prevent satisfaction of Seller’s or the Companies’ conditions to Closing set forth in Section 10.3(a) or Section 10.3(b) (and has not been waived by Seller);
(e)by Seller, if Purchaser breaches or fails to perform in any material respect any of its representations, warranties, covenants, or agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 10.1 or Section 10.3 and (ii) (A) if capable of being cured, has not been cured (or, for periods prior to the Outside Date, a cure has not been commenced) by Purchaser by the earlier of the Outside Date and the date that is thirty (30) calendar days after Purchaser’s receipt of written notice from Seller stating Seller’s intention to terminate this Agreement pursuant to this Section 11.1(e) or (B) is incapable of being cured; provided, that the right to terminate this Agreement pursuant to this Section 11.1(e) shall not be available to Seller at any time that the Companies or Seller have violated, or are in breach of, any representation, warranty, covenant or agreement set forth herein, if such breach would, if not cured, prevent satisfaction of any Purchaser’s conditions to Closing set forth in Section 10.2(a) or Section 10.2(b) (and has not been waived by Purchaser);
(f)by Seller, if (i) all conditions in Section 10.1 and Section 10.2 have been satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the Closing), (ii) Seller has irrevocably confirmed by written notice to Purchaser that (A) all of the conditions in Section 10.1 and Section 10.3 have been satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the Closing) and (B) Seller is ready, willing and able to consummate the Closing and (iii) Purchaser shall have failed to complete the Closing by the later of (x) the date the Closing is required to have been consummated pursuant to Section 2.2 hereof and (y) one (1) Business Day following the delivery of such notice;
(g)by Seller, following the expiration of the Cure Period, if there is a failure of the condition set forth in Section 10.3(c);
(h)by Seller, if permitted to terminate this Agreement pursuant to Section 7.17(b); or
(i)by Purchaser, if Purchaser has not provided Seller and the Companies with an irrevocable written waiver of the condition set forth in Section 10.2(f), at least ten (10) calendar days after a Star Condition Failure.

Additionally, this Agreement shall terminate automatically without further action or notice by any Party on the date five (5) Business Days after Seller or Seller Parent, directly or indirectly, materially and willfully engage in a Prohibited Solicitation (an “Automatic Termination”); provided, that Purchaser may waive such termination in accordance with Section 13.5; provided, however, that, in no event shall this Agreement automatically terminate if, at such time, Seller was capable of terminating pursuant to Section 11.1(b), Section 11.1(c), Section 11.1(e) or Section 11.1(f) and/or was otherwise exercising its rights pursuant to Section 13.17 (it being understood that any Prohibited Solicitation required by or undertaken as a result of an Order shall be considered willful for purposes of this sentence).
Section 11.2    Effect of Termination. If this Agreement is validly terminated pursuant to Section 11.1, this Agreement will terminate and immediately become void and have no further force or effect, and no Party or any of its Affiliates or any of its or their equityholders, directors, officers, employees and other Representatives will have any Liability to any other Party; provided, however, that (a) the first sentence of Section 9.3, this Section 11.2, Section 11.3 and Article XIII, including Section 13.17, will survive such termination and (b) no such termination will relieve any Party from Liability for any fraud, intentional misrepresentation, or Willful Breach of this Agreement by such Party prior to such termination. For purposes of clarification, the parties hereto agree that if Purchaser does not close the transactions contemplated hereby in circumstances in which all of the closing conditions set forth in Section 10.1 and Section 10.2 have been satisfied or waived (other than those conditions that, by their terms, are to be satisfied at the Closing), such failure or refusal to close shall be deemed to be a Willful Breach of this Agreement by Purchaser.
Section 11.3    Termination Fees
(a)Notwithstanding any provision herein to the contrary, the provisions of this Section 11.3 shall apply. If this Agreement is validly terminated (i) by Seller pursuant to Section 11.1(e) or Section 11.1(f) or (ii) by Purchaser or Seller pursuant to Section 11.1(b) when Seller was capable of terminating pursuant to Section 11.1(e) or Section 11.1(f), then Purchaser shall pay to Seller (by wire transfer of immediately available funds) within one (1) Business Day, a fee in an amount equal to thirty million Dollars ($30,000,000) (the “Reverse Termination Fee”).
(b)If this Agreement is validly terminated (i) by Purchaser pursuant to Section 11.1(d), (ii) by Purchaser or Seller pursuant to Section 11.1(b) when Purchaser was capable of terminating pursuant to Section 11.1(d), or (iii) as a result of an Automatic Termination pursuant to the last sentence of Section 11.1, then Seller Parent shall pay to Purchaser (by wire transfer of immediately available funds) within three (3) Business Days, a fee in an amount equal to eighteen million Dollars ($18,000,000) (the “Seller Termination Fee”, and each of the Reverse Termination Fee and the Seller Termination Fee, a “Termination Fee”).
(c)Each Party acknowledges that in the event that a Party fails to pay a Termination Fee when due, the Party required to pay such Termination Fee shall reimburse the Party entitled to receive such Termination Fee and its Affiliates for all reasonable and documented costs and expenses actually incurred or accrued by them (including reasonable fees and expenses of counsel) in connection with any action (including the filing of any lawsuit) taken to collect payment of such amount, together with interest on such unpaid amounts at eight percent (8%), calculated on a daily basis from the date such amounts were required to be paid to the date of actual payment. The Parties acknowledge and agree that nothing in this Section 11.3 shall be deemed to affect their respective rights to specific performance under Section 13.17, including a Party’s right to specifically enforce the terms and conditions of Section 13.21 of this Agreement against the other Parties hereto.
(d)Notwithstanding anything to the contrary in the foregoing, the Parties acknowledge and agree that (i) the agreements contained in this Section 11.3 are an integral part of the transactions contemplated by this Agreement, (ii) any payment of a Termination Fee is not a penalty but is liquidated damages in a reasonable amount that will compensate Seller in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision and (iii) without the agreements in this Section 11.3, the Parties would not enter into this Agreement.
(e)Notwithstanding anything to the contrary set forth in this Agreement, but without limitation to the right to seek and obtain specific performance remedies pursuant to Section 13.17 prior to termination of this Agreement, (A) in circumstances where this Agreement is validly terminated and a Reverse Termination Fee is payable pursuant to this Section 11.3, (i) the Reverse Termination Fee (together with any amounts payable pursuant to Section 11.3(c)) shall constitute the sole and exclusive monetary remedy of Seller, Seller Parent, the Companies and their respective Representatives against Purchaser, its Representatives and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, or agents (collectively, the “Purchaser Related Parties”) for all losses and damages suffered as a result of, relating to or arising out of this Agreement, the Related Agreements, or the transactions contemplated hereby and thereby, including any breach hereof or thereof by Purchaser, the termination of this Agreement or the failure to consummate the transactions contemplated by Section 2.1 and (ii) upon payment of the Reverse Termination Fee (together with any amounts payable pursuant to Section 11.3(c)), none of the Purchaser Related Parties shall have any Liability or obligation to Seller, Seller Parent, the Companies or any of their respective Representatives as a result of, relating to, or arising out of this Agreement, the Related Agreements or the transactions contemplated hereby or thereby, or any claims arising out of any breach of this Agreement by Purchaser, the termination of this Agreement or the failure to consummate the transactions contemplated by Section 2.1; and (B) in circumstances where a Seller Termination Fee is payable pursuant to this Section 11.3, (i) the Seller Termination Fee (together with any amounts payable pursuant to Section 11.3(c)) shall constitute the sole and exclusive monetary remedy of Purchaser, it Affiliates and its or their Representatives against Seller, Seller Parent, the Companies, their respective Representatives and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, or agents (collectively, the “Seller and Company Related Parties”) for all losses and damages suffered as a result of, relating to or arising out of this Agreement, the Related Agreements, or the transactions contemplated hereby and thereby, including any breach hereof or thereof by Seller, Seller Parent or a Company, the termination of this Agreement or the failure to consummate the transactions contemplated by Section 2.1, and (ii) upon payment of the Seller Termination Fee (together with any amounts payable pursuant to Section 11.3(c)), none of the Seller and Company Related Parties shall have any Liability or obligation to Purchaser, its

Affiliates or any of its or their Representatives as a result of, relating to, or arising out of this Agreement, the Related Agreements or the transactions contemplated hereby or thereby, or any claims arising out of any breach of this Agreement by Purchaser, the termination of this Agreement or the failure to consummate the transactions contemplated by Section 2.1. Under no circumstances shall the Reverse Termination Fee or Seller Termination Fee be payable on more than one occasion.
Article XII

INDEMNIFICATION
Section 12.1    Survival.
(a)Subject to the limitations and other provisions of this Article XII, the Parties agree that (i) the respective representations and warranties of Seller, the Companies, Purchaser and in this Agreement (other than the Fundamental Representations), and the obligations of Seller, Purchaser pursuant to Section 12.2 and Section 12.3, respectively, with respect to such representations and warranties, shall survive the Closing for a period of eighteen (18) months after the Closing Date, (ii) the respective Fundamental Representations of Seller, the Companies, Purchaser shall survive the Closing for a period of three (3) years following the Closing Date, and (iii) the representations and warranties set forth in Section 5.18 (Taxes) shall survive the Closing until the sixtieth (60th) day after expiration of the Tax statute of limitations period applicable thereto.
(b)The Parties agree that (i) the respective covenants and agreements of Seller, the Companies, and Purchaser contained in this Agreement that were to be performed at or prior to the Closing, and the obligations of Seller and Purchaser pursuant to Section 12.2 and Section 12.3, respectively, with respect to such covenants and agreements, shall survive for eighteen (18) months following the Closing Date and (ii) all other covenants and agreements contained in this Agreement, and the obligations of Seller, and Purchaser pursuant to Section 12.2 and Section 12.3, respectively, with respect to such covenants and agreements, shall survive until the expiration of the applicable period of time for which such covenants or agreements are required to be performed.
(c)Notwithstanding the foregoing, all representations, warranties, covenants, and agreements related to any claim for indemnification asserted within the applicable survival period set forth in Section 12.1(a) or Section 12.1(b) (if any), in each case solely with respect to such claim, and the Indemnifying Person’s obligations pursuant to this Article XII with respect to such claim, shall survive until all such claims shall have been finally resolved and payment in respect thereof, if any is required to be made, shall have been made.
(d)The Parties specifically and unambiguously intend that the survival periods that are set forth in this Section 12.1 shall replace any statute of limitations that would otherwise be applicable.

Section 12.2    Indemnification by Seller.
(a)From and after the Closing, subject to the provisions of this Article XII, Seller shall indemnify Purchaser, its Affiliates (including the Companies), and each of their respective Representatives, successors, and assigns (each, a “Purchaser Indemnified Party”) against, be liable to the Purchaser Indemnified Parties for, and hold each Purchaser Indemnified Party harmless from and against any and all Losses suffered, sustained or incurred by such Purchaser Indemnified Party as a result of, arising out of, with respect to or relating to:
(i)any breach of or inaccuracy in any representation or warranty made by Seller in Article IV;
(ii)any breach or failure by Seller or Seller Parent to perform any covenant or agreement of Seller or Seller Parent contained in this Agreement;
(iii)any Closing Date Indebtedness, to the extent not paid at Closing pursuant to Section 2.3(a)(iii), or any Transaction Expense incurred by or on behalf of any Company prior to Closing that was not paid prior to Closing; and
(iv)the matters set forth on Section 12.2(a)(iv) of the Seller Disclosure Schedule;
(b)From and after the Closing, subject to the provisions of this Article XII, Seller shall indemnify the Purchaser Indemnified Parties against, be liable to the Purchaser Indemnified Parties for, and hold each Purchaser Indemnified Party harmless from and against any and all Losses suffered or incurred by such Purchaser Indemnified Party as a result of, arising out of, or relating to:
(i)any breach of or inaccuracy in any representation or warranty made by the Companies in Article V;
(ii)any breach of or failure by a Company to perform any covenant, agreement or obligation of such Company contained in this Agreement or any other Related Agreement that was to be performed at or prior to the Closing; and
(iii)any Liability for Taxes imposed on a Company for Indemnifiable Taxes (for the avoidance of doubt, without duplication of amounts paid pursuant to Section 9.1(d)).
Section 12.3    Indemnification by Purchaser. From and after the Closing, subject to the provisions of this Article XII, Purchaser shall indemnify Seller, its Affiliates, and each of their respective Representatives, successors, and assigns (each, a “Seller Indemnified Party”) against, be liable to the Seller Indemnified Parties for, and hold each Seller Indemnified Party harmless from and against any and all Losses suffered, sustained or incurred by such Seller Indemnified Party as a result of, arising out of, with respect to or relating to:
(a)any breach of or inaccuracy in any representation or warranty made by Purchaser in Article VI; and

(b)any breach of or failure by Purchaser to perform any covenant, agreement or obligation of Purchaser contained in this Agreement.
Section 12.4    Certain Matters Relating to Indemnification.
(a)Seller will not be required to indemnify the Purchaser Indemnified Parties under Section 12.2(a)(i) and Section 12.2(b)(i) unless the aggregate amount of Losses for which Seller would, but for this Section 12.4(a), be required to indemnify under Section 12.2(a)(i) and Section 12.2(b)(i) and exceeds Three Million Dollars ($3,000,000) (the “Deductible”), in which case Seller shall indemnify the Purchaser Indemnified Parties for all such Losses in excess of such Deductible; provided, however, that the Deductible will not apply to any Losses resulting from, arising out of, or relating to any breach of or inaccuracy in any of the Companies’ Fundamental Representations or the representations and warranties set forth in Section 5.18 (Taxes). Purchaser will not be required to indemnify the Seller Indemnified Parties under Section 12.3(a) and Section 12.3(b) unless the aggregate amount of Losses for which Purchaser would, but for this Section 12.4(a), be required to indemnify under Section 12.3(a) exceeds the Deductible, in which case Purchaser shall indemnify the Seller Indemnified Parties for all such Losses in excess of such Deductible; provided, however, that the Deductible will not apply to any Losses resulting from, arising out of, or relating to any breach of or inaccuracy in any of Purchaser’s Fundamental Representations.
(b)Seller will not be required to indemnify the Purchaser Indemnified Parties under Section 12.2(a)(i) and Section 12.2(b)(i) for any Losses in excess of Three Million Dollars ($3,000,000) (the “Cap”); provided, however, that the Cap will not apply to any Losses arising out of or relating to (i) any breach of or inaccuracy in any of the Companies’ Fundamental Representations or the representations and warranties set forth in Section 5.18 (Taxes), or (ii) any Indemnifiable Taxes; provided, further, that (except with respect to clause (ii) of Indemnifiable Taxes) the aggregate amount required to be paid by Seller under Section 12.2 will not exceed an amount equal to the Final Purchase Price, with the liability of Seller not to exceed the amount of consideration that Seller actually received hereunder. The aggregate amount required to be paid by Purchaser under Section 12.3 will not exceed an amount equal to the Final Purchase Price.
(c)Notwithstanding anything to the contrary contained in this Agreement, the sole and exclusive source of payment for Losses resulting or arising from claims for indemnification pursuant to Section 12.2(a)(i) and Section 12.2(b)(i) for breaches of representations will be sought only from the following sources and only in the following sequence: (i) first, from the funds in the Indemnity Escrow Account in accordance with the Escrow Agreement and (ii) second, after such funds in the Indemnity Escrow Account have been entirely depleted or disbursed, from the R&W Insurance Policy to the full extent of coverage available therefor under the R&W Insurance Policy; provided, however, that any Losses arising from or related to a breach of or inaccuracy in any of the Fundamental Representations or the representations and warranties set forth in Section 5.18 (Taxes) shall only be payable by Seller after completion of the foregoing sequence but shall not be limited to the Indemnity Escrow Account, subject to compliance with the foregoing. Except as provided in the immediately preceding sentence, any indemnification payment to which any Purchaser Indemnified Party is entitled under Section 12.2(a)(i) and/or Section 12.2(b)(i) shall first be made as a payment to such Purchaser Indemnified Party from the Indemnity Escrow Account in accordance with the Escrow

Agreement and, solely with respect to the Fundamental Representations, the representations and warranties set forth in Section 5.18 (Taxes) or Indemnifiable Taxes, if and when the Indemnity Escrow Account has been depleted, any such payment shall be made by Seller, subject to the provisions of this Article XII; provided, that prior to seeking any such payment from the Seller, such Purchaser Indemnified Party must use reasonable best efforts to first seek recovery from and under the R&W Insurance Policy to the full extent of coverage available thereunder.
(d)Notwithstanding anything in this Agreement to the contrary, if any representation or warranty contained in this Agreement is qualified by materiality, “Material Adverse Effect,” or any other similar qualification, such qualification will be ignored and deemed not included in such representation or warranty for purposes of both determining whether there has been a breach of or inaccuracy in such representation or warranty and calculating the amount of Losses resulting from, arising out of, or relating to a breach of or inaccuracy in such representation or warranty.
(e)Notwithstanding anything in this Agreement to the contrary, Seller will not be required to indemnify the Purchaser Indemnified Parties under Section 12.2(a)(i) and Section 12.2(b)(i) for any Losses with respect to an individual claim of indemnification that does not exceed $50,000 and such Losses will not be counted towards the Deductible; provided, however, that this Section 12.4(e) shall not apply to any breach of or inaccuracy in any of Seller’s or either of the Company’s Fundamental Representations or the representations and warranties set forth in Section 5.18 (Taxes) or Indemnifiable Taxes.
(f)Notwithstanding any other provision of this Agreement to the contrary, no Purchaser Indemnified Party shall have any right to indemnification under this Agreement with respect to, or based on, Taxes to the extent such Taxes (i) are attributable to a taxable period (or portion thereof) beginning after the Closing Date (except for clause (ii), (iv) and (v) of Indemnifiable Taxes or as a result of a breach or failure by Seller or Seller Parent to perform any covenant or agreement of Seller or Seller Parent contained in this Agreement, a breach or failure by the Company to perform any covenant or agreement of the Company contained in this Agreement prior to Closing, or a breach of the representations or warranties in Section 5.18(m) or (n)), (ii) are due to the unavailability in any Tax periods (or portions thereof) beginning after the Closing Date of any net operating losses, credits, or other Tax attributes from a Tax period (or portion thereof) ending on or before the Closing Date, (iii) result from any transactions or actions taken by the Purchaser Indemnified Party or any of its Affiliates (including the Companies) on the Closing Date after the Closing that are not in the ordinary course of business and are not expressly contemplated by this Agreement, or (iv) were already taken into account in the calculation of the Indebtedness, Transaction Expenses or Closing Date Tangible Net Equity or otherwise taken into account in the calculation of the Final Purchase Price pursuant to this Agreement (each as finally determined hereunder).
Section 12.5    Claims. As promptly as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement not involving a Third Party Claim, the Indemnified Person shall give written notice of such claim to the Indemnifying Person or pursuant to the R&W Insurance Policy, as applicable (a “Claim Notice”); provided, however, that the failure of the Indemnified Person to promptly give such notice shall not relieve the Indemnifying Person of its obligations under this Agreement except to the extent (if any) that the Indemnifying Person is prejudiced thereby. The Claim Notice shall set forth in reasonable detail the facts and circumstances giving rise to such claim for indemnification (to the extent known by the Indemnified Person), the amount of Losses suffered or incurred or that the Indemnified Person reasonably believes it will or may suffer or incur and such other information as reasonably requested.
Section 12.6    Notice of Third Party Claims; Assumption of Defense.
(a)As promptly as is reasonably practicable after receiving notice of the assertion of any claim or demand, or the commencement of any Proceeding, by any Person who is not an Indemnified Person in respect of which indemnification may be sought under this Agreement (a “Third Party Claim”), the Indemnified Person shall give a Claim Notice (in the form contemplated by Section 12.5) to the Indemnifying Person in respect of such Third Party Claim and all documents and communications received with respect to such Third Party Claim; provided, however, that the failure of the Indemnified Person to promptly give such notice shall not relieve the Indemnifying Person of its obligations under this Agreement except to the extent (if any) that the Indemnifying Person is prejudiced thereby.
(b)Subject in all respects to the R&W Insurance Policy, the Indemnifying Person may, at its own expense, (i) participate in the defense of any such Third Party Claim and (ii) upon written notice delivered to the Indemnified Person within forty-five (45) calendar days of the receipt of the Claim Notice (subject to the conditions and limitations set forth below), assume and control the defense of such Third Party Claim with counsel reasonably acceptable to the Indemnified Person; provided, however, that the Indemnifying Person will not have the right to assume control of the defense of such Third Party Claim, and, subject in all respects to the R&W Insurance Policy, shall pay the fees and expenses of counsel retained by the Indemnified Person, if (A) such Third Party Claim seeks non-monetary relief (in whole or in part) or relates to or arises in connection with any criminal Proceeding, (B) the named parties in any such action (including any impleaded parties) include both the Indemnified Person and the Indemnifying Person (or their respective Affiliates) and the representation of both parties by the same counsel would be (based on the opinion of outside counsel) inappropriate due to actual or potential differing or conflicts of interests between them or (C) such Third Party Claim is being asserted by (x) a Governmental Authority, (y) a customer of Purchaser or its Subsidiaries, including a Company or (z) a Provider.
(c)If the Indemnifying Person is permitted to assume and control the defense of any Third Party Claim and elects to do so, then, subject in all respects to the R&W Insurance Policy, the Indemnified Person shall have the right to employ counsel separate from the counsel employed by the Indemnifying Person in such Third Party Claim and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Person shall be at the expense of the Indemnified Person.
(d)Regardless of which Party controls the defense of any Third Party Claim, the Parties shall, and shall cause their respective Affiliates to, reasonably cooperate in the defense or prosecution of such Third Party Claim, including by providing or making available to the controlling Party all witnesses, pertinent records, materials, and information relating thereto in such Party’s possession or under such Party’s control (or in the possession or control of any of its Representatives) as is reasonably requested by the controlling Party or its counsel.

Section 12.7    Settlement or Compromise.
(a)If the Indemnified Person is controlling the defense of any Third Party Claim, the Indemnified Person shall obtain the prior written Consent of the Indemnifying Person (such Consent not to be unreasonably withheld, conditioned or delayed) before entering into any settlement or compromise of such Third Party Claim. Notwithstanding the foregoing, the Indemnified Person will have the right to settle or compromise any such Third Party Claim without such Consent, provided that in such event (x) the Indemnified Person shall waive any right to indemnification with respect to such Third Party Claim unless such Consent is unreasonably withheld, conditioned or delayed and (y) there shall be no liability on the part of any Indemnifying Person with respect to such Third Party Claim and no recovery from funds held in the Indemnity Escrow Account with respect to such Third Party Claim; provided, further, that any such settlement or compromise (i) does not impose an injunction or other equitable relief on, and contains no admission of wrongdoing by, the Indemnifying Person, and (ii) includes a complete and unconditional release of the Indemnifying Person.
(b)Subject in all respects to the R&W Insurance Policy, if the Indemnifying Person is controlling the defense of such Third Party Claim, the Indemnifying Person shall obtain the prior written Consent of the Indemnified Person before entering into any settlement or compromise of such Third Party Claim unless (i) the Indemnifying Person first enters into an agreement with the Indemnified Person (in form and substance reasonably satisfactory to the Indemnified Person) pursuant to which the Indemnifying Person agrees to be fully responsible for, and to provide full indemnification to the Indemnified Person for, all Losses relating to such Third Party Claim, in each case, solely from the Indemnity Escrow Account and R&W Insurance Policy, as applicable, (ii) such settlement or compromise involves only payment of money damages, (iii) all such money damages will be the responsibility of, and paid in full by, the Indemnifying Person, in each case, solely from the Indemnity Escrow Account and R&W Insurance Policy, as applicable, (iv) such settlement or compromise does not impose an injunction or other equitable relief on, and contains no admission of wrongdoing by, the Indemnified Person, and (v) such settlement or compromise includes a complete and unconditional release of the Indemnified Person.
(c)Any settlement or compromise made or caused to be made by the Indemnified Person or the Indemnifying Person, as the case may be, of any Third Party Claim in accordance with this Section 12.7 shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final Order had been entered by a court of competent jurisdiction in the amount of such settlement or compromise.
Section 12.8    Calculation of Losses. Notwithstanding anything to the contrary in this Agreement, the amount of any Losses suffered or incurred by any Indemnified Person shall be net of any amounts actually recovered by the Indemnified Person under any insurance policy or Contract in connection with the facts giving rise to the right of indemnification hereunder, net of (a) all reasonable and documented out-of-pocket costs and expenses relating to collection of such amounts and (b) any deductible associated therewith. Each Indemnified Person shall use reasonable best efforts to pursue claims under insurance policies, including the R&W Insurance Policy, to the extent coverage is readily available. In furtherance and not in limitation of the foregoing, Purchaser agrees that, with respect to any Losses or portion of any Losses that are subject to insurance coverage under the R&W Insurance Policy (any such Loss, a “R&W Insurance

Covered Loss”) that is (i) recoverable under the R&W Insurance Policy and (ii) in excess of any then applicable “retention” amount under the R&W Insurance Policy, it shall first use reasonable best efforts to recover such portion of such R&W Insurance Covered Loss from the applicable insurers under, and in accordance with, the R&W Insurance Policy, and only if it is reasonably determined that such Losses are not a R&W Insurance Covered Loss (by a court of competent jurisdiction or written agreement among Purchaser, Seller, the applicable Indemnified Person and the applicable insurers under the R&W Insurance Policy), then the Indemnified Person may seek recovery of any remaining unpaid amounts of such Loss from Seller in accordance with, and subject to the limitations set forth in, this Agreement, including Section 12.13.
Section 12.9    Purchase Price Adjustments. To the extent permitted by Law, any amounts payable under Section 12.2 or Section 12.3 shall be treated by Purchaser and Seller as an adjustment to the Purchase Price.
Section 12.10    No Duplication of Recovery. Notwithstanding the fact that any Indemnified Person may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect of any fact, event, condition or circumstance, no Indemnified Person shall be entitled to recover the amount of any Loss suffered by such Indemnified Person more than once (which recovery may, for example, take the form of such Loss being reflected in the calculation of Closing Date Tangible Net Equity), regardless of whether such Loss may be as a result of a breach of more than one representation, warranty, obligation or covenant or otherwise.
Section 12.11    No Right of Contribution. Seller hereby irrevocably waives and releases any right of contribution, subrogation, or indemnification against the Companies with respect to any claim for indemnification for which Seller is or becomes liable under this Agreement and any payment that Seller is or becomes obligated to make to any Purchaser Indemnified Party pursuant to this Article XII.
Section 12.12    Exclusive Remedy. From and after the Closing, except in the case of actual and intentional fraud with respect to the representations and warranties in Article IV and Article V, the sole and exclusive Liability of Seller under or in connection with this Agreement and the transactions contemplated by this Agreement, and the sole and exclusive remedy of the Purchaser Indemnified Parties with respect to any of the foregoing, shall be as set forth in this Article XII and in Section 3.3 and Section 13.17.
Section 12.13    R&W Insurance Policy. Notwithstanding any provision in this Agreement to the contrary, the Purchaser Indemnified Parties acknowledge and agree that: (i) Seller shall not be required to pay the Purchaser Indemnified Parties any amounts with respect to Losses in excess of the funds held in the Indemnity Escrow Account by reason of any indemnification claim pursuant to Section 12.2(a)(i) and Section 12.2(b)(i), other than for claims with respect to the Fundamental Representations, the representations and warranties set forth in Section 5.18 (Taxes) and Indemnifiable Taxes, but only to the extent of any amounts in excess of the maximum amount payable under the R&W Insurance Policy, which shall be the first source of recovery for all such claims and (ii) accordingly once funds held in the Indemnity Escrow Account are exhausted, the sole recourse and remedy of the Purchaser Indemnified Parties for indemnification pursuant to Section 12.2(a)(i) and Section 12.2(b)(i), other than for claims with respect to the Fundamental

Representations, the representations and warranties set forth in Section 5.18 (Taxes) and Indemnifiable Taxes, shall be made against and, to the extent of, the R&W Insurance Policy. NOTWITHSTANDING ANY PROVISION IN THIS AGREEMENT TO THE CONTRARY, BUT WITHOUT AFFECTING THE COMPANIES’ OBLIGATIONS UNDER SECTION 9.7, PURCHASER ON BEHALF OF ITSELF AND THE OTHER PURCHASER INDEMNIFIED PARTIES, ACKNOWLEDGES AND AGREES THAT THE FOREGOING SHALL CONTINUE TO APPLY EVEN IF (i) THE R&W INSURANCE POLICY IS REVOKED, CANCELLED OR MODIFIED, OR EXPIRES, IN ANY MANNER (AND EVEN IF THE R&W INSURANCE POLICY IS NOT ISSUED); (ii) ANY CLAIM MADE AGAINST THE R&W INSURANCE POLICY IS DENIED BY THE UNDERWRITER; OR (iii) ALL AMOUNTS PERMITTED TO BE RECOVERED AGAINST THE R&W INSURANCE POLICY HAVE BEEN RECOVERED.
Section 12.14    Payments. Once a Loss is agreed to by the Indemnifying Person or finally adjudicated to be payable pursuant to this Article XII, the Indemnifying Person shall satisfy its obligations within ten (10) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds (or, if the Indemnifying Person is Seller, in accordance with the Escrow Agreement, to the extent applicable).
Article XIII

MISCELLANEOUS
Section 13.1    Expenses. Except as otherwise expressly provided in this Agreement, each Party shall bear its own fees and expenses with respect to this Agreement and the transactions contemplated by this Agreement.
Section 13.2    Amendments. The Parties may amend, modify, or supplement this Agreement only by a written agreement signed by Purchaser, the Companies, and Seller.
Section 13.3    Notices. Any notice, request, instruction, or other communication to be given under this Agreement by a Party shall be in writing and shall be deemed to have been given to the other Party (a) when delivered, if delivered in person or by overnight delivery service (charges prepaid), (b) when sent, if sent via email (with confirmation of receipt), or (c) when received, if sent by registered or certified mail, return receipt requested, in each case to the address or email address of such Party set forth below and marked to the attention of the designated individual:
(a)If to Seller, Seller Parent or any Company prior to the Closing to:
Bright Health Company of California, Inc.
c/o Bright Health Group, Inc.
8000 Norman Center Drive, Suite 900
Minneapolis, MN 55437
Attention: Jeff Craig, General Counsel
Email: jcraig@brighthealthgroup.com
with a copy (which will not constitute notice) to:

Simpson Thacher & Bartlett LLP
2475 Hanover Street
Palo Alto, CA 94304
Attention: Atif Azher
Email: AAzher@stblaw.com
and
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: Katherine M. Krause
Email: katherine.krause@stblaw.com
(b)If to Purchaser or the Companies post-Closing, to:
Molina Healthcare, Inc.
200 Oceangate, Suite 100
Long Beach, California 90802
Attention: Jeff Barlow, Chief Legal Officer
     Augusto Lima, Deputy General Counsel
Email: jeff.barlow@molinahealthcare.com
     Augusto.lima@molinahealthcare.com

with a copy (which will not constitute notice) to:
Milbank LLP
55 Hudson Yards
New York, NY 10001
Attention: Scott Golenbock
Email: sgolenbock@milbank.com

or to such other individual or address, facsimile number, or email address as a Party may designate for itself by notice given in accordance with this Section 13.3.
Section 13.4    United States Dollars. All payments pursuant to this Agreement shall be made by wire transfer in Dollars in immediately available funds to the account or accounts designated in writing by the payee to the payor.
Section 13.5    Waivers. No failure or delay by a Party in enforcing any of such Party’s rights, remedies, powers or privileges under this Agreement will be deemed to be a waiver of such rights, remedies, powers or privileges. No single or partial exercise of a Party’s rights will be deemed to preclude any other or further exercise of such Party’s rights under this Agreement. No waiver by either Party of any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Except as set forth in Section 10.2 and Section 10.3, no waiver of any of a Party’s rights under this Agreement will be effective unless it is in writing and signed by such Party.
Section 13.6    Assignment. This Agreement will be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as expressly provided herein, no Party may, by operation of Law or otherwise, assign this Agreement or any of such Party’s rights or obligations under this Agreement without the written Consent of the other Parties; provided, however, that Purchaser may, without the prior written consent of Seller, assign any of its rights and interests hereunder to any of its Affiliates that (or, if it is a disregarded entity for U.S. federal income tax purposes, whose regarded owner for U.S. federal income tax purposes) is a U.S. entity that is treated as a corporation for U.S. federal income tax purposes; provided, further, that (i) no such assignment shall be permitted to the extent it would reasonably be expected to materially impede or delay Purchaser’s ability to consummate the transactions contemplated hereby or otherwise give rise to a Burdensome Condition, (ii) no such assignment shall relieve Purchaser of any of its obligations or liabilities hereunder, including its obligation to fund the Purchase Price and its obligations pursuant to Section 13.17 and (iii) any such assignee shall comply with and be able to make the representations and warranties set forth in Article VI.
Section 13.7    No Third Party Beneficiaries. Except as provided in Section 9.6 (with respect to Covered Persons) and Article XII (with respect to Indemnified Persons), this Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or will confer on any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.
Section 13.8    Publicity. The initial press release to be issued by Seller and Seller Parent with respect to this Agreement shall be in the form set forth in Section 13.8 of the Seller Disclosure Schedule. No Party or any of its Representatives may make any other press release or other public disclosure regarding the existence of this Agreement or the Related Agreements, its or their contents, or the transactions contemplated by this Agreement or the Related Agreements without the written Consent of the other Parties, in any case, as to the form, content, and timing and manner of distribution or publication of such press release or other public disclosure (which Consent may not be unreasonably withheld, conditioned, or delayed). Notwithstanding the foregoing, (i) nothing in this Section 13.8 will prevent any Party or its Representatives from making any press release or other disclosure requested by or required to comply with applicable Law or Governmental Authority or to comply with any listing agreement or any applicable reporting requirements or the rules of any stock exchange on which securities of such Party are listed, in which case the Party required to make such press release or other disclosure shall use commercially reasonable efforts to the extent practicable to allow the other Parties reasonable time to review and comment on such release or disclosure in advance of its issuance and such issuing Party shall consider in good faith any reasonable comments of the other Party and (ii)(a) each of Seller, Seller Parent and Purchaser may make press releases or public communications concerning this Agreement that consist solely of information previously disclosed in previous press releases or announcements made by Purchaser, Seller and/or Seller Parent in compliance with this Section 13.8, (b) each of Purchaser, Seller and Seller Parent may make any public statements in response to questions by the press, analysts, investors or analysts or those participating in investor calls or industry conferences, so long as such statements consist of information previously disclosed in previous press releases, public disclosures or public statements made by Purchaser and/or the Companies in compliance with this Section 13.8, and (c) each of Purchaser, Seller and Seller Parent may make any public statements to employees, customers, Payors and Providers, so long as such statements consist of information previously disclosed in previous press releases, public disclosures or public statements made by Purchaser and/or the Companies in compliance with this Section 13.8 or such communication is consistent with any communications plan previously agreed to by Seller or Seller Parent and Purchaser.
Section 13.9    Further Assurances. At any time, before or after the Closing Date, upon the request of any Party, each of the other Parties shall, and shall cause its respective controlled Affiliates and their respective directors and officers to, execute and deliver such assignments, deeds, or other instruments as may be reasonably requested by the requesting Party that are reasonably necessary or desirable in order to evidence and effectuate the transactions contemplated by this Agreement or to carry out the purposes and intent of this Agreement.
Section 13.10    Severability. If any term or provision (or any portion thereof) of this Agreement is declared invalid, illegal, or unenforceable, (a) all other provisions of this Agreement will remain in full force and effect and (b) the Parties shall negotiate in good faith to amend or modify this Agreement to replace such invalid, illegal, or unenforceable provision with a valid, legal, and enforceable provision giving effect to the Parties’ original intent as closely as possible to the maximum extent permitted by Law.
Section 13.11    Entire Agreement. This Agreement (including the Seller Disclosure Schedule, the Purchaser Disclosure Schedule, and the Schedules hereto), the Related Agreements, and the Confidentiality Agreement contain the entire agreement among the Parties and supersede all prior agreements, arrangements, and understandings, written or oral, among the Parties relating to the subject matter of this Agreement, the Related Agreements, and the Confidentiality Agreement. The Seller Disclosure Schedule, Purchaser Disclosure Schedule, Schedules and Related Agreements are hereby incorporated in and made a part of this Agreement as if set forth in full herein. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules, the Seller Disclosure Schedule or Purchaser Disclosure (other than an exception expressly set forth as such in the Seller Disclosure Schedule or Purchaser Disclosure Schedule, as applicable), or Related Agreements, the statements in the body of this Agreement will control.
Section 13.12    No Strict Construction. The Parties agree that they have each been represented by counsel and participated in the negotiation and drafting of the terms of this Agreement. The Parties agree that this Agreement shall be construed as if drafted jointly by the Parties, and any presumption or rule of legal interpretation to the effect that any ambiguity is to be resolved against the drafting party will not apply in interpreting this Agreement.
Section 13.13    Governing Law. This Agreement, and all claims or causes of action that are based on, arise out of, or relate to this Agreement, will be governed by and construed in accordance with the Laws of the State of Delaware without regard to its conflicts of law rules and any other Law (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws (including the statute of limitations) of any jurisdiction other than the State of Delaware.
Section 13.14    Jurisdiction, Service, and Venue. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, solely if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 13.14, (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or Proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or Proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the Parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 13.3 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.
Section 13.15    WAIVER OF TRIAL BY JURY. EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (B) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 13.15.
Section 13.16    No Rescission. Except in the case of fraud, no Party shall be entitled to rescind the transactions contemplated hereby by virtue of any failure of any Party’s representations and warranties herein to have been true or any failure by any Party to perform its obligations hereunder or otherwise.

Section 13.17    Equitable Relief. Each Party acknowledges that (a) money damages would be an insufficient remedy for any actual or threatened breach of this Agreement by such Party, (b) any such breach would cause the other Parties irreparable harm, and (c) in addition to any other remedies available at Law or in equity, and subject to the further provisions of this Section 13.17, the other Parties will be entitled to equitable relief by way of injunction, specific performance, or otherwise, without posting any bond or other undertaking, for any actual or threatened breach of or failure to perform under this Agreement by such Party, including that Seller and each Company shall be entitled to specific performance or other equitable remedy to enforce Purchaser’s obligations to fund the Purchase Price and to consummate the Closing. No Party will contest the appropriateness of any injunction or specific performance as a remedy for a breach or threatened breach of, or other failure to perform under, this Agreement.
Section 13.18    Conflict of Interest. It is acknowledged by each of the parties that Seller and the Companies have retained STB and certain other legal counsel (each, a “Counsel”) to act as its counsel in connection with the transactions contemplated hereby and that STB and each other Counsel have not acted as counsel for any other party in connection with the transactions contemplated hereby and that none of the other parties has the status of a client of STB or any other Counsel for conflict of interest or any other purposes as a result thereof. Each of Purchaser and the Companies hereby agree that, in the event that a dispute arises after the Closing between Purchaser, a Company, on the one hand, and Seller or its Affiliates, on the other hand, STB and each other Counsel may represent any or all of Seller or its Affiliates in such dispute even though the interests of some or all of Seller or its Affiliates may be directly adverse to such Company and even though STB and/or such other Counsel formerly may have represented such Company in a matter substantially related to such dispute; provided, however, that this sentence shall not apply if STB and/or such other Counsel, at the time of such dispute, is handling adversarial proceedings for Purchaser or a Company. The Companies acknowledge and agree that, in connection with any future dispute between Purchaser, the Companies and their respective Affiliates, on the one hand, and any of Seller and/or its Affiliates, on the other hand, with respect to the transactions contemplated by this Agreement, as to all communications among STB, each other Counsel, the Companies and/or Seller or any of its Affiliates that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to Seller and/or such Affiliates, as applicable, and may be controlled by Seller and/or such Affiliates, as applicable, and shall not pass to or be claimed by Purchaser, the Companies or any of their respective Affiliates.
Section 13.19    No Waiver of Privilege; Protection from Disclosure or Use. Nothing in this Agreement will be deemed to be a waiver of any attorney-client privilege, work product protection, or other protection from disclosure or use. The Parties have undertaken reasonable efforts to prevent the disclosure of any information that may be confidential, subject to a claim of privilege, or otherwise protected from disclosure or use but, notwithstanding such efforts, the consummation of the transactions contemplated by this Agreement could result in the inadvertent disclosure of such information. The Parties agree that any such inadvertent disclosure of information that may be confidential, subject to a claim of privilege, or otherwise protected from disclosure or use will not constitute a waiver of or otherwise prejudice any claim of confidentiality, privilege, or protection from disclosure, and further agree to use commercially reasonable efforts to return any inadvertently disclosed information to the disclosing Party promptly upon becoming aware of its existence. Promptly following the return of any inadvertently disclosed information, the Party returning such information shall destroy any and all copies, summaries, descriptions, or notes of such inadvertently disclosed information, including electronic versions thereof, and all portions of larger documents or communications that contain such copies, summaries, descriptions, or notes.
Section 13.20    Counterparts. This Agreement may be signed and delivered in any number of counterparts, each of which is an original and all of which taken together shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, portable document format (PDF), DocuSign or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement shall be disregarded in determining a Party’s intent or the effectiveness of such signature.
Section 13.21    Obligations and Liabilities of Seller, Seller Parent and the Companies. Seller Parent shall cause Seller and its Subsidiaries (including the Companies for the time period from the date hereof and until the Closing Date) to execute, deliver, and perform their respective obligations under this Agreement and its Related Agreements and to consummate the transactions contemplated by this Agreement and its Related Agreements.
[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.
PURCHASER:

By: /s/ Mark Keim
Name: Mark Keim
Title: Chief Financial Officer

[Signature Page to Stock Purchase Agreement]

SELLER PARENT:

BRIGHT HEALTH GROUP, INC.

By: /s/ G. Mike Mikan
Name: G. Mike Mikan
Title: President and Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

SELLER:

BRIGHT HEALTH COMPANY OF CALIFORNIA, INC.

By: /s/ Jeff Craig
Name: Jeff Craig
Title: Secretary

BND:

UNIVERSAL CARE, INC.

By: /s/ Jeff Craig
Name: Jeff Craig
Title: Secretary

CHP:

CENTRAL HEALTH PLAN OF CALIFORNIA, INC.

By: /s/ Jeff Craig
Name: Jeff Craig
Title: Secretary